Exhibit 99.2.1

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document contains information with respect to the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração S.A. (“Omega Geração”) by Omega Energia S.A. (“Omega Energia”).

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This document contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.

MANAGEMENT PROPOSAL OF OMEGA GERAÇÃO S.A. FOR THE
ANNUAL AND EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

September 25, 2021

OMEGA GERAÇÃO S.A.

MANAGEMENT PROPOSAL FOR THE EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

Proposal prepared by the management of Omega Geração S.A. for shareholders attendance in the Extraordinary Shareholders’ Meeting of the Company, to be held on October 28, 2021.

September 25, 2021

OMEGA GERAÇÃO S.A.
(Publicly-Held Company)

National Corporate Taxpayers Register (CNPJ) No. 09.149.503/0001-06

State Registration

NIRE No. 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

CONTENTS

EXHIBIT IV........98
EXHIBIT V........148
EXHIBIT VI........164
EXHIBIT VII........169
BYLAWS........170
CHAPTER I........170
NAME, TERM, OFFICES AND PURPOSE........170
CHAPTER III........175
SHAREHOLDERS' MEETING........175
V. Section I General Provisions........178
VI. Section II Board of Directors........180
VII. Section III Audit Committee and Risk Management........186
VIII. Section IV Board of Executive Officers........188
CHAPTER V........195
FISCAL COUNCIL........195
CHAPTER VI........195
FISCAL YEAR, PROFITS AND DIVIDENDS........195
CHAPTER VIII........199
PROTECTION OF SHAREHOLDING DISTRIBUTION........199
CHAPTER IX........203
DISSOLUTION AND LIQUIDATION........203
CHAPTER X........203
SHAREHOLDERS' AGREEMENT........203
CHAPTER XI........204
ARBITRATION CLAUSE........204
CHAPTER XII........204
FINAL PROVISIONS........204

1 PURPOSE........7
2 DOCUMENTS AVAILABLE TO THE SHAREHOLDERS........8
3 CALL NOTICE OF THE SHAREHOLDERS' MEETING........9
4 PLACE OF THE SHAREHOLDERS' MEETING........9

5 INFORMATION FOR ATTENDING THE SHAREHOLDERS' MEETING 10
5.1 REMOTE VOTING FORM 12
5.2 Powers-of-attorney 14
6 INSTALLATION OF THE SHAREHOLDERS' MEETING 15
7 RESOLUTIONS 15
8 MINUTES OF THE SHAREHOLDERS' MEETING 16
9 ANALYSIS OF THE MATTERS TO BE DISCUSSED AT THE EXTRAORDINARY SHAREHOLDERS' MEETING 16
9.1 Approval of Protocol and Justification. 17
9.1.1 Capital Increases 20
9.2 Approval of the merger of Shares, the effectiveness of which will be subject to the implementation of the Conditions Precedent for the merger of Shares. 21
9.2.1 Comparative Exchange Ratio 24
9.2.2 Withdrawal Right 24
9.2.3 Conditions Precedent 26
9.3 Assumption, by Omega Energia, of the Third Plan and of the Second Program, keeping the current conditions to the beneficiaries, with the consequent extinction of the Third Plan in the context of Omega Geração, the effectiveness of which shall be subject to the fulfillment of the Conditions Precedent for the Merger of Shares. 27
10 CONCLUSIONS 29
EXHIBIT I 30
EXHIBIT II 37
EXHIBIT III 66
EXHIBIT IV 98
EXHIBIT V 148
EXHIBIT VI 164
EXHIBIT VII 169
BYLAWS 170
CHAPTER I 170
NAME, TERM, OFFICES AND PURPOSE 170
CHAPTER III 175
SHAREHOLDERS' MEETING 175
V. Section I General Provisions 178
VI. Section II Board of Directors 180
VII. Section III Audit Committee and Risk Management 186
VIII. Section IV Board of Executive Officers 188
CHAPTER V 195
FISCAL COUNCIL 195
CHAPTER VI 195

OMEGA GERAÇÃO S.A.
(Publicly-Held Company)

CNPJ No. 09.149.503/0001-06

NIRE No. 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

Dear Shareholders,

The Management of OMEGA GERAÇÃO S.A., a corporation having its head office in the city of Belo Horizonte, State of Minas Gerais, at Avenida Barbacena, No. 472, 4th floor, suite 401, Barro Preto, Postal Code 30190-130, with its articles of organization filed with the Commercial Registry of the State of Minas Gerais under NIRE No. 31.300.093.10-7, enrolled with the National Corporate Taxpayers’ Register of the Ministry of Economy (“CNPJ/ME”) under No. 09.149.503/0001-06, registered with the Brazilian Securities Commission (“CVM”) as a publicly-held “A”- category company under code No. 02342-6 (“Company” or “Omega Geração”), pursuant to the provisions of Law No. 6.404 of December 15, 1976, as amended (“Corporation Law”), CVM Instruction No. 480 of December 7, 2009, as amended (“ICVM 480/09”), and CVM Instruction No. 481 of December 17, 2009, as amended (“ICVM 481/09”), hereby presents this proposal (“Proposal”), which will be submitted for analysis and discussion at the Extraordinary Shareholders’ Meeting of the Company to be held in first call on October 28, 2021 at 1 p.m. at the Company’s head office (“Shareholders’ Meeting” or “AGE”).

1           PURPOSE

The purpose of this Proposal is to have the matters that will be examined, discussed and voted at the Shareholders’ Meeting analyzed, to wit:

(i)	approval of the Private Instrument of Protocol and Justification of Merger of Shares of Omega Geração S.A. into Omega Energia S.A. (“Omega Energia” and “Protocol and Justification”);
(ii)	approval of merger of the totality of the shares issued by Omega Geração into Omega Energia (“Merger of Shares”), the effectiveness of which will be subject to the implementation of certain conditions precedent, provided for in the Protocol and Justification (“Conditions Precedent for the Merger of

Shares”);

(iii)	assumption, by Omega Energia, of the obligations deriving from the “Third Stock Option Plan” (“Third Plan”) and of the “Second Stock Option Program” currently in effect (“Second Program”), on terms and in conditions substantially similar to the current conditions granted to the beneficiaries, with the consequent extinction of the Third Plan in the context of Omega Geração, the effectiveness of which will be subject to the implementation of the Conditions Precedent for the Merger of Shares; and
(iv)	authorization for the managers, upon confirmation of the implementation of the Conditions Precedent for the Merger of Shares, to perform all acts required to materialize the resolutions above, including, among others, subscription of the increase of the capital stock of Omega Energia, to be paid through the merger of the totality of the shares issued by Omega Geração, by the shareholders of Omega Geração.

2           DOCUMENTS AVAILABLE TO THE SHAREHOLDERS

In compliance with the applicable legislation and regulation, especially the provisions of articles 133 and 135, paragraph 3 of the Corporation Law, ICVM 480/09 and ICVM 481/09, the management of the Company made available to the Shareholders, one (1) month in advance in relation to the date scheduled for the holding of the Shareholders’ Meeting, the following documents:

(i)	pro forma financial statements of Omega Energia, evidencing the effects of the Capital Increase, as defined in the Protocol and Justification, and of the Merger of Shares (“Pro Forma Statements of Omega Energia”), with reasonable assurance report issued by Ernst & Young Auditores Independentes S.S., with head office at Avenida Presidente Juscelino Kubitschek, No. 1.909 Torre Norte – 7th floor, enrolled with the CNPJ/ME under No. 61.366.936/0001-25, organized pursuant to the Brazilian Law and an independent-member firm of EY Global, a limited liability company of the United Kingdom operating as a central coordination entity of the EY Network of independent firms (“Omega Energia Auditor”), in compliance with the regulation in force;
(ii)	combined financial statements of Omega Energia referring to June 30, 2021, (“Combined Statements of Omega Energia”), with audit report issued by the Omega Energia Auditor, in compliance with the regulation in force;

(iii)	financial statements of Omega Energia referring to June 30, 2021 (“Statements of Omega Energia”), with audit report issued by the Omega Energia Auditor, in compliance with the regulation in force;
(iv)	opinion of the Company’s Fiscal Council on the proposal for the Merger of Shares;

(v)               the Protocol and Justification and respective exhibits;

(vi)             remote voting form; and

(vii)           this Proposal and its respective exhibits.

The documents indicated above are available to the Shareholders at the Company’s headquarters and on the Company’s website (http://www.omegageracao.com.br), as well as on the CVM website (http://www.cvm.gov.br/) and on B3 S.A. - Brasil, Bolsa, Balcão website (“B3”) (http://www.b3.com.br/) on the world wide web.

3           CALL NOTICE OF THE SHAREHOLDERS’ MEETING

Pursuant to article 124 of the Corporation Law, the Shareholders’ Meeting will be called through announcement published three times, at least, on the newspapers normally used by the Company, informing the place, date and time of the Shareholders’ Meeting, as well as its respective agenda.

Also pursuant to the Corporation Law, the first publication of the call notice of shareholders’ meeting for publicly-held companies will be made upon at least 21 days’ prior notice, on the Union’s Official Gazette where the Company’s head office is located and on a leading newspaper, available at the location of the head office. The term of prior notice for the second call for the Shareholders’ Meeting, if necessary, is eight days.

Nevertheless, the Shareholders’ Meeting will be deemed regular and validly installed, irrespective of the formalities described above, if all shareholders of the Company attend the Shareholders’ Meeting, as per paragraph 4 of article 124 of the Corporation Law.

4           PLACE OF THE SHAREHOLDERS’ MEETING

In view of the facts involving the COVID-19 pandemic (“Coronavirus”), as well as the risks involved and the role of the entire collectivity in mitigating its spread, the Company recommends that the shareholders choose to send their votes through remote voting form or power-of-attorney for proxies made available by the Company at the Shareholders’

Meeting, which shall be held at the building where the Company is headquartered, located in the Municipality of Belo Horizonte, State of Minas Gerais, at Avenida Barbacena, No. 472, 4th floor, suite 401, Barro Preto, Postal Code 30190-130, following the guidelines contained in Item 5.

5           INFORMATION FOR ATTENDING THE SHAREHOLDERS’ MEETING

In view of the facts involving the COVID-19 pandemic (“Coronavirus”), as well as the risks involved and the role of the entire collectivity in mitigating its spread, the Company recommends that the shareholders choose to send their votes through remote voting form or power-of-attorney for attorneys-in-fact made available by the Company at the Shareholders’ Meeting, which shall be held at the building where the Company is headquartered, located in the Municipality of Belo Horizonte, State of Minas Gerais, at Avenida Barbacena, No. 472, 4th floor, suite 401, Barro Preto, Postal Code 30190-130, as per the following guidelines.

Pursuant to article 126 of the Corporation Law, article 17 of the Company’s Bylaws and the guidelines contained in item 12.2 of the Company’s Reference Form, in order to attend the Shareholders’ Meeting, the shareholders shall present the following documents to the Company:

(i)	identity document (Identity Card – R.G.), Driver’s License (CNH), passport, identity cards issued by professional councils or professional cards issued by Government’s bodies, provided that they have a picture of their holder;
(ii)	proof issued by the financial institution providing bookkeeping services of the Company’s shares upon prior notice sent at least five days in advance from the date when the Shareholders’ Meeting will be held;
(iii)	in case of representation of the shareholder, the original document or a certified copy of the power-of-attorney with certified signature or digitally signed through a digital certificate (ICP-Brasil), duly regularized pursuant to the law; and/or;
(iv)	as to shareholders participating in fungible custody of registered shares, the slip containing the respective equity interest, issued by the proper body.

The representative of the shareholder that is a legal entity shall submit a regular copy of the following documents: (a) articles of association or bylaws; and (b) corporate act of election of the manager who (b.i) will be attending the Shareholders’ Meeting as a representative of the legal entity, or (b.ii) grants a power-of-attorney to a third-party, so that the latter may represent the shareholder that is a legal entity.

Concerning investment funds, the representation of the unit holders at the Shareholders’ Meeting shall be incumbent to the administrator or managing institution, observing the provisions of the fund’s bylaws regarding the holder of powers to exercise voting rights of the shares and assets in the fund’s portfolio. In such case, the representative of the fund’s administrator or manager shall, in addition to the corporate documents mentioned above relating to the manager or administrator, submit a regular copy of the fund’s regulations, duly registered with the proper body.

Additionally, in compliance with the provisions of article 654, paragraph 1 and paragraph 2 of Law No. 10.406, of January 10, 2002, as amended (“Civil Code”), the power-of-attorney shall contain the indication of the place where it was issued, the full identification of grantor and grantee, the date and the purpose of the grant with the designation and the extent of the powers granted, with certification of signature of the grantor by a notary public or a digital certificate signature (ICP-Brasil).

It is worth mentioning that (i) the shareholders individuals of the Company may only be represented at the Shareholders’ Meeting by an attorney-in-fact who is a shareholder, manager of the Company, attorney or financial institution, as provided for in article 126, paragraph 1, of the Corporation Law; and (ii) the legal entities that are shareholders of the Company may, pursuant to the decision of the CVM in the context of CVM Proceeding RJ2014/3578, judged on November 4, 2014, be represented by an attorney-in-fact appointed in compliance with its articles of association or bylaws and pursuant to the rules of the Civil Code, without the need for such person being a manager of the Company, shareholder or attorney-at-law.

The documents of the shareholders issued abroad must contain certification of the signatures by a Notary Public, must be apostilled or, if the Country where the document was issued is not a signatory of the Hague Convention (Apostille Convention), they must be legalized at the Brazilian Consulate, translated by a certified translator enrolled with the Commercial Registry and registered with the Registry of Deeds and Documents, pursuant to the legislation in force.

For purposes of better organizing the Shareholders’ Meeting, the proper documents confirming the capacity of shareholder of the Company must be sent, as well as the representation powers, upon three (3) business days’ prior notice counted from the date of the holding of the Shareholders’ Meeting, as per article 17 of the Company’s Bylaws.

The documents must be sent to the care of the Investor Relations Department, by e-mail, to rigeracao@omegageracao.com.br.

5.1    REMOTE VOTING FORM

In order to facilitate the attendance of the Shareholders in the AGE, remote voting forms were made available by the Company, on this date, on the Company’s website (http://www.omegageracao.com.br/) , on CVM’s website (http://www.cvm.gov.br) and on B3’s website (http://www.b3.com.br/pt br/) on the world wide web, in printable or manual filling out versions.

The remote voting form contains the matters included in the agenda for the Extraordinary Shareholders’ Meeting, listed in item 1 of this Proposal.

The shareholders who choose to cast their votes remotely at the Shareholders’ Meeting shall fill in the remote voting form(s) made available by the Company, indicating if they wish to approve, reject or refrain from voting in the resolutions described in the form, with due regard for the following procedures.

a)                 Sending of the form directly to the Company

After filling in the form, observing if the requirements provided for in art. 21-M of ICVM 481/09 have been met, the Shareholders shall send the following documents to the Company:

(i)	the remote voting form related to the Shareholders’ Meeting, with all fields duly filled in, all pages initialed and the last page signed by the shareholder or his legal representative(s), with certified signature or digitally signed using the ICP-Brasil digital certificate; and
(ii)	copy of a proper identification document of the shareholder or of his legal representative signing the form, pursuant to the instructions contained in item 5 of this Proposal.

In order to be validly accepted, the voting forms, accompanied by the respective documentation indicated above, shall be received by the Company, in proper order, through e-mail and through the postal service, up to October 20, 2021. The documents must be forwarded to the Investor Relations Department (i) through electronic means, via e-mail sent to rigeracao@omegageracao.com.br; and (ii) in physical means, to the following address: Rua Elvira Ferraz, No. 68, 12th floor, Vila Olímpia, Postal Code 04552-040, São Paulo/SP.

As per article 21-U of ICVM 481/09, within 3 days counted from receipt of the e-mail indicated above, the Company will communicate the shareholders, through an email sent to the electronic address informed by the shareholders in the remote voting form: (i) the receipt of the remote voting form, as well as if the form and possible documents accompanying it are sufficient for the vote cast by the shareholder to be deemed valid; or (ii) the need to rectify or resend the remote voting form or the documents accompanying it, describing the procedures and terms required to regularize the remote voting.

The votes cast by shareholders will not be considered in cases where the remote voting form and/or the representation documents of the shareholders listed above are sent (or resent and/or rectified, as the case may be) in disagreement with the sending terms and formalities indicated above.

b)                Sending through service providers

As per the option given by article 21-B of ICVM 481/09, in addition to sending the remote voting form directly to the Company, the shareholders may send instructions for filling in the remote voting form to providers of service of collection and transmission of instructions for filling in the remote voting form, provided that such instructions be sent up to October 20, 2021, or on another specific date indicated by the respective service providers.

Hence, the voting instructions may be sent through a custodian of the shareholders holding shares issued by the Company that are deposited in a central depository or, if the shares are in a bookkeeping environment, through Itaú Corretora de Valores S.A.

The custodian and Itaú Corretora de Valores S.A. will review the voting instructions provided by the shareholders, but are not responsible for checking the eligibility of the shareholder to exercise the voting right, which shall be checked by the Company.

The voting instructions made by shareholders of shares issued by the Company who are in a bookkeeping environment, through Itaú Corretora de Valores S.A., shall be made through the website Itaú Assembleia Digital. Voting through the site will require registration and a digital certificate. Information on the registration and a step-by-step guide on how to issue the digital certificate can be found at: http://www.itau.com.br/securitiesservices/assembleiadigital/.

The shareholders shall contact their respective custodians and Itaú Corretora de Valores S.A., if they need additional information, in order to check the procedures they established for the issuance of the voting instructions via form, as well as the documents and information required for such. Said service providers shall communicate the shareholders of the receipt of the voting instructions or the need to rectify or resend and shall observe the procedures and applicable terms.

In the case of shareholders who have part of the Company’s shares in custody and another part in a bookkeeping environment, or who have shares in custody by more than one custodian, the voting instructions may be sent to one institution only, provided that the vote shall always be considered based on the total number of shares held by the shareholder.

c)     Additional information

Additionally, the Company points out that:

(i)	if there are discrepancies between a form received directly by the Company and the voting instruction collected by the bookkeeper (as contained in the voting map provided by the bookkeeper) for the same CPF (Individual Taxpayers Register) or CNPJ/ME number, the voting instruction from the bookkeeper shall prevail, pursuant to the provisions of paragraph 2 of article 21-W of ICVM 481/09;
(ii)	as determined by article 21-S of ICVM 481/09, the B3’s Central Depository, upon receiving the voting instructions from the shareholders through their respective custodians, will disregard possible different instructions in relation to the same resolution that may have been issued by the same registration number with the CPF or the CNPJ/ME;
(iii)	upon closing of the term for remote voting, that is, on October 20, 2021 (inclusive), the shareholder will no longer be able to change the voting instructions already sent, except at the Shareholders’ Meeting, in presence or through power-of-attorney, by expressly requesting the disregard of the voting instructions sent via the form prior to the putting up of the respective items for voting; and

(iv)	as provided for in article 21-X of ICVM 481/09, remote voting instructions shall be regularly considered in the event of a postponement of the Meeting or if it must be held on second call, provided that such possible postponement or holding of the meeting on second call do not exceed 30 days from the date initially provided for its holding on first call.

5.2     Powers-of-attorney

The power-of-attorney forms for utilization by the shareholders who choose such way to participate can be found in Exhibit I. The form shows the persons from the Company who may represent the shareholders who choose such form of representation.

The sending of the power-of-attorney as per the form found in Exhibit I by the shareholders who choose such form of attendance is not mandatory and does not represent a public request for power-of-attorney.

The power-of-attorney instruments granted in Brazil must have their signature certified by a Notary Office, or must be digitally signed using a digital certificate (ICP-Brasil), and the power-of-attorney instruments granted abroad must have their signatures duly notarized, as well as be legalized before the Brazilian consulate or apostilled; they must be translated into Portuguese by a certified translator and registered with the Registry of Deeds and Documents, pursuant to the legislation in force.

The grant of powers of representation for attendance at the Shareholders’ Meeting shall have been made less than one year before is date, as per article 126, paragraph 1 of the Corporation Law.

6           INSTALLATION OF THE SHAREHOLDERS’ MEETING

As a general rule, provided for in article 125 of the Corporation Law, the shareholders’ meetings shall be installed on first call with the attendance of shareholders representing at least 1/4 of the shares with voting right and, on second call, with any number of shareholders holding shares with voting right.

7           RESOLUTIONS

As a general rule, provided for in article 129 of the Corporation Law and in article 19 of the Company’s Bylaws, the resolutions of the shareholders’ meetings, with due regard for the exceptions provided for in the law, shall be made by qualified majority of votes, disregarding abstentions from voting.

Under article 136, the merger of a company into another shall be subject to the approval of holders of shares representing at least 50% of the capital stock with voting rights. In this sense, the approval of the Merger of Shares will depend on the approval by holders of at least 50% of the capital stock entitled to vote.

In attention to CVM Guiding Opinion No. 35 (“Opinion 35”), Lambda 3 Fundo de Investimento em Participações Multiestratégia (“FIP Lambda”) and Tarpon Gestora de Recursos Ltda. (“Tarpon Gestora”), as the manager of investment vehicles holding shares of Omega Geração (“Tarpon Vehicles”), will only exercise their voting right on items I and II of the Agenda if the Merger of Shares is approved by the majority of minority shareholders attending, and to the extent required to complete the majority for resolutions legally established, in such a way that the decision to perform the merger of shares shall be exclusively incumbent upon non-controlling shareholders of Omega Geração.

8           MINUTES OF THE SHAREHOLDERS’ MEETING

The works of the shareholders’ meetings are documented in writing, in minutes drawn-up in the “Book of Minutes of Shareholders’ Meetings”, which will be signed by the members of the board and by the shareholders attending (article 130, main provision, of the Corporation Law). Although it is recommendable that all shareholders attending sign the minutes, it shall be valid if signed by shareholders holding sufficient shares to form the necessary majority for the resolutions of the shareholders’ meeting (article 130, main provision, of the Corporation Law).

Article 20, paragraph 1 of the Company’s Bylaws, in accordance with article 130, paragraph 1 of the Corporation Law, establishes that the minutes of shareholders’ meetings of the Company be drawn-up in the form of a summary of the facts occurred, including divergencies and protests, containing only the transcription of the resolutions made; the documents, proposals, declarations of vote or dissidence referred to in the minutes shall be sequentially numbered, certified by the board and by any shareholder who requests them, and filed at the company (article 130, paragraph 1, ‘a’, of the Corporation Law). Additionally, the board will, by request of an interested shareholder, certify a unit or copy of the proposal, declaration of vote or dissenting vote, or protest submitted (article 130, paragraph 1, ‘b’ of the Corporation Law).

Pursuant to the legislation in force, certificates will be made from the minutes of the shareholders’ meeting, duly certified by the chairperson and secretary (article 130, paragraph 1 of the Corporation Law), which shall be sent electronically to the CVM and to B3, registered with the Commercial Registry of the State where the Company has its head office and published in the Official Gazette and on a leading newspaper, (article 135, paragraph 1, c/w article 289 of the Corporation Law). Additionally, publicly-held companies may, provided that authorized by the shareholders’ meeting, publish the minutes omitting the shareholders’ signatures (article 130, paragraph 2 of the Corporation Law).

Hence, the Management proposes that the minutes of the Shareholders’ Meeting be drawn-up as a summary of the facts occurred, observing the requirements mentioned above, and that they be published with the omission of the shareholders’ signatures.

9	ANALYSIS OF THE MATTERS TO BE DISCUSSED AT THE EXTRAORDINARY SHAREHOLDERS’ MEETING

The purpose of this section is to analyze the matters submitted for your analysis at the Shareholders’ Meeting, thus allowing for your convincing and informed decision-making,

as reflected by the Shareholders.

9.1     Approval of Protocol and Justification.

The Protocol and Justification, containing all terms, clauses, conditions and justification for the Merger of Shares, was executed by the managements of the Company and the Absorbed Companies on September 24, 2021, and divulged on the Company’s website, (http://www.omegageracao.com.br), as well as in the module of periodical and occasional information of Empresas.NET System (“IPE Module”) (“Meeting” category, “AGE” class, “Protocol and Justification of Merger, Spin-off or Consolidation” type), which can be accessed on the websites of the CVM (http://www.cvm.gov.br/) and B3 (http://www.b3.com.br/).

Pursuant to the Protocol and Justification, the operation presented herein consists in combining the Company’s renewable electric power business that has already reached the operational stage (“Generation Business”) with renewable electric power business under development (“Business under Development”) of Omega Desenvolvimento S.A. (“Omega Desenvolvimento” and “Business Combination”).

The Business Combination proposal approved by the Board of Directors involves the consolidation of the Business under Development and the Generation Business in a new holding company, named Omega Energia, to be registered as a publicly-held company under category “A” and listed in the Novo Mercado, a special segment of stock market of B3 S.A. - Brasil, Bolsa, Balcão (“Novo Mercado”). Omega Energia will be the exclusive vehicle of the current controlling shareholders of Omega Geração while they remain controlling Omega Energia, to explore Business under Development in Brazil.

The Business Combination contemplates (i) the contribution to Omega Energia, before the Merger of Shares, (a) of 100% of the shares issued by Omega Desenvolvimento; and (b) of the totality of the shares issued by the Company, held by the controlling shareholders; and (ii) the Merger of Shares, through which the Company will become a wholly-owned subsidiary of Omega Energia and the current shareholders of the Company will become shareholders of Omega.

The Business Combination, upon resulting in a single holding that develops, implements and operates renewable projects, will allow for the creation of a digital, integrated platform of clean energy services. The result will be a fully integrated platform, based on 4 pillars:

(i)	Energy Solutions – Simpler, cleaner and cheaper digital products: Energy-based products that best meet the needs of consumers, adding value and simplifying the energy acquisition process.

(ii)	Intensive Use of Technology – Connecting stakeholders and expanding margins: Digitalization of the operation of Omega Energia through intensive use of technology and development of new applications to solve problems, connecting its stakeholders in a more agile and efficient manner.
(iii)	Development and Management of Renewable Assets – Largest Brazilian renewable generation company: Omega Energia, through its subsidiaries, will hold 1,869 MW of installed capacity and a pipeline of 5,855 MW in renewable projects under development.
(iv)	Impact and Sustainability-Oriented Initiatives: The mission of OmegaEnergia will continue to ensure the development of an organization that seeks to cause a positive impact for all and is focused on a sustainable energy market and a more prosper world, promoting an open, fair, free market, with more opportunities.

Additionally, the Business Combination will result in relevant positive effects to the shareholders of Omega Geração, by virtue of:

•	Wider scope of activities. The Business Combination represents, to the shareholders of Omega Geração, the opportunity to participate in a company with a wider scope of activities, including the development of renewable energy assets, complementing the activities currently developed by Omega Geração.
•	Full participation in Omega Comercializadora. The Business Combination represents, to the shareholders of Omega Geração, the opportunity to hold the totality of the capital stock of Omega Comercializadora S.A. (“Omega Comercializados”), thus holding the entirety of the digital platform for purchase of energy launched by Omega Comercializadora in September, 2020.
•	Investment opportunity. The Business Combination will result in an increase of investment opportunities for the Company, upon expanding the company’s operation scope to a segment that has been responsible for relevant investments throughout the last years and that, in general, brings financial returns above the average of the electric energy generation segment Omega Geração currently participates in.

•	Investment capacity. The Business Combination will result in the increase of the investment capacity of Omega Geração, upon consolidating the shareholders in a single company.
•	Synergies. It is expected that the Business Combination results in synergies originating from the reduction of administrative expenses and optimization of the tax structure, through the use of tax credits and losses, simplifying the companies’ governance. Such potential efficiencies and optimization opportunities, added to reduction of expenses, may lead to savings of up to R$1.0 billion in the companies’ combined business plan, at current values of 2021.
•	Governance. It will solve potential conflicts of interest originated from transactions between related parties, upon consolidating the shareholders in a single company.

The Business Combination may also generate consistent positive effects by increasing the capacity to attract investments through the financial and capital market and improvement in the appreciation of the assets of the Parties, thus creating value to the shareholders.

The managements of Omega Energia and of the Company believe that the formalization of the Merger of Shares, upon consolidating the Business under Development and the Generation Business into Omega Energia, will keep the shareholders of the Company exposed to the risks of the Generation Business, contained in section 4 of the Company’s reference form. Furthermore, the shareholders of Omega Energia will also be subject to the risks of the Business under Development, as detailed in Exhibit II and in Exhibit III of this Proposal.

Concerning the Protocol and Justification, it is estimated that the total costs and expenses to execute and formalize the Merger of Shares, including the fees of counsel, appraisers and auditors, as well as the costs for preparing and publishing corporate acts will be approximately R$33,000,000.00.

In view of the foregoing, and with due regard for the terms and conditions of the Protocol and Justification, and considering the expected benefits, the risks involved and the estimates of related costs, the Management of the Company understands that the Merger of Shares is fully justifiable and in line with the Company’s interest.

Hence, the Management of the Company proposes the approval of the Protocol and

Justification.

The terms starting with a capital letter and not defined in this Proposal shall have the meaning ascribed to them in the Protocol and Justification.

In attention to Opinion 35, FIP Lambda and Tarpon Gestora de Recursos Ltda. Tarpon Gestora, as the manager of the Tarpon Vehicles, will only exercise their voting right in relation to this item of the agenda if it is approved by the majority of non-controlling shareholders attending, and to the extent required to complete the majority for resolutions legally provided for, in such a way that the decision of approving the Protocol and Justification shall be exclusively incumbent upon the non-controlling shareholders of Omega Geração.

9.1.1        Capital Increases

On this date, the shareholders’ meeting of Omega Energia approved an increase of the capital stock of Omega Energia, in the amount of R$102,646,603.83, through the issuance of 102,646,603 new common, registered shares, without par value, fully subscribed by LAMBDA 3 FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA and its subsidiaries (“FIP Lambda”), and Mako Fundo de Investimento em Participações Multiestratégia - Investimento no Exterior (“FIP Mako”), which are funds managed by Omega Gestora de Recursos Ltda. (“Omega Gestora”) and Tarpon Gestora, respectively, paid-in by way of the contribution of 102,646,601 common, registered shares, without par value, representing 100% of the total and voting capital stock of Omega Desenvolvimento, holding of the Business under Development, under the condition precedent of granting of the registration of publicly-held company of the “A” category before the CVM (“Registration Application”) and the admission of its shares in the stock exchange market administered by B3 (“Capital Increase OE - OD”).

Next, the shareholders’ meeting of Omega Energia approved a second increase of the capital stock of Omega Energia in the amount of R$1,338,393,231.38, through the issuance of 109,711,038 new common, registered shares without par value, fully subscribed by the investment vehicles of Tarpon Gestora which are holders of shares of the Company (“Tarpon Gestora Vehicles”), paid-in by way of contribution of 73,640,375 common, registered, book-entry shares without par value issued by Omega Geração, under the condition precedent of granting of registration as a publicly-held company to Omega Energia before the CVM and the admission of the shares of Omega Energia for trading in the stock exchange market administered by B3 (“Capital Increase OE - OG” and, together with the Capital Increase OE - OG, the “Capital Increases”).

9.2	Approval of the merger of Shares, the effectiveness of which will be subject to the implementation of the Conditions Precedent for the merger of Shares.

Pursuant to the provisions of article 252 of the Corporation Law, the merger of shares is an operation through which the totality of the shares comprising the capital stock of a company is absorbed by the equity of another Company, the absorbed company becoming a wholly-owned subsidiary of the merging company.

As described no item 9.1 of this Proposal and on the terms of the Protocol and Justification, the Business Combination seeks to concentrate the Business under Development and the Generation Business in a single holding with shares listed in the Novo Mercado of B3 through the Merger of Shares.

The Merger of Shares will result in an increase of the capital stock of Omega Energia, with the issuance of new common, registered, book-entry shares without par value issued by Omega Energia, which will be subscribed by the managers of Omega Geração on behalf of the shareholders of the Company and paid through the merger of the shares issued by Omega Geração.

As per the Protocol and Justification, the exchange ratio of the shares of Omega Geração by shares of Omega Energia was fixed based on the economic value of the shares of Omega Energia and of Omega Geração, considering an economic-financial analyses report prepared by Lazard Assessoria Financeira Ltda., a limited business company with its head office in the City of São Paulo, State of São Paulo, at Avenida Faria Lima, No. 2277, 8th floor, suites 803/803, Jardim Paulistano, Postal Code 01452-000, enrolled with the CNPJ/ME under No. 06.955.244/0001-04, as contained in Exhibit 10.2 of the Protocol and Justification. It results from the division (a) of the economic value per share of Omega Geração, (b) by the economic value per share of Omega Energia, as shown below:

	Economic Value (R$)	Shares (#)	Value per Share Ação (R$)
Omega Geração	7,863,888,040.00	199,930,339	39.333140129373
Omega Energia	5,606,507,189.05	212,357,741	26.401237659872
Exchange Ratio			1.489821827147

Upon materialization of the Merger of Shares, on the Closing Date, the shareholders of Omega Geração, except for Omega Energia, will receive 1.489821827147 new common shares of Omega Energia for each one (1) common, registered share without par value issued by Omega Geração (“Exchange Ratio”).

Omega Energia will absorb a total of 126,289,964 common, registered, book-entry shares without par value issued by the Company, which corresponds to the total number of shares of the Company on the closing date of the Merger of Shares on fully diluted bases, as follows (“Absorbed Shares”): (i) the 137,158 shares to be issued by the Company in favor of the beneficiaries of the “Second Stock Option Plan”, approved by the extraordinary shareholders’ meeting of Omega Geração held on May 12, 2017 (“Second Plan” and the “Options”) which already exercised their Options, but not received shares; (ii) 3,236,980 new common shares to be issued as a result of the merger of Santa Vitória do Palmar Holding S.A. (“SVP” and “SVP Merger”) and the merger of Eólica Chuí IX S.A. (“Chuí IX”), of Eólica Hermenegildo I S.A. (“Hermenegildo I”), of Eólica Hermenegildo II S.A. (“Hermenegildo II”) and Eólica Hermenegildo III S.A. (“Hermenegildo III” and the “ Hermenegildo Merger”), approved on April 30, 2021 by the annual and extraordinary shareholders’ meeting of the Company; (iii) disregarding the 41,000 shares in treasury; and (iv) disregarding the 73,640,375 shares of the Company that will be owned by Omega Energia upon consummation of the Merger of Shares.

The chart below summarizes the calculation of the shares of the Company to be absorbed:

Current shares	196,597,201
Shares in treasury	(41,000)
Total shares (ex-treasury)	196,556,201
Shares to be issued - Second Plan	137,158
Total of shares adjusted by the SOP	196,693,359
Shares issued in the SPV Merger	3,236,607
Shares issued in the Merger of Lot 2 - Chuí	373
Total shares on fully diluted bases	199,930,339
Shares of Omega Energia on the Closing Date	(73,640,375)
Total of shares to be absorbed	126,289,964

The Merger of Shares will result in the increase of the capital stock of Omega Energia in the amount of R$2,295,284,794.63, through the issuance of 188,149,544 new common, registered, book-entry shares without par value, for the issuance price of R$12,199257812870 per share, to be subscribed by the Company on behalf of its shareholders, in the proportion of their equity interest in the Absorbed Company and, on the Closing Date, paid-in through the merger of the Absorbed Shares, as per article 252 of the Corporation Law.

Pursuant to the Protocol and Justification, the Exchange Ratio shall be adjusted proportionally, in case of:

(i)	modification of the number of shares in the capital of Omega Energia, including by reason of any and all splits, combination and share bonuses of Omega Geração occurred from the date of execution of the Protocol and Justification and the Closing Date, except for the Capital Increase, which has already been contemplated in the calculation of the Exchange Ratio;
(ii)	modification of the number of shares of the capital of Omega Geração, including by reason of any and all splits, combination and share bonuses of Omega Geração occurred from the date of execution of the Protocol and Justification and the Closing Date;

(iii)	quantity of shares issued by Omega Geração in treasury on the Closing Date; and

(iv)	proceeds (including dividends and interest on equity) that may be declared by Omega Energia or by Omega Geração from the date of execution of the Protocol and Justification and the Closing Date.

For purposes of calculating the common shares to be issued by Omega Energia in substitution of the shares of Omega Geração, the shares issued by Omega Geração held in treasury on the Closing Date will be discounted from the total shares issued by Omega Geração.

The Merger of Shares shall not result in the extinction of shares issued by Omega Geração which, on the Closing Date, except for the shares in treasury, shall all be owned by Omega Energia.

The final quantity of new common shares to be subscribed by Omega Geração, on behalf of its shareholders, in the proportion of the respective equity interests in the capital stock of Omega Geração and paid-in through the transfer of the shares of Omega Geração to be absorbed by Omega Energia, shall correspond to the product of the multiplication: (a) of the total of shares issued by Omega Geração on the Closing Date, irrespective of the class or type, disregarding the shares in treasury on the Closing Date; by the (b) Exchange Ratio, adjusted on the terms of the Protocol and Justification, as applicable.

Any fractions of common shares assigned to the shareholders of Omega Geração at the time of the Merger of Shares shall be grouped in integer numbers, sold by Omega Energia in the stock market, and the net proceeds of the sale shall be proportionally divided between holders of fractions of common shares of Omega Energia.

In compliance with article 20-A of ICVM 481/09 and with article 12 of CVM Instruction

No. 565, of June 15, 2015 (“ICVM 565/15”), Exhibit II contains the information on the Merger of Shares, requested pursuant to Exhibit 20-A to ICVM 481/09.

In attention to Opinion 35, FIP Lambda and Tarpon Gestora de Recursos Ltda. Tarpon Gestora, as the manager of the Tarpon Vehicles, will only exercise their voting right concerning this item of the agenda if it is approved by the majority of non-controlling shareholders attending, and to the extent required to complete the majority for resolution legally provided for, in such a way that the decision to perform the Merger of Shares shall be exclusively incumbent upon the non-controlling shareholders of Omega Geração.

9.2.1        Comparative Exchange Ratio

As provided for in article 264 of the Corporation Law and in article 8 of ICVM 565/15, for informational and comparative purposes, the exchange ratio of the shares of Omega Geração by shares of Omega Energia was calculated based on the net equity criterion of Omega Geração and on the net equity of Omega Energia, adjusted at market value. The comparative exchange ratio is the result of the division (a) of the adjusted net equity value at market value per share of Omega Geração, (b) by the adjusted net equity value at market value per share of Omega Energia.

If the exchange ratio were calculated based on the criterion of net equity at market value, the shareholders of Omega Geração would receive 1.791848584 new common shares issued by Omega Energia for each common, registered, book-entry share without par value they held, issued by Omega Geração (“Comparative Exchange Ratio”).

9.2.2        Withdrawal Right

The shareholders of Omega Geração that do not approve the Merger of Shares, whether due to disagreement, abstention or failure to attend the meeting shall be assured the right to withdraw from Omega Geração, pursuant to article 252, paragraph 1 of the Corporation Law.

The shareholders may exercise the withdrawal right in relation to the shares of Omega Geração of which they were provenly the holders, on an uninterrupted manner as of September 24, 2021, with due regard for the negotiations made up to this day, the date of the notice of material fact informing of the Merger of Shares, and up to the Closing Date, on the terms of article 137, paragraph 1, of the Corporation Law.

Pursuant to the provisions of article 230 and of article 137, IV, paragraph 1 and paragraph 4 of the Corporation Law, the shareholders of Omega Geração shall, subject to peremption, exercise their withdrawal right within 30 days counted from the publication of the minutes of the extraordinary shareholders’ meeting of Omega Geração that approves the Merger of Shares.

The shareholders who exercise the withdrawal right from Omega Geração will receive, by reason of reimbursement, the amount of R$19.562005009804 per share, which corresponds to the equity value of the shares of Omega Geração, disregarding the shares in treasury, as per the approved financial statements of Omega Geração on December 31, 2020, observing the terms of article 45, paragraph 1 of the Corporation Law, with due regard for the possibility of review of the reimbursement amount.

The value of the reimbursed shares shall be paid to the withdrawing shareholders on the Closing Date.

Pursuant to article 45, paragraph 2 of the Corporation Law, the shareholders withdrawing from Omega Geração may, upon withdrawing, request the preparation of a special balance sheet to determine the amount to be reimbursed for the shares. The special balance sheet shall be prepared on a date before the approval of the Merger of Shares, which date shall be fixed by the management of Omega Geração, observing the term of no more than 60 days from the date of preparation of the special balance sheet and the date of approval of the Merger of Shares.

If there is a request for a special balance sheet, the requesting shareholder will receive, on the Closing Date, 80% of the reimbursement amount calculated based on the net equity of Omega Geração on December 31, 2020, and the balance, if any, will be paid within 120 days counted from the Closing Date.

The shareholders withdrawing from Omega Geração who disagree with the resolution that approves the Merger of Shares may choose to receive, upon exercise of their withdrawal right, as reimbursement, the amount of R$24.221866192866 per share, which corresponds to the equity value of the shares of Omega Geração, adjusted at market value, disregarding the shares in treasury, as per appraisal to be conducted pursuant to article 264 of the Corporation Law.

Pursuant to article 45, paragraph 5 of the Corporation Law, the reimbursement shall be paid using the profit reserves of Omega Geração, except for the unavailable reserves, as per article 7, paragraph 1, I, of CVM Instruction No. 567 of September 17, 2015 (“ICVM 567”), and the reimbursed shares shall be held in treasury for subsequent cancelation and/or disposal.

Specific procedures to exercise the withdrawal right will be timely divulged upon approval of the Merger of Shares by the AGE.

Exhibit VI contains information about the withdrawal right and the value for reimbursement of the shares, as required by article 20 of ICVM 481/09.

In view of the foregoing, the Management proposes the approval of the Merger of Shares, with due regard for the terms and conditions described in the Protocol and Justification.

9.2.3        Conditions Precedent

The effectiveness of the Merger of Shares will be subject, as per articles 125 and 126 of the Civil Code, to the cumulative implementation or waiver, as applicable, of the following Conditions Precedent for the Merger of Shares:

(i) Registration of Omega Energia as a publicly-held company. Obtainment of the registration of Omega Energia as a publicly-held company, category “A” before the CVM;

(ii) Listing and admission of the shares of Omega Energia at B3. Approval of the request for listing of Omega Energia as an issuer of shares before B3, and admission of the trading of the shares issued by Omega Energia in the Novo Mercado;

(iii) Capital Increases. Implementation of the Capital Increases, with the effective transfer of the totality of the shares of Omega Desenvolvimento and of Omega Geração to Omega Energia;

(iv) No Restrictions. Inexistence of Applicable Law in force prohibiting, suspending, altering or limiting the consummation of the Merger of Shares;

(v)	Inexistence of judicial, administrative or arbitration dispute. No action or proceeding, either judicial, administrative or arbitral seeking to prohibit, limit or postpone the Merger of Shares, or question its validity or legitimacy shall be in course;

(vi) Consummation of the SPV Merger. The SPV Merger shall have been consummated, with the effective increase of the capital stock of Omega Geração and the issuance of new common shares to the shareholders of SPV, on the terms approved by the shareholders’ meeting of Omega Geração; and

(vii)	Consummation of the Hermenegildo Merger. The Hermenegildo Merger shall have been consummated, with the effective increase of the capital stock of Omega Geração and the issuance of new common shares to the shareholders of the absorbed companies, on the terms approved by the shareholders’ meeting of Omega Geração.

The Merger of Shares shall produce all effects fully and automatically, without additional formalities, on a date to be defined at a meeting of the Board of Directors held to confirm the implementation of the Conditions Precedent for the Merger of Shares (“RCA Omega Energia - Merger of Shares”), provided that such date shall observe a minimum term of four Business Days counted from the disclosure of the RCA Omega Energia — Merger of Shares (“Closing Date”).

The Board of Directors of Omega Energia may waive compliance with any of the Conditions Precedent for the Merger of Shares, except for the obtainment of the registration of Omega Energia as a publicly-held company and the obtainment of the listing of Omega Energia in the Novo Mercado, which cannot not be waived without the approval of the shareholders’ meeting of Omega Geração.

9.3	Assumption, by Omega Energia, of the Third Plan and of the Second Program, keeping the current conditions to the beneficiaries, with the consequent extinction of the Third Plan in the context of Omega Geração, the effectiveness of which shall be subject to the fulfillment of the Conditions Precedent for the Merger of Shares.

At the Extraordinary Shareholders’ Meeting of Omega Geração held on May 12, 2017, the shareholders of Omega Geração approved the Second Stock Option Plan of Omega Geração (“Second Plan”). At the meeting of the Board of Directors of Omega Geração held on May 12, 2017, in the context of the Second Plan, the First Stock Option Program (“First Program of the Second Plan”) and the Second Stock Option Program (“Second Program of the Second Plan” were in turn approved and, together with the First Program of the Second Plan, the “Programs of the Second Plan”).

On this date, all Options granted in the context of the Programs of the Second Plan have already been fully exercised, but 137,158 shares have not yet been issued to the respective beneficiaries of Options exercised during the Second Plan. The Company, however, will issue such shares to these beneficiaries prior to the implementation of the Merger of Shares and such new shares have already been included in the calculation of the Exchange Ratio. Immediately after the delivery of said shares, the Second Plan will be extinguished and no more options will be granted in its context.

The Third Plan, in turn, was approved at the extraordinary shareholders’ meeting of Omega Geração held on April 30, 2020. On the terms of the Third Plan, its management is conferred upon the Board of Directors, which has the authority to, among other measures, approve programs to grant stock options with specific conditions for each grant.

In the context of the Third Plan, the First Stock Option Program (“First Program”), the Second Program and the Third Stock Option Program (“Third Program”) were approved at the meeting of the Board of Directors of Omega Geração held on June 29, 2020.

The objective of the Third Plan is to grant executives, statutory Officers appointed according to the Bylaws of the Company or not, managers, supervisors and employees of the Company and of its subsidiaries, deemed to play key roles in the development of the business of the Company and of its subsidiaries, selected by the Board of Directors (“Participants”), Stock Options of Omega Geração, so as to:

i.              Encourage expansion, success and performance of the Company’s objectives;

ii.	Align the interests of the shareholders of the Company to those of managers and employees of the Company and of its subsidiaries, through the participation together with the other shareholders in the appreciation of the shares, as well as in the risks the Company is exposed to; and
iii.	Enable the Company or subsidiaries to attract and retain managers and employees deemed to be key executives, offering them the possibility to, on the terms and conditions provided for in the Third Plan, become shareholders of the Company.

The Third Plan allows for the grant of Options that entitle the right to acquire at most 6,027,288 common, registered, book-entry shares without par value issued by Omega Geração.

On this date there are no Options granted or which can be exercised in the context of the First Program or the Third Program. In the context of the Second Program, though, there are (i) 1,620,923 Options to be granted, and (ii) 2,401,800 Options that have been granted, but cannot be exercised yet by the beneficiaries.

If the Merger of Shares is approved, though, Omega Energia will hold the totality of the shares issued by Omega Geração and the exercise of the Options would result in the acquisition of illiquid shares, which would go against the objectives of the Third Plan. Furthermore, the Merger of Shares will result in a restructuring of the administrative activities of the Company, which shall be focused on Omega Energia.

In view of all that, and pursuant to the terms and conditions of the Third Plan, the Management proposes that Omega Energia substantially undertakes to abide by the rules of the Third Plan and of the Second Program, ensuring the beneficiaries of this program (current and future) the receipt of up to 5,993,141 common, registered shares without par value issued by Omega Energia, with strike at R$ 33.00, and the consequent extinction of the Third

Plan and of all its programs in the context of Omega Geração, under the condition precedent that the Merger of Shares be approved by the shareholders at the AGE.

9.4	authorization for the managers, once the implementation of the Conditions Precedent for the Merger of Shares is verified, to practice all acts required for the execution of the resolutions above, including, among others, the subscription of the increase of the capital stock of Omega Energia, to be paid-in through the merger of the totality of the shares issued by Omega Geração, on behalf of the shareholders of Omega Geração.

Finally, it is hereby proposed that the managers of the Company be authorized to perform all acts required to execute the resolutions proposed above.

10        CONCLUSIONS

For the above reasons, the Management of the Company submits this Proposal for the analysis of the shareholders at the Shareholders’ Meeting of the Company, recommending its full approval.

Belo Horizonte, September 25, 2021.

José Carlos Reis de Magalhães Neto
Chairman of the Board of Directors

OMEGA GERAÇÃO S.A.
(Publicly-Held Company)

CNPJ No. 09.149.503/0001-06

NIRE No. 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

EXHIBIT I

FORMS OF POWER OF ATTORNEY TO INDIVIDUALS AND LEGAL ENTITIES

[INDIVIDUAL FORM]

POWER OF ATTORNEY

1.                  GRANTOR:

•      [Name], [nationality], [marital status], [profession], Identity Card (RG) No. [XX], enrolled with the Individual Taxpayer Register (CPF) under No. [XX], residing and domiciled in the City of [XX], State of [XX], at [XX] (“Grantor”), hereby names and appoints as its legal attorneys-in-fact:

2.                  GRANTEES:

•      Mr. Alan Teixeira de Carvalho, Brazilian citizen, married, accountant, enrolled with the CPF/ME under No. 995.574.796-04, RG No. 8.897.610, issued by the Public Security Department (SSP/MG), residing and domiciled in the Municipality of Belo Horizonte, State of Minas Gerais, with offices at Avenida Barbacena, No. 472, 4th floor, 401, district of Barro Preto, Postal Code (CEP) 30190-130, City of Belo Horizonte, State of Minas Gerais;

•      Andrea Sztajn, Brazilian citizen, single, business manager, RG No. 28.155.659-3 (SSP/SP), enrolled with the CPF under No. 302.199.438-50, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040;

•      Ms. Livia Mariz Junqueira, Brazilian citizen, attorney–at-law, RG No. 28.507.702-8 (SSP/SP), enrolled with the CPF under No. 307.056.988-90, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040;

•      Ms. Clarissa Falcão Rebello, Brazilian citizen, attorney–at-law, married, RG No. 20.511.262-6 (DETRAN/RJ), enrolled with the CPF under No. 104.957.137-16, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040; and

•      Ms. Lidiana Cristina Antunes dos Anjos, Brazilian citizen, RG No. 35.941.014-5 (SSP/SP), enrolled with the CPF under No. 393.125.748-76, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040; all of whom with powers to

3.                  POWERS

•	For the specific purpose of representing, individually or jointly, Grantor as a shareholder of OMEGA GERAÇÃO S.A., a publicly-held company, with its principal place of business at Avenida Barbacena, No. 477, 4th floor, suite 401, in the City of Belo Horizonte, State of Minas Gerais, enrolled with the National Corporate Taxpayer Register of the Ministry of Economy (CNPJ/ME) under No. 09.149.503/0001-06 (the “Company”) at the Annual and Extraordinary Shareholders’ Meeting of the Company to be held, on first call, on October 28, 2021, and, in case of a second call, on a date to be set by the second call notice to be published by the Company under the applicable law (“Extraordinary Shareholders’ Meeting”), provided that the Grantees may, individually or jointly, unrestrictedly exercise all the rights of Grantor as a shareholder of the Company, including the specific purpose of voting in strict compliance with the following guidelines, in accordance with the call notice agenda and management proposal published for this Extraordinary Shareholders’ Meeting (unless otherwise provided for herein):
(i)	approval of the Private Instrument of Protocol and Justification of Merger of Shares of Omega Geração S.A. into Omega Energia S.A. (“Omega Energia” and “Protocol and Justification”).

The Grantees shall vote:

For	Against	Refrain
[ ]	[ ]	[ ]

(ii)	approval of the merger of all shares issued by Omega Geração into Omega Energia (“Merger of Shares”), the effectiveness of which shall be subject to implementation of certain conditions precedent provided for in the Protocol and Justification (“Merger of Shares Conditions Precedent”).

The Grantees shall vote:

For	Against	Refrain
[ ]	[ ]	[ ]

(iii)              assumption by Omega Energia of the obligations under the “Third

Stock Call Option Plan (“Third Plan”) and the “Second Stock Call Option Program” currently in full force and effect (“Second Program”), pursuant to terms and conditions substantially similar to the current conditions granted to the beneficiaries, with the consequent termination of the Third Plan in relation to Omega Geração, whose effectiveness shall be subject to implementation of the Merger of Shares Conditions Precedent.

The Grantees shall vote:

For	Against	Refrain
[ ]	[ ]	[ ]

(iv)	authorization for the managers, once the implementation of the Merger of Shares Conditions Precedent has been verified, to perform all the acts necessary to carry out the aforementioned resolutions, including, without limitation, subscription of the increase of the capital stock of Omega Energia, to be paid in by means of merger of all shares issued by Omega Geração, on behalf of the shareholders of Omega Geração.

The Grantees shall vote:

Approve	Reject	Refrain
[ ]	[ ]	[ ]

• Grantees may also execute corporate books, shareholders’ attendance lists, records and minutes of the meetings and any other corporate books or documents, and perform any other acts that may be necessary for accurate compliance with this power of attorney, which may be substituted in whole or in part.

• This instrument shall be in full force and effect for a period of 90 days from the date hereof.

[Place], [xx] [xx], 2021.

[Signature]

[NAME]

[LEGAL ENTITY FORM]

POWER OF ATTORNEY

1.         GRANTOR:

•	[corporate name], [corporate type], enrolled with the National Corporate Taxpayer Register of the Ministry of economy (CNPJ/ME) under No. [XX], with its principal place of business in the City of [XX] (“Grantor”), herein represented by its legal representatives, hereby names and appoints as its lawful attorneys-in-fact:

2.         GRANTEES:

•	Mr. Alan Teixeira de Carvalho, Brazilian citizen, married, accountant, enrolled with the CPF/MF under No. 995.574.796-04, RG No. 8.897.610, issued by the Public Security Department (SSP/MG), residing and domiciled in the Municipality of Belo Horizonte, State of Minas Gerais, with offices at Avenida Barbacena, No. 472, 4th floor, 401, district of Barro Preto, Postal Code (CEP) 30190-130, City of Belo Horizonte, State of Minas Gerais;
•	Andrea Sztajn, Brazilian citizen, single, business manager, RG No. 28.155.659-3 (SSP/SP), enrolled with the CPF under No. 302.199.438-50, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040;
•	Ms. Livia Mariz Junqueira, Brazilian citizen, attorney–at-law, RG No. 28.507.702-8 (SSP/SP), enrolled with the CPF under No. 307.056.988-90, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040;
•	Ms. Clarissa Falcão Rebello, Brazilian citizen, attorney–at-law, married, RG No. 20.511.262-6 (DETRAN/RJ), enrolled with the CPF under No. 104.957.137-16, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040; and
•	Ms. Lidiana Cristina Antunes dos Anjos, Brazilian citizen, RG No. 35.941.014-5 (SSP/SP), enrolled with the CPF under No. 393.125.748-76, residing and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Elvira Ferraz, 68, 12th floor, Vila Olímpia, CEP 04552-040; all of whom with powers to

3.         POWERS

• For the specific purpose of representing, individually or jointly, Grantor as a shareholder of OMEGA GERAÇÃO S.A., a publicly-held company, with its principal place of business at Avenida Barbacena, No. 477, 4th floor, suite 401, in the City of Belo Horizonte, State of Minas Gerais, enrolled with the CNPJ/ME under No. 09.149.503/0001-06 (the “Company”) at the Annual and Extraordinary Shareholders’ Meeting of the Company to be held, on first call, on October 28, 2021, and, in case of a second call, on a date to be set by the second call notice to be published by the Company under the applicable law (“Extraordinary Shareholders’ Meeting”), provided that the Grantees may, individually or jointly, unrestrictedly exercise all the rights of Grantor as a shareholder of the Company, including the specific purpose of voting in strict compliance with the following guidelines, in accordance with the call notice agenda and management proposal published for this Extraordinary Shareholders’ Meeting (unless otherwise provided for herein):

(i)	approval of the Private Instrument of Protocol and Justification of Merger of Shares of Omega Geração S.A. into Omega Energia S.A. (“Omega Energia” and “Protocol and Justification”).

The Grantees shall vote:

For	Against	Refrain
[ ]	[ ]	[ ]

(ii)	approval of the merger of all shares issued by Omega Geração into Omega Energia (“Merger of Shares”), the effectiveness of which shall be subject to implementation of certain conditions precedent provided for in the Protocol and Justification (“Merger of Shares Conditions Precedent”).

The Grantees shall vote:

For	Against	Refrain

[ ]	[ ]	[ ]

(iii)                       assumption by Omega Energia of the obligations under the “Third

Stock Call Option Plan (“Third Plan”) and the “Second Stock Call Option Program” currently in full force and effect (“Second Program”), pursuant to terms and conditions substantially similar to the current conditions granted to the beneficiaries, with the consequent termination of the Third Plan in relation to Omega Geração, whose effectiveness shall be subject to implementation of the Merger of Shares Conditions Precedent

The Grantees shall vote:

For	Against	Refrain
[ ]	[ ]	[ ]

(iv)	authorization for the managers, once the implementation of the Merger of Shares Conditions Precedent has been verified, to perform all the acts necessary to carry out the aforementioned resolutions, including, without limitation, subscription of the increase of the capital stock of Omega Energia, to be paid in by means of merger of all shares issued by Omega Geração, on behalf of the shareholders of Omega Geração.

The Grantees shall vote:

Approve	Reject	Refrain
[ ]	[ ]	[ ]

Grantees may also execute corporate books, shareholders’ attendance lists, records and minutes of the meetings and any other corporate books or documents, and perform any other acts that may be necessary for accurate compliance with this power of attorney, which may be substituted in whole or in part.

This instrument shall be in full force and effect for a period of 90 days from the date hereof.

[Place], [xx] [xx], 2021.

[Signature]

[NAME]

OMEGA GERAÇÃO S.A.
(publicly-held company)

CNPJ No. 09.149.503/0001-06

State Registration Number (NIRE) 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

EXHIBIT II

INFORMATION ON THE MERGER OF SHARES, REQUIRED PURSUANT TO

EXHIBIT 20-A TO ICVM 481/09

(Exhibit 20-A to ICVM 481)

EXHIBIT II

INFORMATION ON THE MERGER OF SHARES, REQUESTED IN THE FORM OF
EXHIBIT 20-A TO ICVM 481/09

(Exhibit 20-A to ICVM 481)

1.	Protocol and justification of the transaction, pursuant to the provisions of articles 224 and 225 of Law No. 6.404 of 1976.

The Protocol and Justification, containing all terms, clauses, conditions and justification of the Merger of Shares, was disclosed on the website of the Company, (http://www.omegageracao.com.br), and in the IPE Module of the Empresas.NET System (category "Meeting", type "AGE", subtype "Protocol and Justification of Merger, Spin-Off or Consolidation"), which may be accessed on the websites of CVM (http://www.cvm.gov.br/) and of B3 (http://www.b3.com.br/).

2.	Other agreements, contracts and pre-contracts regulating the exercise of voting rights or the transfer of shares issued by the surviving or resulting companies, filed at the company’s head offices or to which the company’s controlling shareholder is a party.

There are no other agreements, contracts and pre-contracts regulating the exercise of voting right or the transfer of shares issued by companies surviving or resulting from the Merger of Shares, filed at the Company’s head offices or to which the company’s controlling shareholder is a party.

3.                  Description of the transaction, including:

a.                  Terms and conditions

Merger of all shares that compose the capital stock of Omega Geração into Omega Energia, which company will be, on the Closing Date, under common control with Omega Geração and shall have been listed in the special listing segment of B3 named “Novo Mercado”.

The implementation of the Merger of Shares shall be subject to verification of the Conditions Precedent of the Merger of Shares, as set forth in the Protocol and Justification, and it shall only produce effects, in case the Merger of Shares is approved by the shareholders’ meetings of the Company and of Omega Energia, when these conditions are met (or waived, as the case may be), in accordance with the confirmation of the Board of Directors of Omega Energia.

The terms and conditions of the Merger of Shares, including the conditions precedent, are described in further detail in the Protocol and Justification.

Assuruá IV

On April 5, 2021, as approved by the Committee of Transactions with Assets of Related Parties, the Company executed with Omega Gestora de Recursos Ltda. and Tarpon Gestora, in the capacity as discretionary managers of the funds responsible for the investment in certain assets named “Assuruá 4”, a preliminary agreement to formalize the grant among the parties of call and put options of shares of the holding Omega Desenvolvimento de Energia 4 S.A. (“OD4”), holder of the specific purpose companies (“SPEs”) organized to explore Assuruá 4, which were contributed to a capital increase of Omega Desenvolvimento, a subsidiary of Omega Energia, on September 21, 2021.

Considering that, on the Closing Date, the Company and Omega Desenvolvimento shall be fully held by Omega Energia, the subject matter of the preliminary agreement will no longer apply.

Exercise of Stock Options

Within the scope of the “Second Plan of Grant of Stock Options”, approved by the extraordinary shareholders’ meeting of Omega Geração held on May 12, 2017 (“Second Plan”), stock options have been exercised for the acquisition of 137,158 shares (“Options”) issued by the Company, but which have not been delivered to their respective beneficiaries to date.

In this respect, before the Merger of Shares, Omega Geração shall issue 137,158 new common registered book-entry shares, without par value, of Omega Geração and subscribed by the beneficiaries of the Options. The new shares to be issued have already been reflected in the Exchange Ratio, considering that they shall occur before implementation of the Merger of Shares, and they shall be merged upon implementation of the Merger of Shares.

SVP Merger and Merger of the Lot 2 SPE - Chuí

On April 30, 2021, the annual and extraordinary shareholders’ meeting of Omega Geração approved, among other matters, (a) the merger of Santa Vitória do Palmar Holding S.A. ("SVP" and "SVP Merger"); (b) the merger of Eólica Chuí IX S.A. ("Chuí IX"), of Eólica Hermenegildo I S.A. ("Hermenegildo I"), of Eólica Hermenegildo II S.A. ("Hermenegildo II") and of Eólica Hermenegildo III S.A. ("Hermenegildo III" and "Merger of the Lot 2 SPE — Chuí").

Upon verification of the conditions precedent of the SVP Merger and of the Lot 2 Merger - Chuí, the following shall be issued: (i) in favor of SVP’s shareholder, 3,236,607 new common registered book-entry shares, without par value, of Omega Geração; (ii) and in favor of the shareholder of the absorbed companies of the Merger of the Lot 2 SPE - Chuí, 373 new common registered book-entry shares, without par value, of Omega Geração.

The new shares to be issued to the shareholders of SVP and of the absorbed companies of the Merger of the Lot 2 SPE - Chuí have already been taken into consideration in the Exchange Ratio, considering that they shall occur before implementation of the Merger of Shares, and they shall be merged upon implementation of the Merger of Shares.

Capital Increases - Omega Energia

On September 24, 2021, the shareholders’ meeting of the Company approved, conditional upon obtainment, by the Company, of the registration as issuer of securities category "A" and of admission of its shares in the organized stock-exchange market administrated by B3, its capital increase and the issue of new shares to be subscribed and paid by means of the contribution of 100% of the shares of Omega Desenvolvimento S.A. ("Omega Desenvolvimento"), a closely-held company that engages in the activities of holding of equity interest and development, either directly or by means of a joint venture (partnership), consortium or any other company in which the Company holds interest, in renewable energy assets, but not limited to, small hydroelectric power plants (PCH), wind farms (CGE) and solar and biomass-fired thermoelectric power plants (UTE), as well as in other companies and in activities ancillary to achievement of its corporate purpose ("OE – OG Capital Increase").

On the same date, the shareholders’ meeting of Omega Energia approved, conditional upon obtainment, by the Company, of the registration as issuer of securities category "A" and of admission of its shares in the organized stock-exchange market administrated by B3, its capital increase and the issue of new shares to be subscribed and paid by means of the contribution of 73,640,375 common registered book-entry shares, without par value, of Omega Geração ("OE – OG Capital Increase" and, jointly with the Capital Increase OE - OG, the "OE Capital Increases").

The OE Capital Increases have already been reflected in the Exchange Ratio, considering that they shall occur before implementation of the Merger of Shares. The shares held by Omega Energia on the Closing Date shall not be merged and have not been included for the effects of calculating the Exchange Ratio.

b.                  Obligations to indemnify:

The Protocol and Justification does not provide on any obligation to indemnify among the Company, Omega Energia and the shareholders of Omega Energia.

i.                        The managers of any of the involved companies:

The Protocol and Justification does not provide on any obligation to indemnify among the Company, Omega Energia and the shareholders of Omega Energia.

ii.                      In case the transaction is not implemented:

The Protocol and Justification does not provide on any obligation to indemnify among the Company, Omega Energia and the shareholders of Omega Energia.

c.	Comparative table of the rights, benefits and restrictions of the shares of the involved or surviving companies, before and after the transaction

Before the Merger of Shares

Common Shares of Omega Geração	Common Shares of Omega Energia
✓ Each share grants the right to one (1) vote at the resolutions of the shareholders’ meeting.	✓ Each share grants the right to one (1) vote at the resolutions of the shareholders’ meeting.
✓ To inspect, in the form set forth in the Corporation Law, the managers’ management.	To inspect, in the form set forth in the Brazilian Corporate Law, the managers’ management.
✓ To participate in the company’s profit, with the distribution in each fiscal year of a minimum dividend corresponding to 25% of the adjusted net income of the fiscal year.	✓ To participate in the company’s profit, with the distribution in each fiscal year of a minimum dividend corresponding to 25% of the adjusted net income of the fiscal year.

Common Shares of Omega Geração	Common Shares of Omega Energia
✓ Right to leave the company in the cases set forth by law, upon reimbursement of the price of its shares, calculated based on the Company’s net equity.	✓ Right to leave the company in the cases set forth by law, upon reimbursement of the price of its shares, calculated based on the Company’s net equity.
✓ Participate in the Company’s capital increases made by means of capitalization of profits or reserves.	✓ Participate in the Company’s capital increases made by means of capitalization of profits or reserves.
✓ Right to participate in the remaining assets and reimbursement of capital in the event of liquidation of the Company’s assets, calculated based on the amount of the capital stock.	✓ Right to participate in the remaining assets and reimbursement of capital in the event of liquidation of the Company’s assets, calculated based on the amount of the capital stock.
✓ Right of inclusion in a public offering for the acquisition of shares resulting from the disposition of the company’s control at the same price per share and under the same conditions offered to the disposing controlling shareholder.	✓ Right of inclusion in a public offering for the acquisition of shares resulting from the disposition of the company’s control at the same price per share and under the same conditions offered to the disposing controlling shareholder.

After the Merger of Shares

Common Shares of Omega Geração	Common Shares of Omega Energia
✓ Each share grants the right to one (1) vote at the resolutions of the shareholders’ meeting.	✓ Each share grants the right to one (1) vote at the resolutions of the shareholders’ meeting.
✓ To inspect, in the form set forth in the Corporation Law, the managers’ management.	✓ To inspect, in the form set forth in the Corporation Law, the managers’ management.
✓ To participate in the company’s profit, with the distribution in each fiscal year of a minimum dividend corresponding to 25% of the adjusted net income of the fiscal year.	✓ To participate in the company’s profit, with the distribution in each fiscal year of a minimum dividend corresponding to 25% of the adjusted net income of the fiscal year.
✓ Right to leave the company in the cases set forth by law, upon reimbursement of the price of its shares,	✓ Right to leave the company in the cases set forth by law, upon reimbursement of the price of its shares,

Common Shares of Omega Geração	Common Shares of Omega Energia
calculated based on the company’s shareholders' equity.	calculated based on the company’s net equity.
✓ Participate in the Company’s capital increases made by means of capitalization of profits or reserves.	✓ Participate in the Company’s capital increases made by means of capitalization of profits or reserves.
✓ Right to participate in the remaining assets and reimbursement of capital in the event of liquidation of the Company’s assets, calculated based on the amount of the capital stock.	✓ Right to participate in the remaining assets and reimbursement of capital in the event of liquidation of the Company’s assets, calculated based on the amount of the capital stock.
✓ Right of inclusion in a public offering for the acquisition of shares resulting from the disposition of the company’s control at the same price per share and under the same conditions offered to the disposing controlling shareholder.	✓ Right of inclusion in a public offering for the acquisition of shares resulting from the disposition of the company’s control at the same price per share and under the same conditions offered to the disposing controlling shareholder.

The Merger of Shares shall not result in any change in the rights, advantages or restrictions of the shares issued by the Company and by Omega Energia.

d.                Any need for approval by debentureholders or other creditors

The managements of Omega Energia and Omega Geração shall take all measures required for any authorizations, waivers, consents and third-party approvals required to avoid the noncompliance with and/or acceleration of maturity of any obligations of the companies to have already been obtained at the time of implementation of the Merger of Shares, it being understood that, in the judgment of Omega Geração and of Omega Energia, the approval of the Merger of Shares by debentureholders shall not be necessary.

e.                 Elements of the assets and liabilities that will compose each portion of the assets, in the event of spin-off

Not applicable.

f.	Intention of the surviving companies to obtain registration as issuer of securities

Obtainment of the registration of Omega Energia as issuer of category “A” securities with the CVM and listing of the common shares of Omega Energia in the Novo Mercado of B3 are two of the Conditions Precedent of the Merger of Shares, and Omega Energia shall implement them before the Closing Date.

Omega Geração is a category “A” publicly-held company with shares admitted to trading in the special segment of the B3 share market named Novo Mercado. After consummation of the Merger of Shares, it shall remain as a publicly-held company, but its shares will no longer be listed in the Novo Mercado. The management may evaluate the conversion of the registration of Omega Geração from category “A” to category “B”, considering that it will become a wholly-owned subsidiary of Omega Energia and keep the debentures issued by it outstanding.

4.	Plans for conduction of the corporate business, especially with respect to specific corporate events sought to be promoted

Not applicable

5.                Analysis of the following aspects of the transaction:

a.                  Description of the main benefits expected, including:

i.                      Synergies

ii.                    Tax benefits

iii.                  Strategic advantages

By resulting in a single holding that develops, implements and operates renewable projects, the Business Combination will allow the creation of a clean energy service digital integrated platform. The result will be a fully integrated platform based on 4 pillars:

(v)	Energy Solutions – Simpler, cleaner and cheaper digital products: Energy products and services that best serve the needs of the consumers, aggregating value and simplifying the energy purchase process.

(vi)             Intensive Use of Technology – Connecting stakeholders and expanding margins: Digitalization of Omega Energia’s operation by means of the intensive use of technology and of the development of new applications to 43 (sic)

resolve problems, connecting its stakeholders in a more and more agile and efficient manner.

(vii)	Development and Management of Renewable Assets - Largest Brazilian renewable generation company: By means of its subsidiaries, Omega Energia will hold 1,869 MW of installed capacity and a 5,855 MW pipeline in renewable plans under development.
(viii)	Impact and Sustainability Oriented Initiatives: The mission of Omega Energia will continue to guarantee the development of an organization that seeks a positive impact to all, and it is focused on a sustainable energy market and a more prosperous world, promoting an open, fair, free market with more opportunities.

In addition, the Business Combination will bring the shareholders of Omega Geração relevant positive effects due to:

• A broader scope of activities. The Business Combination represents to the shareholders of Omega Geração the opportunity to participate in a company with a broader scope of activities, including the development of renewable energy assets, and supplementary to the activities currently exercised by Omega Geração.

• Full equity interest in Omega Comercializadora. The Business Combination represents to the shareholders of Omega Geração the opportunity to hold the entire capital stock of Omega Comercializadora S.A. ("Omega Comercializados") and, therefore, to fully own the energy purchase digital platform launched by Omega Comercializadora in September 2020.

•	Investment opportunity. The Business Combination will result in the increase in the Company’s investment opportunities, by expanding the scope of operation of the company to an industry that was responsible for relevant investments over the last years and which, in general, presents financial returns above the average of the energy generation industry in which Omega Geração currently participates.
•	Investment capacity. The Business Combination will result in an increase in the investment capacity of Omega Geração, by consolidating the shareholders in a single company.

• Synergies. The Business Combination is expected to result in synergies originating from the reduction of administrative expenses and optimization of the tax structure, by means of the use of tax credits and losses, simplifying the governance of the companies. These potential efficiencies and optimization opportunities, added to reductions in expenses, may lead to an economy of up to R$1.0 billion in the combined business plan of the companies, to present values of 2021.

• Governance. It will resolve potential conflicts of interest originating from transactions between related parties, by consolidating the shareholders in a single company.

b.                  Costs

The total costs and expenses to carry out and implement the Merger of Shares, including the legal advisors’, appraisers’ and auditors’ fees and the costs to prepare and publish the corporate acts, are estimated in approximately R$ 33,000,000.00.

c.                   Risk factors

The Merger of Shares will keep the Company’s shareholders exposed to the risks of the Generation Business set forth in section 4 of the reference form of Omega Geração. In addition, the shareholders of Omega Energia will also be subject to the risks of the Development Business, as described below.

Omega Energia’s capacity to grow and present attractive results is conditional upon the efficient operation of the assets and the development and implementation of the projects of its subsidiaries, be it in relation to projects that are already part of its portfolios, be it in relation to assets that may integrate them, once the growth of Omega Energia is linked to its capacity to develop, implement, acquire and operate new assets, jointly with its current assets and projects, in an efficient manner. The success of Omega Energia’s strategy is also conditional upon the capacity of delivering energy originating from the assets of its subsidiaries at prices and conditions that are profitable to it and upon any loss of energy contracted pursuant to the business plans of its subsidiaries, which might not occur. Also, in case the availability of the wind turbine generators, water generation equipment, solar energy panels and their associated transmission systems is lower than that estimated by Omega Energia and by its subsidiaries, including in relation to the assets that Omega Energia may acquire by means of its subsidiaries or by means of the acquisition of equity interests in other companies, there may be a relevant adverse effect on the results of Omega Energia.

Furthermore, Omega Energy’s business is also subject to its subsidiaries’ capacity to keep in effect the licenses and the authorizations relating to the Small Hydroelectric Plants (“PCHs”), Wind Generation Plants (“CGEs”) and Photovoltaic Solar Energy Plants (“UFVs”), including its authorizations with the Brazilian Electrical Energy

Agency (“ANEEL”) and the Ministry of Mines and Energy (“MME”) and its environmental licenses with the municipal, state and federal environmental bodies, which might not occur. Failure to obtain or renew these licenses or authorizations may result in a relevant adverse effect on the operating and financial conditions of its subsidiaries and, as a consequence, of Omega Energia.

In addition, the operating and financial results of Omega Energia are subject to, and may be materially adversely affected by, uncertainties, contingencies and significant risks in relation to the UFVs, CGEs and PCHs under development or in operation, which may result from a series of factors, notably: (i) incidence of resource in a different intensity from that considered in studies conducted in the project phase; or (ii) unavailability of equipment in a level superior to the performance indices of reference or considered in the respective business plans.

d.                In the event of related-party transaction, any alternatives that could have been used to achieve the same objectives, indicating the reasons why these alternatives have not been chosen

After conducting studies, Omega Geração’s Management concluded that the simplest and most efficient alternative to consolidate the Development Business and the Generation Business in a single holding with the base of shareholders of both companies would be the Merger of Shares.

The Merger of Shares represents to the shareholders of Omega Geração the opportunity to participate in a company with a broader scope of activities, including the development of renewable energy assets, and supplementary to the activities currently exercised by Omega Geração, and this shall not result in an increase in the indebtedness indices of the holding.

e. Exchange ratio

Upon implementation of the Merger of Shares, on the Closing Date, the shareholders of Omega Geração, except for Omega Energia, will receive 1.489821827147 new common shares of Omega Energia for each one (1) common registered share, without par value, issued by Omega Geração.

The final quantity of new common shares of Omega Energia to be subscribed by Omega Geração, on account of its shareholders, in the proportion of the respective equity interests of Omega Geração, and paid by means of transfer of the shares of Omega Geração to be merged into Omega Energia, shall correspond to the product of the multiplication: (a) of the total shares issued by Omega Geração on the Closing Date, irrespective of the class or type, disregarding the shares held in treasury on the Closing Date; by the (b) Exchange Ratio, adjusted pursuant to the provisions hereof, if applicable.

Considering the current number of shares issued by Omega Geração and the number of its shares held in treasury on the date hereof, Omega Geração would subscribe, on accounting of its shareholders, in the proportion of the respective equity interests of Omega Geração, a total of 188,149,544 new common shares to be issued by Omega Energia, on the Closing Date, and paid by means of the merger of all shares of Omega Geração into Omega Energia.

f. In the transactions involving parent companies, subsidiaries or companies under common control:

i.                    Exchange ratio of shares calculated in accordance with art.

264 of Law No. 6.404 of 1976

In compliance with the provisions of article 264 of the Corporation Law, Omega Energia retained BERKAN ASSESSORIA E CONSULTORIA EMPRESARIAL LTDA., a limited-liability company with its principal place of business in the City of Blumenau, State of Santa Catarina, at Rua Guarani, 63, Garcia, Postal Code 89021-11, enrolled with the CNPJ under No. CNPJ 19.493.096/0001-03, to evaluate the net assets of Omega Geração and of Omega Energia adjusted at market prices, and which is set forth in Exhibit 7.2 of the Protocol and Justification.

The Comparative Exchange Ratio of the shares of Omega Geração by shares of Omega Energia was calculated based on the criterion of net assets of Omega Geração and of net equity of Omega Energia adjusted at market prices. The Comparative Exchange Ratio results from the division (a) of the amount of net equity adjusted at market prices per share of Omega Geração, (b) by the amount of net equity adjusted at market prices per share of Omega Energia.

In case the exchange ratio were calculated based on the criterion of net equity at market prices, the shareholders of Omega Geração would receive 1.791848729757 new common shares issued by Omega Energia for each common registered book-entry share without par value issued by Omega Geração held by it.

ii.                        Detailed description of the process of negotiation of the exchange ratio and other terms and conditions of the transaction

The Exchange Ratio was determined based on the economic value of the shares of Omega Energia and of Omega Geração, considering the report of economic and financial analyses prepared by Lazard Assessoria Financeira Ltda., a limited-liability business company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Faria Lima, 2277, 8th floor, suites 803/803, district Jardim Paulistano, Postal Code 01452-000, enrolled with the National Corporate Taxpayers’ Registry ("CNPJ") under No. 06.955.244/0001-04 ("Lazard"), contained in the Protocol and Justification.

It results from the division (a) of the economic value per share of Omega Geração (disregarding shares held in treasury), (b) by the economic value per share of Omega Energia, as follows:

	Economic Value (R$)	Total Shares (#)	Price per Share (R$)
Omega Geração	7,863,888,040.0	199,930,339	39.333140129373
Omega Energia	5,606,507,189.05	212,357,741	26.401237659872
Exchange Ratio			1.489821827147

Pursuant to the provisions of the Protocol and Justification, the Exchange Ratio shall be proportionally adjusted in the event of:

(i)	modification of the number of shares of the capital stock of Omega Energia, including by means of any and all stock splits, reverse splits and bonuses of the shares of Omega Geração occurred between the date of execution of the Protocol and Justification and the Closing Date, except for the Capital Increase, which has already been contemplated in the calculation of the Exchange Ratio;
(ii)	modification of the number of shares of the capital stock of Omega Geração, including by means of any and all stock splits, reverse splits and bonuses of the shares of Omega Geração occurred between the date of execution of the Protocol and Justification and the Closing Date;
(iii)	number of shares issued by Omega Geração held in treasury on the Closing Date; and

(iv)              payments (including dividends and interest on equity) that are declared by Omega Energia or by Omega Geração between the date of execution of the Protocol and Justification and the Closing Date.

For purposes of calculating the common shares to be issued by Omega Energia in substitution for the shares of Omega Geração, the shares issued by Omega Geração held in treasury on the Closing Date shall be discounted from the total shares issued by Omega Geração.

Any fractions of common shares attributed to the shareholders of Omega Geração at the time of the Merger of Shares shall be grouped in whole numbers, sold by Omega Energia on the stock exchange, and the net funds of the sale shall be proportionally divided among holders of the fractions of common shares issued by Omega Energia.

In attention to Opinion 35, FIP Lambda and Tarpon Gestora de Recursos Ltda., in the capacity as manager of the Tarpon Vehicles, will only exercise their voting right in the AGE on the resolutions relating to the Protocol and Justification and to the Merger of Shares in case they are approved by a majority of the non-controlling shareholders present, and to the extent required to complete the deliberative majority provided by law (art. 252, paragraph 2 of the Corporation Law), so that the decision to carry out the Merger of Shares shall be exclusively incumbent upon the non-controlling shareholders of Omega Geração.

iii.	If the transaction was preceded, in the last twelve (12) months, by an acquisition of control or acquisition of interest in controlling block:
•	Comparative analysis of the exchange ratio and of the price paid in the acquisition of control
•	Reasons that justify any differences of evaluation in the different transactions

Not applicable.

iv.                Justification of why the exchange ratio is commutative, with a description of the procedures and criteria adopted to guarantee the commutativity of the transaction or, in case the exchange ratio is not commutative, details on the payment or equivalent measures adopted to ensure adequate compensation.

As described in item “ii.” above, the Exchange Ratio was determined based on the economic value of Omega Geração and of Omega Energia, considering the economic and financial analysis report made by independent financial advisors. In addition, the

Merger of Shares is subject to approval by a majority of the minority shareholders of the Company in the AGE, pursuant to the provisions of Opinion 35.

The boards of directors of Omega Energia and of Omega Geração are of the opinion that the Exchange Ratio approved by them reflects the best economic evaluation of Omega Geração and of Omega Energia, in a fair and disinterested manner, taking into account the nature of their activities, inserted in a set of economic, operational and financial premises applicable to the companies.

6.                 Copies of the minutes of all meetings of the board of directors, fiscal council and special committees in which the transaction was discussed, including any dissenting votes.

The minutes of the meeting of the Company’s Board of Directors held on September 24, 2021, which discussed, among other matters, the approval of execution of the Protocol and Justification and of the proposals relating to the matters involved in the Merger of Shares, and the minutes of the meeting of the Company’s Fiscal Council held on September 24, 2021, which pronounced favorably to the Merger of Shares, may be found on the websites of the Company (http://www.omegageracao.com.br), of the CVM (http://www.cvm.gov.br) and of B3 (http://www.b3.com.br) in the World Wide Web.

7.                 Copies of studies, presentations, reports, or opinions on appraisal of the companies involved in the transaction made available to the controlling shareholder in any phase of the transaction

The accounting appraisal report on the Omega Geração shares was provided in the IPE Module of the Empresas.NET System (category “Economic and financial data”, type “Appraisal Report”), which may be accessed on the websites of B3 (http://www.b3.com.br) and of CVM (http://www.cvm.gov.br), and is available for consultation at the Company’s principal place of business and on the Company’s website (http://www.omegageracao.com.br).

The appraisal reports on the net equity of Omega Geração and of Omega Energia adjusted at market price, for purposes of calculation of the comparative exchange ratios set forth in article 264 of the Corporation Law, were provided in the IPE Module of the Empresas.NET System (category “Economic and financial Data”, type “Appraisal Report”), which may be accessed on the websites of B3 (http://www.b3.com.br) and of CVM (http://www.cvm.gov.br), and are available for consultation at the Company’s principal place of business and on the Company’s website (http://www.omegageracao.com.br).

The opinion of the Fiscal Council in relation to the Merger of Shares is contained in the minutes of the meeting of the Company’s Fiscal Council held on September 24, 2021, which may be found on the websites of the Company (http://www.omegageracao.com.br), of the CVM (http://www.cvm.gov.br) and of B3 (http://www.b3.com.br) in the World Wide Web.

The economic and financial analysis report prepared by Lazard may be found in Exhibit 10.2 to the Protocol and Justification and also in the IPE Module of the Empresas.NET System (category “Notice to the market”, type “Presentations to analysis/market agents”), which may be accessed on the websites of B3 (http://www.b3.com.br) and of CVM (http://www.cvm.gov.br), and is available for consultation at the Company’s principal place of business and on the Company’s website (http://www.omegageracao.com.br).

7.1	Identification of any conflicts of interest between the financial institutions, companies and the professionals who have prepared the documents mentioned in item 7 and the companies involved in the transaction

Not applicable.

8.	Projects of bylaws or amendments to the bylaws of the surviving companies

The Company’s bylaws will not be amended.

Article 5 of the by-laws of Omega Energia will be amended to contemplate the amount of the capital stock increased due to the Merger of Shares and the new number of shares into which the capital stock is divided, as follows:

“Art. 5. The capital stock of the Company, fully subscribed and paid, is R$ 3,736,324,729.84, divided into 400,507,285 common registered book-entry shares, without par value.”

The restated bylaws of Omega Energia is set forth in Exhibit VII to this Proposal.

9.	Financial statements used for purposes of the transaction, pursuant to the provisions of the specific rule

The Company’s audited financial statements relating to the fiscal year ended on June 30, 2021 were provided in the IPE Module of the Empresas.NET System (category “Economic and financial data”, type “Complete Annual Financial Statements”, which may be accessed on the websites of B3 (http://www.b3.com.br) and of CVM (http://www.cvm.gov.br), and are also available for consultation at the Company’s principal place of business and on the Company’s website (http://www.omegageracao.com.br).

The combined and audited financial statements of Omega Energia relating to the quarter ended on June 30, 2021 were provided in the Empresas.NET System (category “Economic and financial data”, type “Additional Financial Statements”), which may be accessed on the websites of B3 (http://www.b3.com.br) and of CVM (http://www.cvm.gov.br), and are available for consultation at the Company’s principal place of business and on the Company’s website (http://www.omegageracao.com.br).

10.	“Pro forma” financial statements prepared for purposes of the transaction,

pursuant to the provisions of the specific rule

The “pro forma” consolidated financial statements of Omega Geração, with base date June 30, 2021, were provided in the Empresas.NET System (category "Economic and financial data", type "Additional Financial Statements"), which may be accessed on the websites of B3 (http://www.b3.com.br) and of CVM (http://www.cvm.gov.br), and are also available for consultation at the Company’s principal place of business and on the Company’s website (http://www.omegageracao.com.br).

11.	Document containing information on the companies directly involved that are not publicly-held companies, including:
a.	Risk factors, pursuant to the provisions of items 4.1 and 4.2 of the reference form

•                     Omega Energia

The information was provided in Exhibit III to this Proposal.

b.                 Description of the main changes in the risk factors occurred in the previous fiscal year and expectations in relation to the reduction or increase in the exposure to risks as a result of the transaction, pursuant to the provisions of item 5.4 of the reference form

•                Omega Energia

Not applicable, since Omega Energia was organized in the current fiscal year.

c.                  Description of its activities, pursuant to the provisions of items 7.1, 7.2, 7.3 and 7.4 of the reference form

•                Omega Energia

The information was provided in Exhibit IV to this Proposal.

d.                 Description of the economic group, pursuant to the provisions of item 15 of the reference form

•                Omega Energia

The information was provided in Exhibit V to this Proposal.

e.                  Description of the capital stock, pursuant to the provisions of item 17.1 of the reference form

•                Omega Energia

Type of capital	Date of the authorization or approval	Number of shares			Amount of the Capital Stock (R$)	Term for payment
		Common Shares	Preferred Shares	Total
Issued	09/21/2021	100	0	100	Issued	-
Subscribed	05/27/2021	100	0	100	Subscribed	-
Paid	09/21/2021	100	0	100	Paid	-
Authorized	09/21/2021	100	0	100	Authorized	-

12.	Description of the capital and control structure after the transaction, pursuant to the provisions of item 15 of the reference form.

Composition of the Company’s Capital Stock:

The current capital stock of the Company, fully subscribed and paid, is R$3,843,971,899.73, divided into 196,597,201 common registered book-entry shares, without par value, distributed among the shareholders as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party to Shareholders’ Agreement
Tarpon Gestora de Recursos Ltda	Brazilian	14.841.301/0001- 52	62,694,003	31.889570%	Yes	No
Lambda 3 Fundo de Investimento em Participações Multiestratégia	Brazilian	16.728.464/0001- 59	10,946,372	5.567919%	Yes	No
Verde Asset Management S.A.	Brazilian	19.749.539/0001- 76	10,093,675	5.134191%	No	No
Compass Group L.L.C.	American	33.868.597/0001- 40	10,665,299	5.424950%	No	No
Other			102,156,852	51.962516%	No	No
Treasury Stock			41,000	0.020855%	No	No
Total			196,597,201	100%

Composition of the Company’s Capital Stock after exercise of the Options:

After exercise of the Options, which shall occur before consummation of the Merger of Shares, the capital stock of Omega Geração shall be increased by the amount of R$2,012,794.89, with the issue of 137,158 new common shares, to R$3,845,984,694.62, divided into 196,734,359 common registered book-entry shares, without par value, distributed among the shareholders as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party to Shareholders’ Agreement
Tarpon Gestora de Recursos Ltda	Brazilian	14.841.301/0001- 52	62,694,003	31.867338% %	Yes	No
Lambda 3 Fundo de Investimento em Participações Multiestratégia	Brazilian	16.728.464/0001- 59	10,946,372	5.564037% %	Yes	No
Verde Asset Management S.A.	Brazilian	19.749.539/0001- 76	10,093,675	5.130611%	No	No
Compass Group L.L.C.	American	33.868.597/0001- 40	10,665,299	5.421167%	No	No
Other			102,294,010	51.996006%	No	No
Treasury Stock			41,000	0.020840%	No	No
Total			196,734,359	100%

Composition of the Company’s Capital Stock after the SPV Merger and the SPEs Lot 2 Merger - Chuí:

After implementation of the SPV Merger and of the SPEs Lot 2 Merger – Chuí, which shall occur before consummation of the Merger of Shares, the capital stock of Omega Geração shall be increased by the amount of R$116,699,599.06, with the issue of 3,236,980 new common shares, to R$3,962,684,293.68, divided into 199,971,339 common registered book-entry shares, without par value, distributed among the shareholders as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party to Shareholders’ Agreement
Tarpon Gestora de Recursos Ltda.	Brazilian	14.841.301/0001- 52	62,694,003	31.867338% %	Yes	No
Lambda 3 Fundo de Investimento em Participações Multiestratégia	Brazilian	16.728.464/0001- 59	10,946,372	5.473970%	Yes	No
Verde Asset Management S.A.	Brazilian	19.749.539/0001- 76	10,093,675	5.047561%	No	No
Compass Group L.L.C.	American	33.868.597/0001- 40	10,665,299	5.333414% %	No	No
Other			105,530,990	52.773058%	No	No
Treasury Stock			41,000	0.020503%	No	No
Total			199,971,339	100

Composition of the Company’s Capital Stock after the OE Capital Increases:

After implementation of the OE Capital Increases in Omega Energia, and before the Merger of Shares, the capital stock of Omega Geração shall continue to be R$3,962,684,293.68, divided into 199,971,339 common registered book-entry shares, without par value, distributed among the shareholders as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party Shareholders Agreement	to the ‘
Omega Energia	Brazilian	42.500.384/0001- 51	73,640,375	36.825465%	Yes	No
Verde Asset Management S.A.	Brazilian	19.749.539/0001- 76	10,093,675	5.047561%	No	No
Compass Group L.L.C.	American	33.868.597/0001- 40	10,665,299	5.333414%	No	No
Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party Shareholders Agreement	to the ‘
Other			105,530,990	52.773058%	No	No
Treasury Stock			41,000	0.020503%	No	No

Total	199,971,339	100

Composition of the Company’s Capital Stock after the Merger of Shares:

On the Closing Date, immediately after the Merger of Shares, Omega Geração will be converted into a wholly-owned subsidiary of Omega Energia, and therefore the amount of the capital stock of Omega Geração will remain unchanged, but all common registered book-entry shares without par value issued by it shall be owned by Omega Energia, except for the shares held in treasury, as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party Shareholders Agreement	to the ‘
Omega Energia	Brazilian	42.500.384/0001- 51	199,930,339	99.979497%	Yes	No
Other			0	0	No	No
Treasury Stock			41,000	0.020503%	No	No
Total			199,971,339	100

As set forth in the Protocol and Justification, the implementation of the Merger of Shares is subject to verification (or waiver, as the case may be) of the Conditions Precedent of the Merger of Shares. Therefore, the change in the distribution of the capital stock among the shareholders is conditional upon implementation of the Merger of Shares.

The Merger of Shares will not result in any change in the Company’s control structure, which will continue to be indirectly exercised by FIP Lambda and by the Tarpon Vehicles.

Composition of the Capital Stock of Omega Energia:

The current capital stock of Omega Energia, fully subscribed and paid, is R$100.00, divided into 100 common registered book-entry shares, without par value, distributed among the shareholders as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party to Shareholders’ Agreement
Mako Fundo de Investimento em Participações Multiestratégia - Investimento no Exterior.	Brazilian	38.348.815/0001- 39	50	50%	Yes	No
Lambda 3 Fundo de Investimento em Participações Multiestratégia	Brazilian	16.728.464/0001- 59	50	50%	Yes	No
Other			0	0	No	No
Treasury Stock			0	0	No	No
Total				100	100%

Composition of Omega Energia’s Capital Stock after the OE Capital Increases:

After production of the effects of the Capital Increases, and before consummation of the Merger of Shares, the capital stock of Omega Energia will be R$1,441,039,935.21, divided into 212,357,741 common registered book-entry shares, without par value, distributed among the shareholders as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party to Shareholders’ Agreement
Mako Fundo de Investimento em Participações Multiestratégia - Investimento no Exterior.	Brazilian	38.348.815/0001- 39	51,323,352	24.168345%	Yes	No
Lambda 3 Fundo de Investimento em Participações Multiestratégia	Brazilian	16.728.464/0001- 59	67,631,495	31.847907%	Yes	No
Tarpon Gestora de Recursos Ltda..	Brazilian	14.841.301/0001- 52	93,402,894	43.983748%	Yes	No
Other			0	0	No	No
Treasury Stock			0	0	No	No
Total			212,357,741	100%

Composition of Omega Energia’s Capital Stock after the Merger of Shares:

On the Closing Date, after the Merger of Shares, the capital stock of Omega Energia will be R$3,736,324,729.84, divided into 400,507,285 common registered book-entry shares without par value, distributed among the shareholders as follows:

Shareholder	Nationality	CPF/CNPJ	Common Shares	Capital Stock (%)	Controlling Shareholder	Party to Shareholders’ Agreement
Tarpon Gestora de Recursos Ltda	Brazilian	14.841.301/0001- 52	93,402,894	23.321147%	Yes	No
Mako Fundo de Investimento em Participações Multiestratégia - Investimento no Exterior.	Brazilian	38.348.815/0001- 39	51,323,352	12.814586%	Yes	No
Lambda 3 Fundo de Investimento em Participações Multiestratégia	Brazilian	16.728.464/0001- 59	67,631,495	16.886458%	Yes	No
Verde Asset Management S.A.	Brazilian	19.749.539/0001- 76	15,037,777	3.754683%	No	No
Compass Group L.L.C.	American	33.868.597/0001- 40	15,889,395	3.967317%	No	No
Other			157,222,372	39.255808%	No	No
Treasury Stock			0	0	No	No
Total			400,507,285	100%

As set forth in the Protocol and Justification, the implementation of the Merger of Shares is subject to verification (or waiver, as the case may be) of the Conditions Precedent of the Merger of Shares. Therefore, the change in the distribution of the capital stock among the shareholders is conditional upon implementation of the Merger of Shares.

The Merger of Shares will not result in any change in the Company’s control structure, which will continue to be indirectly exercised by FIP Lambda and by the Tarpon Vehicles.

13.	Number, class, species and type of the securities of each company involved in the transaction held by any other companies involved in the transaction, or by persons related to these companies, as defined by the rules on the public offering for the acquisition of shares.

Omega Geração:

Number of Common Shares	%

Linked Persons	73,640,375	37.457489%
Managers	138,300	0.070347%
Outstanding shares	122,777,526	62.451309%
Treasury stock	41,000	0.020855%
Total	196,597,201	100.00

Omega Energia:

	Number of Common Shares	%
Linked Persons	100	100
Managers	-	-
Outstanding shares	-	-
Treasury stock	-	-
Total	100	100.00

14.	Exposure of any of the companies involved in the transaction, or of persons linked to them, as defined by the rules on the public offering for the acquisition of shares, to derivatives referenced in securities issued by the other companies involved in the transaction.

The Company and Omega Energia, and the persons linked to them, are not subject, on the date of disclosure of this Proposal, to the exposure in derivatives referenced in the Company’s securities.

15.            Report encompassing all transactions carried out over the last six (6) months by the persons set forth below with securities issued by the companies involved in the transaction:

a.                Companies involved in the transaction:

i.                  Private purchase transactions:

• the average price

• number of shares involved

• security involved

• percentage in relation to class and type of the security

• other relevant conditions

ii.                Private sale transactions

• the average price

• number of shares involved

• security involved

• percentage in relation to class and type of the security

• other relevant conditions

iii.              Purchase transactions in regulated markets

• the average price

• number of shares involved

• security involved

• percentage in relation to class and type of the security

• other relevant conditions

iv.              Sale transactions in regulated markets

• the average price

• number of shares involved

• security involved

• percentage in relation to class and type of the security

• other relevant conditions

Omega Energia:

Over the last six (6) months, Omega Energia has not carried out any purchase or sale transaction, whether privately or in regulated markets, with securities of Omega Geração.

Omega Geração:

On the date of presentation of this Proposal, Omega Energia is not an issuer of securities.

b.                 Parties related to companies involved in the transaction:

Any transactions relating to securities issued by the Company carried out by related parties have already been duly disclosed and are publicly available pursuant to the provisions of CVM Instruction 358/02, on the website of the Company (http://www.omegageracao.com.br/), of B3 (http://www.b3.com.br) and of the CVM (http://www.cvm.gov.br).

On the date of presentation of this Proposal, Omega Energia is not an issuer of securities.

i.              Private purchase transactions:

•              the average price

•              number of shares involved

•              security involved

•              percentage in relation to class and type of the security

•              other relevant conditions

Omega Geração:

Management:

Average price	14.98
Quantity	86,474
Type	Common shares
% of the total of the class or type	100%
Other terms and conditions	Purchase of Shares in cash within the scope of the grant of the stock option plans.

Omega Energia:

Controlling Shareholders:

Average price	R$100.00
Quantity	100
Type	Common shares
% of the total of the class or type	100%
Other terms and conditions	Acquisition within the scope of the provision of services of organization of new company

ii.                  Private sale transactions

•                    the average price

•                    number of shares involved

•                    security involved

•                    percentage in relation to class and species of the security

•                    other relevant conditions

Omega Geração:

All private sale transactions involving related parties of Omega Geração and of Omega Energia have been carried out in regulated markets.

Omega Energia:

There has been no private sale transaction involving related parties.

iii.                Purchase transactions in regulated markets

•                    the average price

•                    number of shares involved

•                    security involved

•                    percentage in relation to class and species of the security

•                    other relevant conditions

Other Related Parties:

Average price	35.11
Quantity	481,896
Type	Common shares
% of the total of the class or type	100%
Other terms and conditions	Purchase of Shares in cash

Omega Energia:

Not applicable, because Omega Energia does not have securities admitted to trading in regulated markets yet.

iv.                Sale transactions in regulated markets:

•                    the average price

•                    number of shares involved

•                    security involved

•                    percentage in relation to class and species of the security

•                    other relevant conditions

Omega Geração:

Controlling Shareholders:

Average price	37.45
Quantity	678,700
Type	Common shares
% of the total of the class or type	100%
Other terms and conditions	Sale of Shares in cash

Managers:

Average price	33.41
Quantity	22,800
Type	Common shares
% of the total of the class or type	100%
Other terms and conditions	Sale of Shares in cash

Other Related Parties:

Average price	39.45
Quantity	17,723
Type	Common shares
% of the total of the class or type	100%

Other terms and conditions	Sale of Shares in cash

Omega Energia:

Not applicable, because Omega Energia does not have securities admitted to trading in regulated markets yet.

16.	Document by means of which the Independent Special Committee submitted its recommendations to the Board of Directors, in case the transaction has been negotiated pursuant to the provisions of CVM Guidance Opinion No. 35 of 2008.

The Merger of Shares has not been submitted to an Independent Special Committee. The Merger of Shares is subject to approval by a majority of the non-controlling shareholders of the Company in the AGE, pursuant to the provisions of Opinion 35.

OMEGA GERAÇÃO S.A.
(Publicly-Held Company)

CNPJ No. 09.149.503/0001-06

State Registration No. (NIRE) 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

EXHIBIT III

INFORMATION ON OMEGA ENERGIA S.A. RISK FACTORS

(Sections 4.1. and 4.2. of Exhibit 24 of CVM Instruction ICVM No. 480/09)

EXHIBIT III

INFORMATION ON OMEGA ENERGIA S.A. RISK FACTORS

(Sections 4.1. and 4.2. of Exhibit 24 of CVM Instruction ICVM No. 480/09)

4.1.           Risk factors that may influence the decision to invest in securities issued by the company:

Holding interest in the capital stock of Omega Energia S.A. (“Omega Energia”) involves exposure to certain risks. Before deciding to participate in Omega Energia capital stock, potential shareholders should carefully read all information contained in the management proposal for the extraordinary shareholders meeting to be held on October 28, 2021 (“Proposal”), in the notice of material fact disclosed by Omega Geração S.A. (“Omega Geração”) on September 24, 2021 (“Notice of Material Fact”), and in the Private Instrument of Protocol and Justification of Merger of Shares of Omega Geração S.A. into Omega Energia S.A. (“Protocol and Justification”), as well as consider the risks described below and the financial statements of Omega Energia and the respective notes thereto. The business, reputation, financial condition, operating income, cash flow, liquidity and/or future business of Omega Energia and its subsidiaries may be adversely affected by any of the risk factors described below. The market price of the shares issued by Omega Energia, when they are listed for trading on organized securities markets, may fall due to any of these and/or other risk factors, in which case Omega Energia investors may lose part or even all of their investment. The risks described below are those that Omega Energia knows and believes that, as of the date hereof, may substantially and/or adversely affect the business, reputation, financial condition and/or future business of Omega Energia and its subsidiaries, and their operating income, thus influencing any investment decisions relating to Omega Energia or its subsidiaries.

For the purposes of this section “4. Risk Factors”, unless expressly stated otherwise or if the context so requires, the reference to the fact that a risk, uncertainty or problem may cause or have or will cause or will have an “adverse effect” or “negative effect” to Omega Energia, or similar expressions, means that such risk, uncertainty or problem may or could have a material adverse effect on the business, reputation, financial condition, operating income, cash flow, liquidity and/or future business of Omega Energia and its subsidiaries, as well as on the price of shares issued by Omega Energia, when listed for trading on organized securities markets. Similar expressions included in this section “4. Risk Factors” shall be understood in this context.

Although there is a subdivision in this section “4. Risk Factors”, certain risk factors that are in a certain section may also apply to other items.

As detailed in Exhibit V to this Proposal, once certain conditions precedent are implemented

(“Conditions Precedent to the Corporate Restructuring”), Omega Energia will hold all the shares representing the capital stock of Omega Desenvolvimento S.A. (“New OD”), as well as a direct interest in the capital stock of Omega Geração S.A. (“OG”) (“Corporate Restructuring”). Additionally, if the Merger of Shares is approved, and if the implementation of the conditions precedent provided for in the Protocol (“Conditions Precedent to the Merger of Shares”) is verified, Omega Energia will hold all the shares representing the capital stock of New OD and of OG.

In this sense, within the best governance practices, in order to show the impacts of the Corporate Restructuring and Merger of Shares on Omega Energia’s activities, the risk factors described in this section “4.1 Description of risk factors” refer to Omega Energia, its current subsidiaries and the companies in which Omega Energia may hold interest after the consummation of the Corporate Restructuring and Merger of Shares.

a)                 related to the company

The business strategy, development and operation of current or future assets that are part of the portfolio of Omega Energia or its subsidiaries may be affected by adverse factors, which may have a material adverse effect on the income of Omega Energia.

Omega Energia’s ability to grow and deliver attractive results is conditional on the efficient operation of its assets and the development and implementation of its subsidiaries’ projects, whether in relation to projects that are already part of its portfolios, or in relation to new assets that may be included therein, since the growth of Omega Energia is linked to its capacity to develop, implement, acquire and operate new assets, together with its current assets and projects, in an efficient manner. The success of Omega Energia’s strategy also depends on the ability of its subsidiaries to deliver energy from the assets at prices and conditions that are profitable to it and on the occasional sale of energy contracted under the terms of the business plans of its subsidiaries, which may not occur. Also, if the average effective availability of wind turbines, water generation equipment, solar energy panels and their associated transmission systems is lower than that estimated by Omega Energia and its subsidiaries, including in relation to the assets that Omega Energia may acquire through its subsidiaries or through the acquisition of equity interests in other companies, there may be a material adverse impact on the results of Omega Energia.

In addition, Omega Energia’s business is also subject to the ability of its subsidiaries to maintain in force the licenses and authorizations relating to Small Hydroelectric Power Plants (“SHP”), Wind Power Plants (“WPP”) and Solar Photovoltaic Power Plants (“PPP”), including their authorizations with the National Electric Energy Agency (“ANEEL”) and the Ministry of Mines and Energy (“MME”), and their environmental licenses with the federal, state and municipal environmental agencies, which may not occur. Failure to obtain or renew these licenses or authorizations may have a material adverse effect on the operating and financial conditions of its subsidiaries and, consequently, of Omega Energia.

In addition, Omega Energia’s operating and financial income is subject to, and may be materially and adversely affected by, uncertainties, contingencies and significant risks in relation to PPP, WPP and SHPs under development or in operation, which may result from a series of factors, to wit: (i) incidence of resource at a rate different from that considered in studies carried out in the design phase; or (ii) unavailability of equipment at a level higher than the benchmark performance indices or than that considered in the respective business plans.

Omega Energia’s acquisition strategy involves risks related to (i) the successful negotiation for the acquisition of assets and businesses that complement Omega Energia’s portfolio, (ii) the integration of the acquired businesses and (iii) the discovery of any contingencies not identified prior to the acquisition, so that Omega Energia may not achieve its financial and strategic goals forecasted at the time of any acquisition.

The acquisition of assets is a key element of Omega Energia’s growth strategy. In this sense, given that certain assets, when acquired, may still be in the development stage, such assets may face various problems, including accounting and financial problems, which may impact Omega Energia’s ability to successfully integrate such new businesses and frustrate Omega Energia’s expectations to expand its portfolio and increase its power generation capacity. Consequently, Omega Energia’s business and operating and financial income may be materially and negatively affected.

Additionally, competition in the acquisition of companies in sectors in which Omega Energia has an interest may result in higher than usual prices for the acquisition of such businesses, adversely affecting the pace of acquisitions or even their degree of success. And there is no guarantee that Omega Energia will be successful in future acquisitions, nor that the actual value of the assets and/or companies to be acquired will be correctly valued at the time of acquisition, or that such acquisitions will contribute to the financial, commercial and strategic goals of Omega Energia as expected at the time of the acquisition. In such cases, the levels of results expected by Omega Energia may not be achieved, which may adversely and materially affect Omega Energia’s business and financial condition.

In addition, Omega Energia may be held liable for contingencies in relation to such assets and companies that may be acquired by it, including any contingencies that are not known to Omega Energia at the time of acquisition and that may be identified in the future. The Brazilian courts have understood that the controlling shareholder, the successor entity of another company, the company receiving assets of another company and companies of the same economic or business group may be held jointly and severally liable for labor, social security, civil, tax, environmental and consumer-right related obligations, among others, of related companies or that previously held their assets, as the case may be. Thus, any contingencies resulting from the development and implementation of these assets before they are merged into the equity of Omega Energia may become a responsibility of Omega Energia, as successor, if the selling company fails or becomes unable to comply with its obligations. If any of such contingencies may occur, Omega Energia could incur relevant costs and expenses, which could have a material adverse effect on Omega Energia’s business and income.

The implementation of Omega Energia’s business strategy, as well as its future growth, will require additional capital that may not be available or, if available, may not be on favorable terms for Omega Energia.

The implementation of Omega Energia’s business strategy, as well as its future growth, is based on the acquisition of new assets and interest in companies. It will be necessary for Omega Energia to raise additional capital, in addition to its operating cash, either by issuing debentures or other securities, including new shares, or by taking loans. Omega Energia’s future capital raising capacity will depend on its future profitability through its subsidiaries, as well as the global and Brazilian political and economic scenario, which are affected by factors beyond Omega Energia’s control. It is possible that additional funds, whether through indebtedness or shareholding interest, are not available or, if available, not on favorable terms for Omega Energia and its subsidiaries. The restriction on raising funds under conditions acceptable to Omega Energia and its subsidiaries may have a material adverse effect on its income and business. Furthermore, if Omega Energia and its subsidiaries incur additional indebtedness, the risks associated with their financial leverage could increase, such as the possibility that Omega Energia will not be able to generate sufficient cash through its subsidiaries to pay principal, interest and others debt-related charges, which may have a material adverse effect on its income and business.

The development of new electricity generation projects by Omega Energia and its subsidiaries depends on the future scenario of costs, demand, production, energy prices, regulation, technological evolution and flow capacity of the National Interconnected System (“SIN”), which may differ significantly from the current market scenario.

The investments of Omega Energia and its subsidiaries in new energy generation projects are based on scenarios that take into account future variables of demand, transmission costs, distribution costs, production and energy prices. Such variables and estimates may not occur or, if they do, they may occur in a way that is not favorable to new investments with attractive returns.

The projection of unfavorable future scenarios could mean the temporary interruption of the development of new projects, which could have a material adverse effect on the business and financial situation of Omega Energia and its subsidiaries.

Additionally, Omega Energia, during the implementation of new projects, may incur additional costs or unbudgeted costs for the construction of such projects, which may have a material adverse effect on the financial situation of Omega Energia and its subsidiaries. Such additional costs may even result from exchange rate and commodity price variations that significantly change the price of inputs, services and equipment necessary for the implementation of new assets of Omega Energia and its subsidiaries.

Finally, for the development and implementation of new renewable energy projects, Omega Energia and its subsidiaries depend on the existence of a flow margin through the SIN in the places where their projects are located, so that they can request the necessary authorizations to use the system. If the Federal Government, through the MME and ANEEL, does not promote the implementation of structural connection measures necessary for the flow of energy to be generated by new ventures, Omega Energia and its subsidiaries may be prevented from making their new projects viable, due to the lack of transmission and distribution structures, which may have a material adverse effect on the financial situation and operating income of Omega Energia and its subsidiaries.

The level of indebtedness of Omega Energia and its subsidiaries or companies under common control, as well as the terms of the respective financial contracts, may adversely affect it.

The consolidated gross debt of Omega Energia (considering its current subsidiaries and the companies in which Omega Energia may hold interest, directly or indirectly, after the Corporate Restructuring and the Merger of Shares, on June 30, 2021), was R$5,684.7 million, represented by debentures issued directly by OG and also under various financial contracts, including bank guarantees, and securities issued at the asset level, including, in the case of OG, as a corporate guarantor of part of such debts of its subsidiaries and companies under common control. Those financial contracts establish the fulfillment of obligations, such as the need for prior authorization to create lien on assets, restrictions on the distribution of dividends to shareholders above the legal minimum, as well as the obligation to observe certain financial ratios for certain assets, such as the debt service coverage ratio and equity ratio, and also establish that the occurrence of certain events may, as the case may be, result in the automatic or non-automatic acceleration of the obligations arising from such instruments.

In addition, on June 30, 2021, all the consolidated debt of Omega Energia and its subsidiaries, except for the debentures issued by OG in April 2019, September 2020 and March 2021, was secured by collateral security provided by OG and/or its subsidiaries, upon liens created by Omega Energia on (i) receivables, (ii) assets and (iii) shares issued by the subsidiaries.

The occurrence of any of the events that may result in automatic or non-automatic acceleration of the maturity of the outstanding amount of the respective debt may result, among others: (i) in default or early maturity of debts under other financial contracts (cross-default or cross-acceleration); and (ii) in the decision of the respective creditors to execute the guarantees granted by Omega Energia and its subsidiaries under those contracts. In the event of acceleration of the maturity of debts, Omega Energia, its subsidiaries and/or companies under common control, as applicable, will be required to fully pay the overdue debt, which may cause a material adverse impact on the financial capacity of Omega Energia. Additionally, if guarantees granted under such indebtedness are executed, due to the acceleration of the maturity of debts or the insufficiency of funds for the full payment on the due date, the business and financial condition of Omega Energia may be materially adversely affected.

The insurance policies of Omega Energia and its subsidiaries may be insufficient to cover any claims and losses, or not be able to cover all the risks to which Omega Energia and its assets are exposed.

Omega Energia cannot guarantee that its insurance policies taken out and to be taken out will be sufficient in all circumstances, or against all risks, to which Omega Energia, its subsidiaries and its assets are exposed. Even in the event of casualties covered by such insurance policies, there is the possibility that compensation is not received from insurance companies on a timely basis and/or is insufficient or inadequate to cover all losses and damages resulting from such casualties. Additionally, Omega Energia and/or its subsidiaries may be subject to the occurrence of a significant partially or fully uninsured or indemnifiable casualty, or to a failure by the subcontractors of Omega Energia and/or its subsidiaries to comply with their indemnity obligations to Omega Energia and its subsidiaries or to take out insurance, in which case Omega Energia and its subsidiaries will not be entitled to any indemnity to aid in the costs resulting from uncovered or non-indemnifiable losses. In addition, Omega Energia and its subsidiaries cannot guarantee that they will be able to maintain or renew their insurance policies at reasonable commercial rates and/or at the conditions and values it deems appropriate. In any of such cases, the financial capacity of Omega Energia and its subsidiaries may be adversely and significantly affected.

Interruptions in operations or deterioration in the quality of services of Omega Energia, or its subsidiaries, may have an adverse effect on its business, financial condition and operating income.

The operation of complex electric power generation systems involves several risks, such as operational difficulties and unexpected interruptions, caused by accidents, breakdowns or failures of equipment or processes, performance below expected levels of availability and efficiency of assets, catastrophes such as explosions, fires, acts of God, landslides, sabotage, vandalism, among other similar events. In addition, operational decisions by the authorities responsible for the electricity power network, the environment, operations and other issues that affect the generation of electricity can have a material adverse effect on the operation and profitability of the operations of the generation systems of Omega Energia and its subsidiaries, adversely affecting its business and income.

Omega Energia’s subsidiaries may not be able to sell all their energy at the planned prices.

The authorizations that Omega Energia’s subsidiaries hold for projects already granted by ANEEL and the MME do not provide it with any present or future guarantee of a favorable consumer market for the electricity produced. Electricity prices are subject to the usual supply and demand variation in the energy market, which has hydrology and energy supply and demand among its main components.

The expansion of electricity production in the Brazilian system depends on consumer demand in the coming years, and such increase may not occur or may be lower than initially estimated by Omega Energia’s subsidiaries. In addition, if there is a possible increase in demand, at a level equal to or higher than that estimated by Omega Energia’s subsidiaries, such demand may be met by competitors and/or by other electricity generation projects, such as thermal generation and large hydroelectric plants, among others, that are already in operation or may enter into operation in the future.

Consequently, electricity sales at planned amounts are subject to the existence of corresponding demand from the consumer market, which is mainly represented by electricity consumers in the Free Market Environment, electricity trading agents and energy distributors. If it is not able to sell all the energy generated or, even if it sells all the energy generated, but the subsidiaries of Omega Energia are not able to reach the planned prices, the subsidiaries of Omega Energia may have a reduction in their estimated revenue, which might have a material adverse effect on its income and, consequently, on the income of Omega Energia.

The growth of Omega Energia’s business and operations may be adversely affected if new energy purchase and sale contracts are not obtained in the free market environment.

Omega Energia’s business plan includes procuring new contracts in the Free Market Environment, in which any player, whether generator, self-producer, trader, or consumer, when the requirements for their participation in the Free Market Environment are met, can act in the programming and contracting of amounts of electricity at any time, for any period of supply, regardless of government action, and may therefore compete with Omega Energia and its subsidiaries in procuring new contracts.

If Omega Energia or its subsidiaries are not able to negotiate new contracts in the Free Market Environment, their revenue may be reduced, which could have a material adverse impact on their growth and income.

The performance of the activities and the growth of Omega Energia and its subsidiaries depend on their ability to attract and retain qualified professionals.

Omega Energia and its subsidiaries highly depend on the services of technical professionals in the execution of their activities. If Omega Energia and its subsidiaries lose the key members of this workforce, Omega Energia and its subsidiaries will have to attract and train additional staff for their technical area, which can have a high cost for Omega Energia and/or its subsidiaries. Professionals in the technical area have been in great demand by the market, and Omega Energia and/or its subsidiaries compete for this type of labor in a global market for these services. If it fails to attract and retain the key personnel it needs to expand its operations, Omega Energia and/or its subsidiaries may be unable to manage their business efficiently, which could have a material adverse effect on their business and income.

Not all properties on which the wind and solar farms are installed are owned by the respective subsidiaries of Omega Energia, and some of them were leased for a period shorter than the term of the farm authorization.

The subsidiaries of Omega Energia are not owners of all the properties on which their projects are installed, being tenants, assignees or lessees in several of their projects. Thus, there is a risk that the possession of any of the properties rented and/or leased by Omega Energia’s subsidiaries, or even assigned to Omega Energia’s subsidiaries, will be interrupted by, for instance, termination, in cases of default by the subsidiaries of Omega Energia under the rental, lease and assignment for use contracts entered into, a fact that may have a material adverse effect on Omega Energia, its income and business. Additionally, these contracts entered into by Omega Energia’s subsidiaries may suffer material negative impacts in the event of sale of the properties to third parties or the existence of debts and encumbrances arising from the activities of the owners that fall on the areas, which may also have a material adverse effect for Omega Energia, its income and business. Furthermore, the regularization process of such properties may be more difficult than originally expected and Omega Energia may find weaknesses in this regularization, which may lead to the need for new negotiations with third parties and unforeseen costs.

Additionally, among the properties owned by third parties used by Omega Energia’s subsidiaries, there are government-owned lands with use rights granted for a specified period of time. In this context, there is a possibility that Omega Energia’s subsidiaries may not be able to develop such projects within the period stipulated in the contracts executed with the Government, in which case the use of these properties by Omega Energia may be discontinued and such properties may be granted to third parties. In addition, specifically in relation to a portion of the properties where the Chuí Complex is located, the lease of the area took place upon contracts that are valid for less than the period of authorization for the operation of the farm, so that there is a risk that the relevant subsidiaries of Omega Energia will not be able to renew such leases by the end of the authorization period (or will have to renegotiate the amount paid to the landowners).

If one or more of the circumstances is verified, Omega Energia may suffer a material adverse effect on its income and business.

Omega Energia and its subsidiaries are subject to unfavorable outcome in legal, arbitration or administrative proceedings that may negatively affect their income and financial condition.

Omega Energia’s subsidiaries are defendants and Omega Energia may become defendant in legal, administrative and arbitral proceedings in the tax, civil, labor, environmental and land tenure spheres, and there is no guarantee that the outcome of such proceedings will be favorable to Omega Energia and/or its subsidiaries. There is a possibility that provisions are not made or, if made, that they are insufficient to cover the total cost resulting from the proceedings. Additionally, Omega Energia and its subsidiaries may be subject to contingencies for other reasons that require them to spend significant amounts. Court decisions against Omega Energia and its subsidiaries, especially in lawsuits involving relevant amounts and related causes, which reach substantial amounts or prevent the transaction of business as initially planned may have an adverse effect on the income of Omega Energia and its subsidiaries, and the business, financial condition and market value of Omega Energia’s shares may be materially adversely affected. In addition, unfavorable decisions in lawsuits filed against Omega Energia, its subsidiaries and/or its managers may also damage Omega Energia’s reputation.

Omega Energia may need to raise additional funds in the future upon issue of shares, or other securities convertible into or exchangeable for shares, which may result in a dilution of the shareholders’ interest in the capital stock of Omega Energia.

Omega Energia’s growth strategy involves searching for mechanisms to raise additional capital to enable the acquisition of new assets, operating and under development, among which new issues of securities, including shares.

Therefore, Omega Energia may need additional funds in the future to be raised even through public or private issue of shares, including in the form of securities convertible into or exchangeable for shares issued by Omega Energia. Any issue of shares or other securities convertible into or exchangeable for shares issued by Omega Energia may dilute the shareholder’s interest in its capital stock.

The public distribution of shares or securities convertible into or exchangeable for shares issued by Omega Energia may be made even with exclusion of the preemptive right of Omega Energia’s shareholders, which may result in dilution of its shareholders’ interest in the capital stock and, if the issue is made below the book value, it may also result in a dilution of the book value of the interest held by the shareholders of Omega Energia. Additionally, even if Omega Energia issues shares or securities convertible into or exchangeable for shares issued by Omega Energia subject to preemptive rights, the investors who elected not to participate in any priority offering may have their interest in the capital stock of Omega Energia diluted.

The holders of Omega Energia shares may occasionally not receive dividends or interest on equity or receive dividends lower than the minimum mandatory.

Pursuant to its bylaws, Omega Energia must pay its shareholders at least twenty-five percent (25%) of annual net income, calculated and adjusted according to the terms of the Corporation Law, as mandatory dividends.

In certain circumstances, Omega Energia may not be able to distribute dividends or may distribute them in an amount lower than the mandatory minimum dividend. Including:

• if the net income is capitalized, used to offset loss or retained according to the terms of the Corporation Law;

• if the Board of Directors informs the Shareholders Meeting that the distribution is not compatible with the financial situation of Omega Energia, suspending the mandatory distribution of dividends in a given fiscal year;

• if the cash flow and profits of the subsidiaries, as well as the distribution of these profits as dividends or interest on equity, do not occur, undermining the income and, consequently, the distribution of the minimum mandatory dividend by Omega Energia; and/or

• the current or future existence of restrictions on the distribution of dividends under financing agreements or other debt instruments entered into by Omega Energia and its subsidiaries.

In addition, some of the financing agreements and other debt instruments entered into by the subsidiaries of Omega Energia, as beneficiaries of the financing, including the financing agreements entered into with the National Bank for Economic and Social Development (BNDES) and the deeds of the 1st, 2nd and 3rd issue of debentures of OG, include restrictions on the payment of dividends or interest on equity to the respective shareholders of said subsidiaries, which, consequently, may limit Omega Energia’s cash availability and affect its ability to make distributions of proceeds to the shareholders of Omega Energia.

Thus, holders of shares issued by Omega Energia may not receive dividends or interest on equity in such circumstances or may receive dividends lower than the minimum mandatory.

The volatility and illiquidity of the Brazilian securities market may substantially limit the ability of holders of shares issued by Omega Energia to sell them at the price and/or at the time they wish.

Investing in securities traded in emerging markets, such as Brazil, often involves greater risk compared to other world markets, and such investments are generally considered to be speculative in nature. These investments are subject to certain economic and political risks, such as: (i) changes in the regulatory, fiscal, economic and political environment that may affect the ability of investors to receive payment, in whole or in part, in relation to their investments; and (ii) restrictions on foreign investment and repatriation of invested capital.

The Brazilian securities market is substantially smaller, less liquid and more concentrated than major securities markets, and may be more volatile than major global securities markets such as the United States of America. These factors may restrict the ability of Omega Energia shareholders to seek liquidity in their investments in shares issued by Omega Energia.

Omega Energia and its subsidiaries may face situations of potential conflict of interests in negotiations with related parties.

If the Merger of Shares is not approved at OG’s shareholders meeting, within the scope of the Corporate Restructuring, Omega Energia will have in force and may in the future, in the ordinary course of its business, enter into contracts with related parties, in particular due to the fact that its business strategy will also involve the acquisition of operating assets from related parties.

The subsidiaries of Omega Energia executed, in the normal course of their business, contracts with related parties, such as: (i) expense apportionment agreements with Omega Energia e Implantação 1 S.A. (“OE&I 1”), Indaiá Grande Energia S.A., Indaiazinho Energia S.A., Porto das Barcas Energia S.A., Porto da Parnaíba Energia S.A., Porto Salgado Energia S.A., Omega Comercializadora de Energia Ltda., Hidrelétrica Pipoca S.A., Omega Gestora de Recursos S.A., Omega Energia and Implantação 2 S.A., and Omega Desenvolvimento S.A. (“Expenses Apportionment Agreements”); and (ii) the Assets Transfer Agreement and Other Covenants entered into with Omega Gestora de Recursos Ltda. (“Omega Gestora”), with the objective of regulating the transfer of renewable energy generation assets currently held or that are acquired or developed by investment funds managed by Omega Gestora to Omega Energia (“Assets Transfer Agreement”).

Such circumstances can give rise to potential conflict of interest between these companies. If such situations of conflict of interest may arise, the businesses of Omega Energia, its subsidiaries and other companies that are part of its business group may suffer a material negative impact, which will result in a material adverse impact on the price of Omega Energia shares and in the results obtained by its shareholders.

Omega Energia and its subsidiaries are exposed to risks related to non-compliance with the new General Personal Data Protection Law, and may be adversely affected by the imposition of sanctions, including pecuniary penalties.

Omega Energia and its subsidiaries collect, store, process and use personal data, such as customer and employee data, within the scope of their business operations. They have to ensure that any handling of personal data and confidential information, such as processing, use, storage, dissemination, transfer or disposal under their responsibility is carried out in accordance with applicable law. Especially in relation to the handling of personal data, Omega Energia and its subsidiaries shall comply with the applicable data protection and privacy laws.

On August 14, 2018, Law No. 13.709/2018 (“LGPD”) was enacted, which regulates practices related to the handling of personal data in general.

The LGPD establishes a new legal framework to be complied with by companies in the processing of personal data (collection, classification, use, processing, storage, transfer, disposal, among other operations carried out with personal data), and provides for, among others, the rights of personal data subjects, the legal bases applicable to the protection of personal data, the obligations and requirements relating to information security incidents involving personal data, and the transfer and sharing of personal data, as well as sanctions for non-compliance with its provisions, which range from a simple warning and order to delete personal data handled in an irregular manner to the imposition of fine. The law also authorizes the creation of the National Data Protection Authority (“ANPD”), an authority responsible for ensuring compliance with data protection rules.

After the approval, by the President of the Republic, of Conversion Bill 34/2020, originated from Provisional Measure No. 959/2020, the LGPD entered into force on September 18, 2020, and the applicability of its penalties was postponed to August 1, 2021, pursuant to Law No. 14.010/2020.

Regardless of the applicability of the LGPD’s administrative sanctions, the non-compliance with any provisions of the LGPD has the following risks as of the date it entered into force: (i) the filing of individual or collective lawsuits claiming indemnity for damages resulting from violations, not only under the LGPD but also on the sparse and sectorial data protection laws still in force; and (ii) the application of the penalties provided for in the sparse laws.

With the entry into force of the LGPD’s administrative sanctions, if Omega Energia and its subsidiaries are not in compliance with the LGPD, Omega Energia may be subject to the sanctions, individually or cumulatively, of warning, obligation to disclose an incident, temporary blocking and/or deletion of personal data, and a fine of up to two percent (2%) of the company’s, group’s or conglomerate’s turnover in Brazil in its last fiscal year, excluding taxes, up to the global amount of fifty million Reais (R$ 50,000,000) per infraction. In addition, Omega Energia and its subsidiaries may be held liable for property damages, pain and suffering, individual or collective damages caused, and be held jointly and severally liable for property damages, pain and suffering, individual or collective damages caused by Omega Energia and its subsidiaries, due to non-compliance with the obligations under the LGPD.

Accordingly, security breaches and any other failures in the protection of personal data handled by Omega Energia and its subsidiaries, as well as noncompliance with applicable law, may lead to high fines, payment of indemnities, disclosure of the incident to the market, deletion of personal data from the database, and even suspension of its activities, which could negatively affect the reputation and income of Omega Energia and, consequently, the value of its shares.

Omega Energia’s code of conduct and ethics and its internal controls, policies and manuals may prove not to be sufficient to prevent violations of anti-corruption laws by managers, employees and suppliers of Omega Energia

The internal controls, policies and manuals may prove not to be sufficient to ensure that all members of the management, employees and third parties acting on behalf of Omega Energia and/or representatives of Omega Energia suppliers act in compliance with the anti-corruption laws and regulations, including, for instance, in Brazil, Law No. 9.613/1998, Law No. 12.846/2013, Decree No. 3.678/2000, Decree No. 4.410/2002, Decree No. 5.687/2006.

The existence of any investigations, inquiries or proceedings of an administrative or judicial nature related to the violation of any of these laws, in Brazil or abroad, involving the management, employees or third parties acting on behalf of Omega Energia may result in: (i) fines and indemnities in the administrative, civil and criminal spheres; (ii) prohibition or suspension of our activities; and/or (iii) prohibition from executing contracts with the public administration, receiving tax incentives or benefits or any financing and funds from the public administration. Consequently, all these circumstances could have a material adverse effect on Omega Energia’s business, operating and financial income, and negatively affect its reputation.

b)    related to the Company’s Controlling Shareholders

If the Merger of Shares is not approved at OG’s shareholders meeting, the equity interest held by Omega Energia in the capital stock of OG may be adversely affected, and the income of Omega Energia itself may, as a result, be adversely affected.

As detailed in Exhibit V to this Proposal, Omega is included in the context of the Corporate Restructuring, whereby, once the Conditions Precedent are implemented, Omega Energia will hold all the shares representing the capital stock of New OD, as well as a direct interest of 37.5% in the total capital stock of OG. Additionally, if the Merger of Shares is approved, and the implementation of the Conditions Precedent to the Merger is verified, Omega Energia will hold all the shares representing the capital stock of New OD and OG.

Additionally, if the Merger of Shares is not approved at OG’s shareholders meeting, Omega Energia will remain the owner of 37.5% of the shares representing OG’s total capital stock and, therefore, will control OG with less than 50% of the shares representing the total capital stock of OG. If Omega Energia’s interest in OG becomes more diluted, or if there is a change in the circumstances in which Omega Energia’s controlling power in OG is exercised, OG may no longer have a controlling shareholder, which could make it susceptible to alliances between shareholders, conflicts between shareholders and other events arising from the absence of a controlling shareholder or controlling group. In addition, the absence of a controlling shareholder that holds more than 50 of OG’s capital stock may hinder certain decision-making processes, as it may be more difficult to reach the minimum quorum required by law for certain resolutions. These situations may materially and negatively affect the income and financial situation of Omega Energia.

c)     related to its shareholders

To the best of its knowledge and belief, Omega Energia is not currently exposed to any risks related to its shareholders.

d)    related to the company’s subsidiaries and affiliates

Omega Energia is a holding company and depends on the results of its subsidiaries and companies under common control, which may not be distributed.

Omega Energia is a holding that holds the sum of all equity interest held by Omega Energia. Therefore, it depends on the operating income of its subsidiaries and controlled companies. Omega Energia’s cash flow generation, as well as its ability to pay its debts and meet its other obligations depend on the cash flow generation of its subsidiaries, controlled companies and investees and on their ability to make cash available to Omega Energia by way of payments of interest on equity, debt payment, dividends, etc. In addition, there are legal and contractual restrictions that may limit Omega Energia’s ability to obtain cash from its subsidiaries and controlled companies. If this limitation is verified, Omega Energia may be unable to make the required payments of principal and interest on its debts, or to comply with other obligations.

Any adverse change in the financial condition or operating income of its subsidiaries, controlled companies and investees could adversely and materially affect the business, financial condition or operating income of Omega Energia.

There is no guarantee that such funds will be made available to Omega Energia or will be sufficient to meet the financial obligations and to pay dividends, as provided for in the contracts and corporate documents of the subsidiaries, controlled companies and investees.

In addition to the risk factor referred to above, controlled companies with significant operations of Omega Energia are exposed to the same risks applicable to Omega Energia, as already described in this section.

Omega Energia may not be able to obtain the synergies it has planned among its subsidiaries.

The good operational and financial development of Omega Energia depends on synergies with its subsidiary companies, aiming at increasing the volume of sales made, as well as reducing costs and expenses. The synergies between Omega Energia and its subsidiaries include, among other aspects, (i) the unification of commercial energy sales efforts; (ii) the unification of commercial efforts to purchase inputs, and production costs; (iii) unification of efforts to hire employees; and (iv) unification of costs and investments related to back office.

Omega Energia may be unable to adequately extract the necessary synergies to reduce its costs, resulting in additional costs for Omega Energia, which may have a material adverse effect on Omega Energia.

e)    related to the company’s suppliers

Omega Energia and its subsidiaries depend on third-party service providers to supply equipment and materials used in the implementation and construction of projects under development and for operation and maintenance (O&M) of their electric power plants, so that, in the event of failures by one or more suppliers or, if these services are not properly performed, Omega Energia and its subsidiaries may be materially and adversely affected and have their financial conditions and operating income jeopardized.

Omega Energia and its subsidiaries depend on third parties to supply equipment and materials used in their works for the implementation of renewable energy generation projects and, consequently, are subject to, among other factors, failures by such suppliers and service providers, such as delays in delivery or delivery of damaged equipment and materials. In addition, there are several unpredictable factors beyond Omega Energia’s control in the supply and service provision chain, including price increases, strikes or stoppages, unavailability of access roads, loss or damage to equipment or its components while in transit or storage, natural disasters or the occurrence of contagious diseases, such as the outbreak of coronavirus, or COVID-19. All of this can affect the quality of service provision and/or limit the supply of equipment and materials used in works for the implementation of renewable energy generation projects of Omega Energia and its subsidiaries, which, in turn, may adversely affect activities and have a material adverse impact on the income and business of Omega Energia and its subsidiaries.

Additionally, due to the technical specifications of the equipment and works of Omega Energia and its subsidiaries, there are few suppliers and service providers available. If any supplier discontinues production, ceases the sale of any of the equipment necessary for its activities or the provision of engineering services, Omega Energia and/or its subsidiaries may not be able to purchase such equipment or services from other suppliers at the same price and/or within the same period of time. In this case, the works carried out by Omega Energia and/or its subsidiaries may suffer delays and Omega Energia and its subsidiaries may be significantly harmed, which may adversely and materially impact their financial condition and operating income.

In addition, in the event that one or more service providers do not comply with any of their labor or social security obligations, Omega Energia and its subsidiaries may be secondarily or even jointly liable for these obligations, which may materially and adversely affect the operating results of Omega Energia and its subsidiaries, as well as its reputation in case of future payment of fine or indemnity.

Omega Energia and its subsidiaries also depend on contracts entered into with third parties for the provision of operation and maintenance (O&M) services for their electric power generating plants. The inability or unwillingness of these third parties to provide such contracted services with the quality provided for in the respective contracts, the termination of these O&M service contracts, or the inability of Omega Energia and its subsidiaries to renew them or negotiate new contracts with other qualified service provider on a timely basis and with adequate prices, may: (i) result in breach of its regulatory obligations; (ii) put at risk the preservation of its power generating plants; and (iii) temporarily reduce the availability/capacity of electricity generation of its power plants, subjecting its subsidiaries and affiliates to a lower sales revenue and potentially resulting in the imposition of penalties (including payment of fines) provided for in their long-term contracts for sale and purchase of electricity. Accordingly, the business and operational and financial capabilities of Omega Energia and its subsidiaries may be materially and adversely affected.

In addition, Omega Energia and its subsidiaries may be questioned in court or by administrative bodies about the recognition of the employment relationship of employees of outsourced service providers hired by Omega Energia and/or its subsidiaries, or may be held jointly or severally responsible for labor and social security obligations not properly paid by their outsourced service providers, which may result in an increase in the liabilities of Omega Energia and/or its subsidiaries and, consequently, have an adverse effect on its economic capacity and in its financial income.

f)    related to the company’s clients

To the best of its knowledge and belief, Omega Energia is not currently exposed to any risks related to its clients.

g)    related to the sectors of the economy in which the company operates

The development, implementation, expansion, operation and maintenance of facilities and equipment for generation and sale of electricity involve significant risks.

The development, implementation, expansion, operation and maintenance of facilities and equipment for generation and sale of electricity involve significant risks. Such risks include, for instance: (1) in the stage of development of renewable energy projects (i) insufficiency or inexistence of flow margin in the National Interconnected System (SIN) in the regions where Omega Energia and its subsidiaries develop their projects; (ii) insolvency of contractors or service providers; (iii) social and environmental restrictions or incompatibilities that make it difficult or impossible to advance the projects under development; and (iv) unfeasibility or excessive delay in land regularization, preventing the progress of projects under development; (2) in the stage of implementation of renewable energy projects (i) not obtaining release of the properties as necessary for implementation on a timely basis; and (ii) hydrological and meteorological interferences; and (iii) loss, for various reasons, of tax benefits granted to projects under implementation; and (3) in the stage of operation of renewable energy projects (i) unavailability of distribution and/or transmission systems; (ii) interruption of supply; (iii) non-compliance with environmental conditions.

In addition, there are risks that are inherent in all phases (development, implementation, expansion, operation and maintenance of projects), among which we highlight: (i) strikes and other labor disputes; (ii) unavailability of specialized labor; (iii) delay in delivery or unavailability of materials and equipment; (iv) social unrest, vandalism and theft; (v) lawsuits that prevent or hinder the activities carried out; and (vi) regulatory changes.

The occurrence of one or more of these events may adversely affect the ability of Omega Energia and its subsidiaries to generate energy in an amount compatible with its obligations to its clients, which may have a material adverse effect on the financial situation and operating result of Omega Energia and its subsidiaries.

The electricity generation park in Brazil is highly concentrated in large hydroelectric plants, which may pose risks to the national interconnected system.

The Brazilian electricity sector is highly concentrated in hydroelectric generation and faces a performance limitation related to the country’s hydrological situation. As a result, the Energy Reallocation Mechanism (MRE) was created, which is a financial mechanism for sharing the hydrological risks that affect the hydroelectric power generators who choose to participate in said mechanism, seeking to ensure the optimization of the hydroelectric resources of the National Interconnected System (SIN).

If all hydroelectric power plants in the sector generate below a conservative expectation, called Total Assured Energy of the MRE, the generation limitations of the plants of Omega Energia’s subsidiaries, which participate in the MRE, may be affected by lack of water, unavailability of resources, among other reasons, suffering a risk posed by the Brazilian hydroelectric power generation system.

Another factor that may affect the result of the plants associated to the MRE is when the National System Operator (“ONS”) decides to increase thermoelectric power generation and to reduce hydroelectric power generation in order to preserve the water in the reservoirs.

Thus, large-scale natural factors can adversely and materially affect the business of Omega Energia and/or its subsidiaries, its operating results and financial situation, if its hydroelectric power plants that participate in the MRE.

Omega Energia’s subsidiaries may be unable to generate all the energy that they are contractually bound to deliver, which could have a material adverse effect on Omega Energia.

The subsidiaries of Omega Energia have the obligation, under the contracts for the sale and purchase of electricity to which they are parties, to generate and deliver certain amounts of electricity. The difference between the energy generated and the energy delivered can be related to: (i) incidence of resources in an intensity different from that estimated in studies carried out in the project phase; and (ii) unavailability of equipment at a level higher than the contracted performance indices. If such situations may occur, the subsidiaries of Omega Energia and, consequently, Omega Energia, may have a reduction in their respective estimated revenues, which may adversely affect their cash flow and operating income. Additionally, Omega Energia’s subsidiaries may be required to acquire energy upon execution of short-term energy contracts, which are usually more costly, or in the spot market, in order to meet their obligations, which may compromise their financial profitability and the quality of their services to consumers.

Specifically with regard to hydroelectric power generation projects, given the occurrence of unfavorable hydrological conditions, the assured energy of the MRE is scaled to reflect the effective generation numbers of the MRE, that is, the energy generated by the MRE members is adjusted so that members that produced less energy than their assured energy buy from members that produced more energy than their assured energy, upon payment of the Energy Optimization Tariff (TEO). In the face of unfavorable scenarios, when the total energy generated in the MRE is less than the sum of the assured energies of all plants participating in the mechanism, Omega Energia’s subsidiaries may be required to purchase energy in the spot market in quantity enough to satisfy unmet demand. Such purchase is made through qualified agents that operate in the Electric Energy Trading Chamber (“CCEE”), for a price negotiated bilaterally, which may be more expensive than the prices practiced in the sales contracts entered into by Omega Energia’s subsidiaries with their clients, since the price of MWh in that market is quite volatile. In this case, the financial income and business of the subsidiaries of Omega Energia and, consequently, of Omega Energia, may be adversely and materially affected.

Finally, there is no guarantee that, in the event of default in the spot market (or if the CCEE qualifies certain situations, such as legal disputes, as default by agents), the subsidiaries of Omega Energia will receive the payments due as a result of energy sale transactions carried out in the said market, which may adversely and materially affect the financial income and business of Omega Energia.

Omega Energia’s income may be adversely affected by unfavorable hydrological conditions, risk of electricity shortage and the possibility of rationing in the country.

The Brazilian energy matrix is predominantly water. As the SIN operates in a dispatch system optimized and centralized by the ONS, each hydroelectric power plant, including the hydroelectric power plants of certain subsidiaries of Omega Energia, are subject to variations in the hydrological conditions verified both in the geographic region in which Omega Energia and its subsidiaries operate and in other regions of the country. The region in which its hydroelectric power plants operate is subject to unpredictable hydrological conditions, with non-cyclical deviations from average rainfall, and we are currently experiencing severe drought, with very low historical reservoir levels.

Furthermore, the existing mechanisms for the diversification of energy matrices are not capable of absorbing all the adverse consequences of a prolonged water shortage, such as that which occurred in recent years, leading to an increase in energy prices in the spot market and which may lead to rationing of energy.

A possible electricity rationing may generate a reduction in energy sales contracts by the same percentage established for the rationing, resulting in a consequent reduction in the turnover of Omega Energia’s subsidiaries, which could adversely affect the business and financial condition of Omega Energia.

h)    related to the regulation of the sector in which it operates

Omega Energia and its subsidiaries are subject to comprehensive laws and regulations imposed by the federal, state and municipal governments and by regulatory bodies, in particular ANEEL, and cannot predict the effect of any changes in laws or regulations currently in force on its business and operating income.

The implementation of Omega Energia’s growth strategy and the conduct of its activities may be adversely affected by government actions, including:

•	discontinuity and/or changes in the criteria for granting authorizations to explore hydroelectric potentials, wind and solar farms;
•	discontinuity and/or changes in the criteria for granting licenses and authorizations by the federal, state or municipal governments, as applicable, in particular for the purposes of environmental and real estate licensing of power plants operated by Omega Energia’s subsidiaries;
•	discontinuity and/or changes in the criteria for selling electricity in the regulated market environment (“Regulated Market Environment”), among other changes of a regulatory nature; and
•	gradual exclusion of discounts on energy transmission and distribution tariffs (TUST/TUSD) for new renewable energy projects provided for under Law 14120/2021, if the projects under development by Omega Energia and its subsidiaries (i) do not request authorization or expansion of their generation capacity within 12 months after the publication of the Law, and (ii) do not start-up the operations of all power generating units within 48 months from the date of granting the concession.

The failure to comply with the provisions of laws and regulations currently applicable or that may be applicable in the future to the activities of Omega Energia’s subsidiaries may subject such subsidiaries to the imposition of penalties ranging from warnings to the payment of indemnities in significant amounts, as well as revocation of environmental licenses or suspension of the commercial activity of power plants controlled by them, which may have a material adverse effect on Omega Energia. In addition, any relevant changes in the existing regulation could result in significant internal costs and other expenses for Omega Energia’s subsidiaries to comply with the new rules, which could have a material adverse effect on Omega Energia.

The Granting Authority is vested with powers to determine and change the terms and conditions applicable to authorizations for the use of hydroelectric, solar and wind potentials. Thus, it is possible that Omega Energia’s subsidiaries will have to be subject to unforeseen increases in their costs.

The right to explore hydroelectric potential suitable for the construction of small hydroelectric power generation projects, as well as to explore wind and solar farms, is granted by obtaining authorization, upon publication of an authorizing resolution by ANEEL or Ordinance by the MME, according to the technical characteristics of the electricity power generating facilities. The characteristics of the granting act allow for some level of discretion of the Granting Authority. Currently, these authorizations grant the right to exploit solar, wind or hydraulic potentials for initial determined periods of up to thirty-five (35) years, as well as establish rights and obligations of the authorization holder, such as the duty to meet the deadlines for obtaining environmental licenses and for operation of plants.

In addition, the authorization establishes the obligation of the authorization holder to be subject to inspection by ANEEL, paying a fee for such inspection and other possible sectoral charges established in specific regulations, in addition to being subject to the regulations issued by ANEEL and authorities responsible for environmental licensing. These characteristics of the granting act allow for some level of discretion of ANEEL to unilaterally change certain conditions of the authorizations granted, including inspection costs, rules for future sale of electricity, application of costs and charges, expenses related to environmental issues and the amount of rates that may be charged by Omega Energia’s subsidiaries. The costs of Omega Energia’s subsidiaries may increase as a result of unilateral change in the authorization terms. All these factors may have a material adverse effect on Omega Energia.

Omega Energia’s subsidiaries may be penalized by ANEEL in case of non-compliance with the provisions of their authorizations.

In case of non-compliance with any provision of the authorizations for the projects developed by the subsidiaries of Omega Energia, ANEEL may impose penalties on these subsidiaries or Omega Energia, which, depending on the severity of the non-compliance, may be:

• warnings;

• fines;

• interdiction of facilities;

• embargoes on the construction of new facilities or acquisition of new equipment;

• restrictions on the operation of existing facilities and equipment;

• temporary suspension of obtaining new authorizations; or

• revocation of authorization.

The cancellation of any of the authorizations of Omega Energia’s subsidiaries before the expiration date and/or the imposition of fines or any of the other penalties provided for above by ANEEL may cause a material adverse effect on the operating income and financial capacity of Omega Energia.

Omega Energia and its subsidiaries may incur significant costs to comply with any changes in environmental regulation.

The companies in the renewable energy sector, such as Omega Energia and its subsidiaries, are subject to strict federal, state and municipal environmental standards which, in order to be complied with, involve the expenditure of relevant amounts, directly or indirectly. Any inability to comply with the provisions of laws and regulations in force or that may be applicable, or with requirements of environmental licenses or authorizations in force or that may apply to the activities of Omega Energia and its subsidiaries may result in the imposition on them of penalties ranging from warnings and fines to the payment of indemnities in significant amounts, cancellation or revocation of environmental licenses and/or total or partial suspension of the business activity of power plants controlled by them, which may have a material adverse effect on the activities, business and financial income of Omega Energia. In addition, the federal government and the governments of the states and municipalities where its subsidiaries operate may adopt stricter rules applicable to their activities, causing them to incur significant costs to comply with such rules, which may have a material adverse effect on Omega Energia.

i)      related to foreign countries where the company operates

Currently, Omega Energia does not have any operations in countries other than Brazil.

j)     related to social and environmental matters

Omega Energia may be liable for losses and damages caused to third parties, including environmental damages.

Activities in the renewable energy sector can cause impacts and damage to the environment. The environmental law imposes strict civil liability on anyone who causes, directly or indirectly, environmental degradation. Therefore, the duty to repair or indemnify the damage caused to the environment and to affected third parties is regardless of willful misconduct or gross negligence, as long as there is a relationship between the damage and the causation resulting from the activity carried out. The payment of substantial environmental indemnities or relevant expenses incurred to fund the recovery of the environment or the payment of indemnity to affected third parties may prevent Omega Energia from carrying out its activities as planned or cause it to delay, redirect or not be able to implement plans to invest in other areas, which could have a material adverse effect on Omega Energia.

According to the applicable laws, environmental liability in general can occur in three distinct and independent spheres: civil, criminal and administrative. Such spheres are thus considered because a single action can generate environmental liability at the three levels, with the enforcement of administrative and criminal sanctions without prejudice to the obligation to repair or indemnify the damage caused. The fact of not being held liable in one of these spheres does not necessarily releases the agent from liability in the others.

Should Omega Energia or its subsidiaries cause or otherwise be held responsible for any environmental damage, as provided for above, Omega Energia may suffer an adverse effect on its income and business, as well as on its reputation.

Omega Energia and its subsidiaries may fail to meet the conditions provided for in the environmental licenses of their projects, or may be unable to carry out or correct the licensing of projects that may be acquired.

Pursuant to the applicable regulations, the activities carried out by Omega Energia’s subsidiaries are subject to environmental license granted by the authorization bodies. Such license is usually subject to conditions that may involve limitations on implementation or operation. Omega Energia and its subsidiaries may fail to comply with the aforementioned conditions, being subject to fines or even the revocation and/or suspension of their respective licenses, which may impact the regular conduction of their activities, including the risk of total stoppage, and this could consequently have a material adverse effect on the income of Omega Energia.

Additionally, Omega Energia and its subsidiaries may be unable to carry out or correct the environmental licensing of projects that they acquire and/or that are under development, being, therefore, subject to fines or even revocation and/or suspension of these respective licenses, which may cause a material adverse impact on the income and operations of Omega Energia and its subsidiaries, as well as a delay in the operation of said projects under development or implementation.

k)    related to the macroeconomic environment

Political instability may harm Omega Energia’s operating income.

The performance of the Brazilian economy has historically been influenced by the national political scenario. In the past, political crises affected the confidence of investors and the general public, resulting in economic downturn, which affected the market price of Omega Energia’s securities listed for trading on the stock exchange.

In recent years, Brazilian politicians have been accused of unethical or illegal conduct. These allegations, currently being investigated by the competent authorities, include campaign financing and violations of electoral practices, influence of Federal Government authorities in exchange for political support, and other alleged corruption charges.

Omega Energia understands that such negative impacts may continue in the near future and while these investigations are ongoing.

Omega Energia cannot also predict the results of these investigations nor the impact on the Brazilian economy or on the Brazilian stock market.

The last president, governors, senators, federal and state representatives election took place in October 2018 and brought significant volatility in exchange and interest rates and in the market prices of securities of Brazilian companies. As a result of a disputed presidential election, Congressman Jair Bolsonaro became the President of Brazil on January 1, 2019. The political divisions that arose before the elections continued and even intensified under the presidency of Mr. Bolsonaro. The continuation of such divisions has resulted in situations of deadlock in

Congress, political unrest, demonstrations, strikes and market volatility, which have been affecting and may continue to adversely affect the country’s macroeconomic conditions. Uncertainties regarding the implementation, by the new government, of changes in the monetary, tax and social security policies, as well as in the related legislation, can contribute to economic and political instability. These uncertainties and new measures end up increasing the volatility of the Brazilian securities market, which could materially and adversely affect Omega Energia’s operating income.

Political, economic and social events and the perception of risks in other countries, especially in emerging economy countries, can harm the market value of Brazilian securities.

The market value of securities issued by Brazilian companies may be influenced, to varying degrees, by economic and market conditions in other countries, including the United States, China and the European Union, Latin American countries and emerging economy countries. Investors’ reaction to events in these other countries may have a material adverse effect on the market value of securities issued by Brazilian companies, in particular those traded on a stock exchange. Crises in other Latin American countries and other emerging economy countries or the economic policies of other countries, in particular the United States, China and European Union countries, may reduce investors’ interest in securities from Brazilian companies, including securities issued by Omega Energia. Share prices at B3, for example, have historically been affected by fluctuations in interest rates in effect in the United States, as well as by changes in the main US stock indices. This could affect the price of shares issued by Omega Energia and make it difficult for Omega Energia to access the securities market and to raise funds to finance its operations in the future on acceptable terms or in full. Any of these events may adversely affect Omega Energia’s business and the market value of its shares.

In the past, the escalation of adverse economic conditions in other emerging market countries resulted, in general, in the exit of investments and, consequently, in the reduction of external funds invested in Brazil. The financial crisis originated in the United States in the third quarter of 2008 resulted in a scenario of global recession, with several consequences that, directly or indirectly, adversely affected the Brazilian stock market and economy, such as: fluctuations in the price of securities of publicly-held companies, lack of credit availability, reduced spending, economic slowdown, exchange rate instability and inflation. Recently, the Brazilian market has experienced high volatility due, among other factors, to the trade war between the United States and China, the withdrawal of the United Kingdom from the European Union, the reduction in the IMF’s global GDP forecast, the COVID-19 pandemic, in addition to other uncertainties involving macroeconomic and political conditions. Furthermore, financial institutions may be unwilling to renew, extend or grant new lines of credit under economically favorable conditions, or even be unable or unwilling to fulfill their commitments.

Any of the aforementioned events may affect the trading of Omega Energia shares, in addition to hindering Omega Energia’s access to the securities market and to raise funds to finance its operations in the future on acceptable terms or in full.

Banking concentration in Brazil can harm the availability and cost of credit

According to the 2019 Banking Economy Report, published by the Central Bank of Brazil, in 2020, the five largest Brazilian banks — Banco do Brasil, Bradesco, Caixa Econômica, Itaú and Santander — concentrated 81% of the total assets of the banking segment.

More specifically in relation to the real estate market, in real estate credit operations, added to the operations of individuals and companies, the five largest Brazilian banks were responsible for 98.37% of the operations in that market in 2019, with a large advantage for Caixa Econômica Federal, with a share of 69.84%.

This concentration can affect competition, with possible effects on bank spreads and other prices. Additionally, a possible relationship problem with one of the banks could affect Omega Energia’s financing capacity.

The volatility and illiquidity inherent in the Brazilian securities market may substantially limit the ability of investors to sell common shares issued by Omega Energia at the price and time desired.

Investing in Brazilian securities, such as common shares issued by Omega Energia (when admitted for trading on organized markets), often involves a greater risk than investing in securities issued by issuers in other countries and in general is deemed to be more speculative. These investments are subject to certain economic and political risks, such as, but not limited to:

•	changes in the regulatory, fiscal, economic and political environment that may affect the ability of investors to obtain returns, in whole or in part, on their investments; and
•	restrictions on foreign investment and repatriation of invested capital.

The Brazilian securities market is substantially smaller, less liquid and more concentrated than major securities markets such as the United States or Europe. Omega Energia cannot guarantee that, after the completion of the share offering (when admitted for trading on organized markets), there will be liquidity in the market, which may limit the capacity of the respective subscriber to sell the shares issued by Omega Energia at the price and time desired. Additionally, the regulations governing B3 SA - Brasil, Bolsa e Balcão or a body that may succeed it may be different from those that the foreign investors are used to, which may limit the ability of the respective shareholder to sell its interest at the price and time desired. In addition, the price of the shares sold in a public offering is often subject to volatility immediately after it is carried out. Thus, the market price of common shares issued by Omega Energia (when admitted for trading on organized markets) may vary significantly as a result of the aforementioned factors, which are beyond Omega Energia’s control.

Any downgrade in Brazil’s credit rating may adversely affect the price of the common shares issued by Omega Energia.

Omega Energia may be adversely affected by investors’ perceptions of the risks related to Brazil’s sovereign debt rating. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors, including macroeconomic trends, tax and budgetary conditions, debt metrics, and the prospect of changes in any of these factors.

Brazil’s sovereign debt rating is rated below investment level by the three main US rating agencies: Standard and Poor’s, Moody’s and Fitch. Standard and Poor’s downgraded Brazil’s sovereign debt rating from BBB- to BB+ in September 2015, which was downgraded to BB in February 2016 and maintained its negative outlook on the rating, citing tax difficulties and the contraction of the economy in Brazil as signs that the credit situation is worse. In January 2018, Standard and Poor’s downgraded Brazil’s rating from BB to BB-. In December 2015, Moody’s upgraded Brazil’s sovereign debt rating to Baa3 and revised Brazil’s sovereign credit rating in February 2016 to Ba2 with a negative outlook, citing the prospect of further deterioration in Brazil’s debt values in the midst of recession and challenging political environment. Fitch downgraded Brazil’s sovereign credit rating to BB+ with negative outlook in December 2015, citing the country’s fast-growing budget deficit and worse-than-expected recession, and downgraded Brazil’s sovereign debt rating in May 2016 for BB with a negative outlook. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-, based, among other reasons, on the tax deficit, the increase in public debt and the government’s inability to implement the necessary reforms to improve the public accounts. In June 2021, the rating agency Standard & Poor’s confirmed the country’s credit rating at BB-, considered speculative grade, keeping Brazil’s rating outlook stable.

In recent years, Brazilian political and economic scenarios have experienced high levels of volatility and instability, including the contraction of its GDP, sharp fluctuations of the real against the US Dollar, increased unemployment and lower levels of spending and consumer confidence. This scenario still continues, and we cannot predict the potential impacts of the policies to be adopted by the current government.

Brazil’s sovereign credit rating is currently rated below investment level by the three main rating agencies mentioned above. Consequently, the prices of securities issued by Brazilian companies were negatively affected. The continuation or worsening of the current Brazilian situation and the continued political uncertainty, among other factors, may lead to further downgrades. Any further degradation of Brazil’s sovereign credit ratings could increase investors’ risk perception and, as a result, adversely affect the price of the shares issued by Omega.

The Federal Government has exercised and continues to exercise significant influence over the Brazilian economy. This influence, as well as the Brazilian economic and political situation, may have a material adverse effect on Omega Energia’s activities and on the market price of its shares.

The Brazilian economy has suffered frequent interventions from the Federal Government, which sometimes makes significant changes in its policies and regulations. The measures taken by the Federal Government to control inflation and implement its macroeconomic policies often imply an increase in interest rates, changes in tax policies, price controls, exchange rate devaluation, capital control and limitation on imports, among other measures. Omega Energia has no control over the measures and policies that the Federal Government may adopt in the future, nor can it predict them. Omega Energia’s business, economic and financial situation and operating income may be materially harmed by changes in policies or rules that involve or affect factors such as: (i) interest rates; (ii) exchange controls and restrictions on remittances abroad, such as those imposed in 1989 and early 1990; (iii) monetary policy; (iv) currency fluctuations; (v) regulatory environment relevant to the activities of Omega Energia and the companies that may be part of its portfolio; (vi) change in labor regulations; (vii) inflation; (viii) liquidity of domestic financial and securities markets; (ix) expansion or contraction of the Brazilian economy; (x) tax policy and changes in tax laws; (xi) housing policy; (xii) import and export control; (xiii) social and political instability; and (xiv) other political, diplomatic, social and economic events that may occur in Brazil or that affect it.

Uncertainty regarding the implementation of changes by the Federal Government to maintain stability, as well as speculation about future actions that may affect these or other factors may contribute to economic uncertainty in Brazil and to increase the volatility of the Brazilian securities market and of the securities issued abroad by Brazilian companies. Consequently, these uncertainties and other future events in the Brazilian economy may adversely affect the activities, economic and financial condition and operating income of Omega Energia, the cash flow available for payment, and the trading price of its shares (when admitted for trading on organized markets).

Exchange rate instability may harm the Brazilian economy and the market value of its shares.

Historically, as a result of various pressures, the Brazilian currency has suffered recurrent devaluations against the dollar and other foreign currencies over the past four decades. The Federal Government implemented several economic plans and used various exchange rate policies, including (i) sudden devaluations and/or small periodic devaluations, during which the frequency of adjustments varied from daily to monthly, (ii) floating exchange market systems, and (iii) exchange rate controls.

In recent years, there have been significant fluctuations in the exchange rate between the Real and the Dollar and other currencies. For example, the Real appreciated 11.8%, 8.7% and 17.2% against the Dollar in 2005, 2006 and 2007, respectively. In 2008, as a result of the worsening of the global economic crisis, the Real depreciated 32.0% against the Dollar, closing at R$2.34 per US$1.00 on December 31, 2008. In the fiscal year ended December 31, 2017, there was a 1.5% devaluation of the Brazilian currency against the Dollar, with the exchange rate between the Real and the Dollar of R$3.31 per US$1.00. In the fiscal year ended December 31, 2018, the Brazilian currency devaluated 17.1% against the Dollar, with the Real/Dollar exchange rate of BRL 3.87 per US$1.00. In the most recent fiscal year ended December 31, 2019, the Brazilian currency devaluated 4.0% against the Dollar, with the Real/Dollar exchange rate of R$4.03 per US$1.00. In the fiscal year ended December 31, 2020, the Brazilian currency devaluated 28.76% against the Dollar, with the Real/Dollar exchange rate of R$5.19 per US$1.00. Finally, in the half year ended June 30, 2021, the Brazilian currency devaluated 3.66% against the Dollar, with the Real/Dollar exchange rate of R$5.00 per US$1.00. It is not possible to say for sure that the Real will not suffer any devaluation against the Dollar again.

Omega Energia understands that the devaluations of the Real against the Dollar may create additional inflationary pressures in Brazil and result in increases in the interest rates, negatively affecting the Brazilian economy as a whole.

Outbreaks of communicable diseases on a local and/or global scale, such as the COVID-19 pandemic, can and have resulted in various measures whose effects can lead to greater volatility in the local and/or global securities markets and to a potential slowdown in the growth of the local and/or global economy.

The outbreak of communicable diseases, such as the COVID-19 outbreak on a global scale, which started in December 2019 and declared as a pandemic by the World Health Organization on March 11, 2020, may affect investment decisions and could result in sporadic volatility in international and/or Brazilian markets. Such outbreaks can and have resulted, at different levels, in the adoption of governmental and private measures that include restriction, in whole or in part, on the movement and transport of people, goods and services (public and private, including judicial services, limited to forensic activity and suspension of procedural deadlines, and services related to notary offices and registries of deeds and documents, and real estate registry), and, consequently, in the closing of private establishments and public offices, interruptions in the supply chain, reduction of consumption in general by population, in addition to the volatility in the price of raw materials and other inputs.

In addition, governments worldwide have acted with greater intervention in their economies, including through regulations and availability of resources, in response to the economic impacts deriving from the advance of the pandemic.

These events have a significant and negative effect on the world economy and on the economy of Brazil, and include or may include:

•	reduction in the level of economic activity;
•	currency devaluation;
•	an increase in the fiscal deficit and a reduction in the capacity of the public administration to make investments, make payments and contract services or acquire goods;
•	decrease in liquidity available in the international and/or Brazilian market; and
•	delays in legal, arbitration and/or administrative proceedings, especially those that are not electronic.

The occurrence of such events and the period they last may have a material adverse effect on the global economy and/or the Brazilian economy, and impact the liquidity and market value of Omega Energia’s shares; they can also result in far-reaching socioeconomic impacts, including a possible drop in tax revenue in the country and an increase in demand for public spending in key sectors, a scenario in which legislative changes can be made to impose, even if temporarily, more taxes on the activities of Omega Energia, which may adversely affect its business and operating income.

Omega Energia cannot guarantee that other regional and/or global outbreaks will not happen. And, should they happen, Omega Energia cannot guarantee that it will be able to take the necessary measures to prevent a negative impact on Omega Energia’s business.

Changes in Brazilian tax legislation, conflicts in its interpretation and the non-renewal, modification, limitation, suspension or revocation of tax benefits may adversely impact Omega Energia, increasing the taxes that Omega Energia is required to pay.

Currently, there is a proposal in the Brazilian congress for the implementation of a tax reform, which has already been approved by the House of Representatives and is under analysis by the federal Senate. The Federal Government may implement changes in tax laws which may significantly impact current practices adopted by companies in Brazil, and may even increase the tax burden of these companies and, also, of Omega Energia. These changes include adjustments to the applicable tax rate and the levy of temporary taxes, the proceeds of which are allocated to certain purposes by the Federal Government, as well as changes in the taxation of dividends and the extinction of interest on equity. The effects of such tax reform measures and any other changes resulting from the enactment of additional tax reforms cannot be quantified and are unpredictable. Some of these measures may increase Omega Energia’s total tax obligations, which, in turn, may adversely and materially affect its operating and financial income.

4.2.           Description of the main market risks

As detailed in Exhibit V to this Proposal, Omega is included in the context of the Corporate Restructuring, whereby, once the Conditions Precedent are implemented, Omega Energia will hold all the shares representing the capital stock of New OD, as well as a direct interest of 37.5% in the total capital stock of OG. Additionally, if the Merger of Shares is approved, and the implementation of the Conditions Precedent to the Merger is verified, Omega Energia will hold all the shares representing the capital stock of New OD and OG.

In this sense, within the best governance practices, in order to show the impacts of the Corporate Restructuring and the Merger of Shares on Omega Energia’s activities, the market risks described in this section “4.2 Description of market risks” refer to Omega Energia, its current subsidiaries and the companies in which Omega Energia may hold interest after the Corporate Restructuring and Merger of Shares.

Market Risk

The risk related to interest rates comes from the fluctuation of market rates. Omega Energia’s exposure mainly derives from loans and financing and financial investments with fixed or floating interest rates, TJLP (Long-Term Interest Rate) and inflation rates.

Additionally, Omega Energia sells energy in the Regulated Market Environment (ACR) and in the Free Market Environment (ACL). In the Regulated Market Environment, the sale is made under contracts resulting from new energy auctions (“LEN”) and reserve energy auctions (“LER”), whose prices are predetermined, adjusted by a certain inflation rate. In LEN contracts, the risk of variations in the Settlement Price of Differences (“PLD”) arises from the energy balance adjustments, when the generation is different from the energy sold, according to the rules of each contract and their bands, so that a change in market prices may affect Omega Energia’s operating revenue.

In the Free Market Environment, Omega Energia is exposed to short-term prices (spot or PLD). In the portion of assets linked to Free Market Environment, the difference between generation and sale is settled in the spot market by CCEE, so that a change in energy market prices may affect Omega Energia’s operating revenue.

Credit risk

Credit risks arise from Omega Energia’s commercial operations, including future sales commitments already contracted or financial investments.

The book value of financial assets representing the maximum credit exposure is briefly shown below:

Consolidated (in thousands of Reais)

	As of	As of
	June 30, 2021	December 31,
		2020
Cash and cash equivalents	569,778	896,274
cash
Clients	285,922	321,479
Restricted cash	510,411	461,771
Total	1,366,111	1,679,524

Liquidity risk

Liquidity risk refers to the possibility of Omega Energia not fulfilling its contractual obligations on the due dates, as well as encountering difficulties to meet its cash flow needs due to market liquidity constraints.

Regarding the risk of debt acceleration, the Omega Energia business group has financing contracts and debt instruments with covenant clauses related to compliance with economic and financial ratios, cash generation and others.

OMEGA GERAÇÃO S.A.
(Publicly-Held Company)

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

EXHIBIT IV

INFORMATION ON THE ACTIVITIES OF OMEGA ENERGIA S.A.

(Items 7.1, 7.2, 7.3, 7.4 of Exhibit 24 to ICVM Instruction No. 480/09)

EXHIBIT IV

INFORMATION ON THE ACTIVITIES OF OMEGA ENERGIA S.A.

(Items 7.1, 7.2, 7.3, 7.4 of Exhibit 24 to ICVM Instruction No. 480/09)

7.1.1.1.	Summary description of the activities carried out by the company and its subsidiaries:

Omega Energia is a non-operating holding company and, as detailed in Exhibit V to this Proposal, once certain conditions precedent are implemented (“Conditions Precedent of the Corporate Restructuring”), Omega Energia will hold all the shares representing the capital stock of Omega Desenvolvimento S.A. (“New OD”), as well as direct interest in the capital stock of Omega Geração S.A. (“OG”) (“Corporate Restructuring”). Additionally, if the Merger of Shares is approved, and the implementation of the conditions precedent provided for in the Protocol (“Conditions Precedent for the Merger of Shares”) are verified, Omega Energia will hold all the shares representing the capital stock of New OD and OG.

In this sense, within the best governance practices, in order to demonstrate the impacts of the Corporate Restructuring and the Merger of Shares on Omega Energia’s activities, Omega Energia’s business visions are presented below, in addition to the summary descriptions of the activities developed by New OD and by OG.

BUSINESS

Omega Energia is a digital platform providing renewable energy services through its operating subsidiaries New OD and OG. New OD is focused on the development of renewable energy generation projects and, therefore, holds renewable projects in the pre-operational phase. OG is the largest Brazilian renewable generation company, holding a renewable portfolio of 1,869 MW of installed capacity, according to data from ANEEL.

New OD and OG hold 49% and 51% of the capital, respectively, of Omega Comercializadora de Energia S.A. (“OMC”). OMC is one of Brazil’s main energy suppliers, pioneering energy digitization and closing the gap between clean energy and consumers.

Corporate Structure of Omega Energia if the Merger of Shares is approved

PORTFOLIO

As described in Exhibit V to this Proposal, once the Conditions Precedent of the Corporate Restructuring are implemented, Omega Energia will hold all the shares representing the capital stock of New OD, as well as direct interest in the capital stock of OG. Additionally, if the Merger of Shares is approved, and once the Conditions Precedent of the Merger of Shares have been implemented, Omega Energia will hold all shares representing the capital stock of New OD and OG.

In this sense, within the best governance practices, in order to demonstrate the impacts of the Corporate Restructuring and the Merger of Shares on Omega Energia’s activities, summary descriptions of the activities developed by New OD and by OG are presented below.

1)     Omega Geração S.A. (OG)

OG is the subsidiary of Omega Energia that holds operational renewable electricity generation assets. According to its Bylaws, OG’s business purpose is (i) holding interest, either directly or through a joint venture (partnership), consortium or any other company, in electricity assets that have already reached the operational stage, including, but not limited to, small hydroelectric plants (SHP), wind farms 104

(CGE) and solar power plants (CGS), as well as companies operating in the commercialization of electricity and energy efficiency; (ii) holding interest in other companies as a member, shareholder or quotaholder, in Brazil or abroad; (iii) commercialization of electricity, as well as engagement in ancillary activities to the commercialization of energy; and (iv) ancillary activities necessary to fulfill OG’s business purpose.

On this date, OG’s installed capacity was 1,869.0 MW resulting from its portfolio of 79 renewable projects at 100%, namely, 4 small hydroelectric plants (SHP), 64 wind power stations (EOLs) and 11 photovoltaic power stations (UFVs), which are located in 7 Brazilian states: Maranhão, Piauí, Bahia, Mato Grosso do Sul, Minas Gerais, Rio de Janeiro and Rio Grande do Sul.

ASSET PORTFOLIO

	Asset	Ins. Cap.	Share
Wind	1 | Delta Maranhão	426.0	100%
	2 | Delta Piauí	144.8	100%
	3 | Ventos da Bahia 1 e 2	91.3¹	50%
	4 | Assuruá	353.0	100%
	9 | Gargaú	28.1	100%
	10 | Chuí	582.8	78% 99.99%
Hydro	5 | Serra das Agulhas	30.0	100%
	6 | Pipoca	20.0	33.2%
	8 | Indaiás	32.5	100%
Solar	7 | Pirapora	160.5¹	50%
-	Operating Capacity	1,869.0	-
Wind	4 | Assuruá 4	211.5	100%
Wind	3 | Ventos da Bahia 3	90.8¹	50%
-	Total	2,171.3	-

New Acquisitions:

Ventos da Bahia Complex 3

On July 28, 2021, OG announced, through a Notice of Material Fact, that it had signed a binding agreement with EDF Renewables to acquire 50% of the Wind Complex Ventos da Bahia 3 (“Ventos da Bahia 3”).

The Ventos da Bahia 3 complex has a projected installed capacity of 181.5 MW, expected to enter into commercial operation in January 2022 and is located in Bahia, adjacent to the Wind Complexes Ventos da Bahia 1 and 2. The acquisition of 50% of Ventos da Bahia 3, when completed, will be OG’s third joint venture with EDF Renewables (after the Complexes Pirapora and Ventos da Bahia 1 and 2), with whom OG will operate 685 MW as a whole. The acquisition will also consolidate OG’s activities in the countryside of Bahia, where OG already owns the Assuruá Complex and the first two phases of Ventos da Bahia, making it one of OG’s main operating regions.

2) Omega Desenvolvimento S.A. (“New OD”)

New OD was formed from the transfer of selected assets from Omega Desenvolvimento de Energia S.A. (“OD”) to New OD. New OD is the subsidiary of Omega Energia, which holds renewable energy generation projects, mainly from wind and solar sources, in addition to options to purchase new projects in regions with the best use of natural resources in Brazil.

The projects and purchase options that make up the portfolio are in different stages of development, commonly known as “Early-stage”, “Mid-stage”, “Late-stage” and “Under Implementation”. Therefore, New OD acts as an incubator of high-quality projects in the market, acting in two different ways: (i) identifying areas with high energy potential and developing projects in full; and (ii) prospecting and negotiating projects in the market at the most varied stages of development. In both situations, New OD uses strict technical quality criteria with integrated development between land, communities, environment, energy resource and implementation project so that its projects can mature in a manner consistent with what will be built.

As provided for in its Bylaws, New OD’s business purpose is: (i) interest holding and development, directly or through a joint venture (partnership), consortium or any other company in which New OD holds interest, of renewable energy assets, including, but not limited to small hydroelectric plants (SHP), wind farms (CGE) and biomass-fired thermoelectric plants (UTE); (ii) holding interest in other companies; and (iii) ancillary activities necessary for the fulfillment of New OD’s business purpose.

Since 2008, approximately R$3.5 billion has been invested in the development of renewable energy projects, and New OD (then OD) believes it has become a reference in Brazil in terms of quality of renewable energy generation projects, execution and profitability. On that date, New OD’s project portfolio was 6,382.3 MW resulting from renewable projects that hold direct interest and purchase options negotiated with market players, which are located in 4 Brazilian states: Maranhão, Piauí, Bahia and Ceará.

Omega Energia has observed a growing consumer demand for renewable energy supplied via long-term contracts, which has led New OD to sign several contracts in recent months with companies such as Heineken, Bayer and Cargill, which represent 717 MW in new projects to be implemented. At the same time, OMC – which will be 100% owned by Omega Energia – has increasingly enabled long-term transactions, helping Brazilian companies of different sizes to reduce their carbon emissions and their energy costs.

ASSET PORTFOLIO

New OD’s portfolio consists exclusively of renewable sources (wind and solar), located in regions with a high incidence of wind resource or solar radiation. Additionally, these projects, for the most part, belong to large clusters, allowing for gains of scale due to locational synergies.

PROJECT STAGE

Assuruá 4	Assuruá 5	Morada do Sol	Kuara	Delta	Other

Maranhão,
Location	Bahia	Bahia	Ceará	Ceará	Piauí and	-
Ceará
Installed Capacity	211.5 MW	243.6 MW	261.4 MW	3,500 MW	999.6 MW	1,166 MW
(Projected)
% Committed (PPAs)	~100%	>90%	>85%	-	-	-
% of Capex (Committed)	~94%	>70%	-	-	-	-
Financing (Stage)	BNB Committed	FDNE Preliminary Approval	BNB/BNDES under negotiation	-	-	-
Environmental License	Installation License	License Preliminary	License Preliminary	-	License Preliminary	-
Authorization	Authorized	October (Expected)	Authorized	-	-	-

Other Projects

#	Delta 4	Delta 10	Ibiapaba	Sigma
Location	Paulino Neves - Maranhão	Parnaíba and Ilha Grande - Piauí	Viçosa do Ceará - Ceará	Bom Princípio - Piauí
Capacity Potential	88.2MW	130.5MW	256.5MW	52.4 MW
Factor of Capacity	52.0%	56.8%	53.4%	-
Authorization	DRO issued by ANEEL	DRO issued by ANEEL	Analysis of the DRO in progress at ANEEL.	DRO issued by ANEEL
Connection	SE Miranda 500 kV	SE Parnaíba III 230 kV	SE Tianguá II 230 kV	-
License	Installation License and	Installation License and	Preliminary License on	Preliminary License for 55% of the Complex
Environment	IPHAN issued	IPHAN issued	Progress
Land	Property in good standing and under contract	Lease Agreements are in the process of renewal	Properties related to the project are leased	-
Expected Start-Up Date	Jul-24	Jul-24	Jun-25	-

Assuruá Expansions

New OD recently acquired (pending approval by the Administrative Council for Economic Defense to close the transaction) wind and solar projects in the Assuruá region, which, in addition to having excellent natural resources, have a high synergy with the other projects that New OD holds in the same region. The projects have the potential for up to 516.2 MW wind and 650 MW solar.

OUR OPPORTUNITIES

• Energy Sales Platform: accelerate investments in Brazil’s first digital platform for clean energy sales

• Growth Platform: development and operation of new wind and solar assets in Brazil

• Global Platform: expansion of our activities to the United States ENERGY SALES PLATFORM

Omega Energia seeks to offer simple and affordable solutions that adapt to the needs of each customer, connecting large consumers, small businesses and individuals to renewable energy sources.

Omega Energia understands that the free market will offer many growth opportunities in the coming years. Currently, traditional market solutions do not address the needs of consumers, offering analog energy products and services that are expensive, complex and of low quality. In the view of Omega Energia, there is an opportunity to reinvent energy sales in Brazil, offering a simpler and smarter model for small and medium consumers. In September 2020, OMC launched the first 100% digital energy sales platform for the purpose of consolidating itself in the coming years as a leader in this segment, expanding the offer of clean energy to an increasing number of consumers.

Since its launch, the digital platform has been gaining momentum to sell energy to smaller customers. By combining the first digital clean energy sales platform in Brazil with its ability to develop multiple solutions that adapt to the needs of each consumer, OMC has positioned itself among the largest energy sellers in Brazil in terms of the volume of energy sold, according to data from

The Electric Energy Trading Chamber (“CCEE”). Bill No. 414/2021 (former Senate Bill No. 232/2016) is currently pending before the Chamber of Deputies, which creates the portability of the electricity bill and enables the opening of the entire market, including for homes, as of forty-two (42) months from the enactment of the Law. If that bill is approved, Omega Energia’s addressable market will grow significantly, as shown in the graph below.

(1) Free market consumers with consumption of less than 3,000 KW. (2) Opening of high voltage captive consumer (PLS 232/2016). (3) Opening of the entire market, including homes (PLS 232/2016)

Source: Omega Energia.

Omega Energia understands that the opening of the market, if it occurs, will provide new ways to supply energy to different consumer profiles, and that companies with processes, technologies and communication channels already developed with small and medium businesses will come out ahead in the competition for small consumers.

To achieve this goal, Omega Energia will offer distinguished, simple, sustainable, complete products at low prices, easily accessible by customers of different sizes, profiles and needs.

Complete Solution for Customers

GROWTH PLATFORM

Omega Energia’s value creation proposal is based on continuous growth arising from the development, implementation, operation and acquisition of high-quality renewable assets, continuously gaining scale and tightly pursuing increased returns, diversification of risks and the reduction of cost of capital.

Omega Energia understands that the Brazilian renewable energy sector will offer many growth opportunities in the coming years and considers it to be well positioned to continue as one of the main investors, developers and operators of renewable energy generation assets in Brazil, mainly due to its technical and industry knowledge, as well as its execution capacity.

Omega Energia will seek to develop and invest in assets with returns above their cost of capital and that effectively diversify its asset base, focusing on wind, solar and hydroelectric assets with high technical quality, operational longevity, long-term energy sales contracts, adequate scale and consistent operating costs, providing predictable and stable cash flows. With that, Omega Energia aims to continue offering its investors an excellent risk-return equation.

OG’s growth strategy has made it the largest Brazilian renewable generation company, with 1,869 MW in operating assets in its portfolio, according to data from ANEEL. In recent years, OG acquired assets with technical characteristics that complement its portfolio and solid natural resources, demonstrating its ability to generate new business that will consolidate Omega Energia as a reference platform in renewable generation investments in Brazil.

Since its IPO in July 2017, OG has multiplied its installed capacity by 7.3, adding to its portfolio: Delta 3 (220.8 MW), Pirapora (160.54 MW), Delta 5 (54 MW), Delta 6 (54 MW) and Assuruá (303 MW), Delta 7 (62.1 MW), Delta 8 (35.1 MW), Assuruá 3 (50 MW), Chuí Complex (582.8 MW) and Ventos da Bahia 1 and 2 (182.6 MW).

Installed Capacity Growth (MW)

Source: Omega Energia.

Omega Energia understands that these are the main opportunities to continue growing in the short term:

•	Acquisition of Ventos da Bahia 3: the acquisition of 50% of the renewable project Ventos da Bahia 3 (90.8 MW) was announced on July 27, 2021 and is expected to be completed by the first quarter of 2022, increasing Omega Energia’s installed capacity to 1,959.8 MW. For more information on the transaction, see Item 7.1 - OG.
•	Projects in Advanced Stage New OD: the renewable projects Assuruá 4 (211.5 MW), Assuruá 5 (243.6 MW) and Morada do Sol (261.4 MW) are in an advanced stage of feasibility and when operational they should add 716.5 MW of installed capacity to Omega Energia. For more information about the transaction, see Item 7.1 - New OD.

Projected Growth of Omega Energia

Source: Omega Energia.

GLOBAL PLATFORM

Omega Energia understands that after the Corporate Restructuring and the Merger of Shares mentioned in Exhibit V to this Proposal, Omega Energia will accumulate the necessary skills to position itself as a global provider of clean and digital energy and, therefore, conquer new markets, initially the US market.

New OD has had a branch in the United States since the beginning of 2021, having prospected areas and opportunities for greenfield development, as well as evaluated potential acquisitions of technology companies that would accelerate its global digital platform. To lead the management of the business in the United States, New OD relied on Mr. Paulo Abranches, an executive and entrepreneur with recognized performance in the renewable energy industry in Brazil in recent years.

Combined with the opportunity to expand Omega Energia’s operations to other locations, and without prejudice to the primary focus on the Corporate Restructuring of Omega Energia and the Merger of Shares mentioned in Exhibit V to this Proposal, Omega Energia has evaluated, together with several advisors, the formation of a company based abroad, in jurisdiction to be determined, whose shares would be listed on the NYSE or NASDAQ.

Such a change could prove to be important for value leverage with the potential expansion of the investor base, reduction of Omega Energia’s cost of capital, greater access to funding sources and further improvement of Omega Energia’s ESG ratings.

Therefore, Omega Energia will assess, over the next few months, the receptivity of international markets to its business plan, its digital, ESG and geographic attributes, and any movements will be informed to the market, and the necessary resolutions submitted to the shareholders under the terms of regulation.

OTHER OPPORTUNITIES

In Omega Energia’s view, the energy market is undergoing important transformations, becoming increasingly digital, clean and decentralized. Omega Energia understands that these transformations will bring important opportunities for organizations capable of continuously reinventing their business model and anticipating trends. Therefore, Omega Energia is constantly studying and prospecting innovative business opportunities such as green hydrogen, green methanol, storage solutions and energy efficiency.

COMPETITIVE ADVANTAGES OF OMEGA ENERGIA

The main competitive advantages of Omega Energia are listed below:

Growth via an experienced and independent platform ready for consolidation

Studies carried out on December 31, 2020 by OG, based on data presented by ANEEL and other industry bodies, indicate that approximately 13.5 GW of the Brazilian installed capacity of renewable assets can be traded in mergers and acquisitions in the next years, which amounts to a promising investment opportunity. In this context, Omega Energia believes there is room for growth through acquisitions and mergers of third-party portfolios, through acquisitions and partnerships with multiple formats that are mutually beneficial to the parties. Omega Energia understands and believes that it is ready to integrate new assets into its operating platform and that it has professionals, systems, processes and suppliers with proven experience in the acquisition, operation and management of this class of assets, and a deep knowledge of the industry.

In addition, the knowledge and experience acquired by New OD over the past few years, having developed more than 650 MW and invested more than R$3.2 billion, makes Omega Energia believe that it is capable of capturing potential future growth related to development of new projects.

Competitiveness of the developing portfolio

The portfolio of renewable energy generation projects under development by New OD, notably wind and solar sources, is located in regions with a high incidence of wind resource or solar radiation, as explained in the item “Asset Portfolio” above. Additionally, these projects, for the most part, belong to large clusters, allowing for gains in scale due to locational synergies. As a result, Omega Energia believes it is positioned to capture a relevant portion of the projected growth in the installed capacity of renewable assets.

Portfolio selectivity and diversification with a focus on high quality assets

Omega Energia believes it has high operational quality assets, especially due to the rigor in the selection of its locations and technical characteristics, the extensive studies of energy resources and certifications carried out by reference companies in the industry, the origin of Omega Energia equipment (Omega Energia believes that its main equipment suppliers have a reputation for having proven technical performance: GE, Siemens-Gamesa, Vestas Wind Systems and WEG), and the rigorous operation and maintenance process implemented by the team and suppliers engaged by Omega Energia.

In addition, Omega Energia has a very diversified portfolio, whether in operation or under development, which combines wind, solar and hydroelectric energy in different regions. Omega Energia intends to maintain selectivity and rigor in the formation and diversification of its portfolio in terms of sources, generation profiles, energy purchase and sale contracts and geographic location.

OG’s revenue predictability and high operating margins

OG’s revenues derive from long-term contracts indexed to inflation and with a current average term of approximately 13.1 years, entered into in the Regulated Contracting Environment (“ACR”) and in the Free Contracting Environment (“ACL”), with a diversified client portfolio that OG believes has good creditworthiness. Therefore, Omega Energia believes that currently the revenues from OG’s assets have little exposure to economic growth or consumption of families and companies.

OG’s assets have operating and maintenance costs that Omega Energia understands to be competitive and stable for being contracted, which Omega Energia believes can lead to healthy gross profit margins for long periods. At the same time, the operation and maintenance contracts signed in relation to OG’s wind assets have fixed prices, adjusted for inflation, and a minimum annual availability target, in order to preserve the economic result of the assets. Thus, if over a year the energy made available is lower than the minimum availability target, the operation and maintenance supplier must make the reimbursement considering the amount proportional to the loss of revenue resulting from the lower availability.

OG’s contracts for the sale of energy in the regulated market have a structure that mitigates the financial impact of the variation in wind and solar resources. Contracts are carried out through the availability modality, with monthly payments, with no monthly energy delivery obligation. In addition, for most of OG’s regulated contracts, annual obligations are defined based on lower and upper generation bands, so there is no economic impact on assets if energy generation is within these bands. Generation variations that do not exceed these bands are necessarily equalized only every 4 years, when any negative or positive variation is settled (negative variations are paid within 12 months following equalization and positive variations are received within 24 months following equalization).

Omega Energia believes that OG has a portfolio of high-quality assets, which has shown solid performance and converged with its business plan. Due to the low age of its assets, OG has a reduced total maintenance cost and expects to have a continuous improvement in its operational efficiency, which will lead OG to have competitive operating margins.

Qualified and experienced management team, shareholders with complementary qualities and high standards of corporate governance

Omega Energia, New OD and OG have a management team that Omega Energia believes to be highly qualified and experienced, including masters and doctors in key disciplines of its business, which, in Omega Energia’s view, sets it apart for the following: (i) consistency in the development, implementation, operation and maintenance of assets; (ii) the wide network of relationships formed with important investors in the electricity sector; (iii) the reference management and governance structure that provides broad transparency, efficiency and security in the decision-making processes of Omega Energia, New OD and OG; (iv) the ability to sell energy and create products with high demand for its customers; (v) diligent risk management; (vi) pioneering and innovation; and (vii) a strong culture based on ownership, meritocracy and full adherence to ethical standards and respect for the law.

Omega Energia believes that its management team and the management teams of New OD and OG have vast experience in the development, implementation and operation of electricity generation assets, as well as in identifying opportunities and executing acquisitions. Omega Energia understands that New OD and OG have experience in the development of pioneering structures and with competitive financing costs and other forms of fundraising, which allows Omega Energia to capitalize efficiently and favorably for its shareholders.

OMEGA ENERGIA’S MAIN STRATEGIES

Omega Energia’s main objective is to generate value for its customers and shareholders, in a sustainable and long-lasting manner, through the adoption of the following priority strategies:

Acquisitions and Growth

Omega Energia operates in a highly fragmented market that is in a phase of wide expansion, reorganization and high potential for consolidation. Omega Energia believes, based on data presented by ANEEL and other sectorial bodies and on internal estimates, that the Brazilian market ended 2020 with 39.5 GW of renewable energy generation assets, considering operating assets of wind, solar and SHP energy, and this market expects growth of more than R$78.3 billion per year until 2030, according to the Energy Research Company (Empresa de Pesquisa Energética – “EPE”). Based on these data, Omega Energia estimates that approximately 13.5 GW of wind, solar and hydraulic projects may undergo mergers and acquisitions in the coming years. For more information, see item 7.3 of this exhibit.

In this scenario, Omega Energia intends to develop and carry out the acquisition of electric power generation assets that are already operational and under development, which adhere to its quality standards, with low technological risk and counterparties with a good credit profile and that Omega Energia understands to be strategic and synergistic, generating superior returns for its shareholders.

Operational excellence, economic and financial optimization, value creation and risk management.

Omega Energia, through New OD, intends to continue implementing its projects with high efficiency and promote continuous improvements that lead to growing financial and operational results. For this, it actively manages risk and value creation variables related to technical, constructive, operational and commercial aspects in order to maximize value creation for shareholders and reduce risk.

Risk management will continue to take place from the project’s conception to its operation, which aims to ensure its exhaustive planning before execution and involving the entire Omega Energia and New OD team with its suppliers. For this to happen, New OD adopts a management model focused on Cost, Schedule, Quality and Interface, always taking into account Work Safety (“C2QIS”), focusing on the following attributes of each category:

•	Cost: Contracts signed with suppliers have the return approved by New OD as their basis. By assuming realistic and accurate projections, New OD actively pursues optimizations and manages the process in order to seek budget reductions, avoid harmful variances, monitor disbursements and ensure a healthy cash position over the life of the project.
•	Schedule: Management focused on anticipating or, at the limit, meeting the implementation deadlines adopted, working closely with suppliers and assuming a common master plan. When deviations from the proposed schedule occur, they are addressed before they impact other processes.
•	Quality: Focus on performance, durability and compliance with implementation, signing contracts with suppliers of proven quality. The speed of project execution should not impact the quality of deliveries, since quality guarantees a leaner operation and maintenance (“O&M”) contract with less downtime.

•	Interface: The interface with suppliers is always conducted directly by New OD, clearly defining the role of each participant and using an interface matrix to be followed. Contracts are always drawn up with intermediate milestones in order to maintain a certain frequency of interfaces and ensure follow-up.

OG intends to continue operating its assets with high efficiency and promote continuous improvements that lead to growing results. OG actively manages risk and value creation variables related to technical, operational and commercial aspects in order to reduce VAR (Value at Risk – a valuation method that summarizes, in a number, the risk of a product or a portfolio of assets) of its portfolio and continuously identify value creation opportunities.

Omega Energia understands that the increased automation of the management and operational control systems of OG and New OD is one of the variables that will bring important efficiency gains in the coming years. For example, OG and New OD operate via ERP SaaS Oracle Cloud (“ERP Oracle Cloud”) – a set of integrated business applications that allows the organization, through a complete and secure suite, to make assertive decisions, reduce costs and have rapid scalability for Omega Energia’s business growth plan. The ERP Oracle Cloud refinement is part of a bold plan to accelerate the digitization of its business, encompassing a series of initiatives, including the use of computer systems for data analysis aimed at increasing the performance of OG and New OD.

Continuous evolution of the company’s team and organization

Omega Energia intends to continue attracting and developing highly qualified people, committed and aligned with its values to lead and act in the most diverse Omega Energia initiatives.

New OD and OG have over 13 years of experience in the development, implementation and operation of renewable projects. The management team is highly qualified and experienced, which, in Omega Energia’s view, sets it apart for the following: (i) consistency in the development, construction, operation and maintenance of assets; (ii) the network of relationships formed with important investors in the electricity sector; (iii) the reference management and governance structure that provide transparency, efficiency and security in the company’s decision-making processes; (iv) the ability to sell energy and create products with high demand for its customers; (v) diligent risk management; (vi) pioneering and innovation; and (vii) a strong culture based on ownership, meritocracy and full adherence to ethical standards and respect for the law.

In addition to the attributes mentioned above, the teams at Omega Energia, New OD and OG have vast experience in operating electricity generation assets, as well as in identifying opportunities and executing acquisitions. The history of New OD and OG confirms that their teams have experience in the development of pioneering structures and with competitive financing costs and other forms of fundraising, which allows capitalizing New OD and OG efficiently and favorably for their shareholders.

With that, Omega Energia believes that it will allow the continuity of its ability to execute and its continuous capacity to adapt to market changes. Omega Energia intends to continue basing its organizational development on meritocracy, ethics, high performance, collaborative work, valuing people, owner behavior and creative capacity.

Sustainability

Omega Energia credits the success of New OD and OG also to a genuine concern for the environment and the social and economic development of the communities surrounding its projects. OG is a 100% renewable energy generator and in the first six months of 2020, the clean energy produced by OG prevented 188.2 thousand tons of CO2 from being emitted, according to data from the Ministry of Science, Technology and Innovation. During 2020, 328.2 thousand tons of CO2 were avoided, R$5.5 million was invested in social and environmental programs, and 302 people were benefited from OG’s education programs, according to data collected by OG.

In addition to the great value of the activities of New OD and OG for the environment, Omega Energia, New OD and OG are committed to being agents promoting sustainable development in the regions in which they operate. In this way, they value local specificities and needs to define the social projects in which they will invest, prioritizing education and income generation.

OG brings together its different voluntary social investment initiatives in an “umbrella” program called Janela para o Mundo, or Window to the World, which assesses the structural and transformational potential of each proposal in order to incorporate it into its portfolio of projects and actions.

In recent years, OG has focused on social investments in the communities surrounding its developments located in Maranhão and Piauí, thus converging with its growth strategy and, in 2019, with the arrival of OG in Bahia, it also assessed and recognized local needs to define and initiate the first social projects to be implemented in the region. From 2017 to 2020, more than R$19.2 million were invested in voluntary social projects.

WEAKNESSES AND OBSTACLES

Omega Energia’s weaknesses, as well as obstacles and threats to the aforementioned strengths and competitive advantages are described in Exhibit III to this Proposal

7.1.            Specific information on government-controlled private companies

Not applicable, as Omega Energia is not a government-controlled private company

7.2             Operating segments that have been disclosed in the last financial statements at the end of the fiscal year or, when applicable, in the consolidated financial statements:

As detailed in Exhibit V to this Proposal, once certain conditions precedent are implemented, Conditions Precedent of the Corporate Restructuring, Omega Energia will hold all the shares representing the capital stock of New OD, as well as direct interest in the capital stock of OG. Additionally, if the Merger of Shares is approved, and the implementation of the Conditions Precedent for the Merger of Shares are verified, Omega Energia will hold all the shares representing the capital stock of New OD and OG.

In this sense, within the best governance practices, in order to demonstrate the impacts of the Corporate Restructuring and the Merger of Shares on Omega Energia’s activities, the financial information disclosed in this item refers to Omega Energia and the companies in which Omega Energia may come to hold interest after the Corporate Restructuring and the Merger of Shares.

a)    Marketed Products and Services

As described in item 7.1., Omega Energia, through New OD, develops and builds power generation plants from renewable sources, and, through OG, generates and sells electricity from renewable generating units, with a focus on wind, solar and hydroelectric production. The energy produced is then sold in ACR, ACL and in the short-term market (Spot Market).

As of June 30, 2021, OG had an installed renewable energy generation capacity of 1,869.0 MW, against 1,194.9 MW on June 30, 2020. At the end of 2019, OG’s installed renewable energy generation capacity was 1,047.7 MW.

b)    Revenue from the segment and its share in the company’s net revenue

Omega Energia divided its operations into 5 reportable segments: operations from wind, hydro, solar, commercialization and project development. The segments are aligned with the structure used by Management to assess the group’s performance and are reflected in its management reports used for monitoring and decision-making. The bodies responsible for making these operational, resource allocation and performance evaluation decisions include the Executive Boards and the Board of Directors, which use information on energy generation and sale in average MWh and MW, revenues, operating and maintenance expenses (O&M), fixed general and administrative expenses (G&A) and, as a result, EBITDA, financial results arising from capital structure and net income.

In thousands of Reais	In the six-month period ended June 30, 2021	AV	AH	In the six-month period ended June 30, 2020	AV
Wind Sources	608,705	64.1%	104.5%	297,648	53.1%
Water Sources	51,780	8.0%	30.7%	39,618	7.1%
Solar Source[1]	0	0.0%	N.A.	0	0.0%
Trader	188,099	19.8%	-34.1%	285,497	50.9%
Development of Projects	0	0.0%	N.A.	0	0.0%
Corporate/Disposals	100,981	10.6%	-263.5%	-61,766	-11.0%
Combined	949,565	100.0%	69.3%	560,997	100.0%

1 Revenue from the Pirapora joint venture is not consolidated in Omega Energia

c)	Profit or loss resulting from the segment and its share in the company’s net income

The table below reflects the profit/loss attributed to Omega Energia’s shareholders, considering New OD and OG, referring to each of the 5 segments in the last three fiscal years and in the six-month period ended June 30, 2021:

In thousands of Reais	In the six-month period ended June 30, 2021	AV	AH	In the six-month period ended June 30, 2020	AV
Wind Sources	-132,674	46.9%	106.1%	-64,358	-83.3%
Water Sources	22,278	-7.9%	24.9%	17,838	23.1%
Solar Source[1]	-4,553	1.6%	-	17	0.0%
Trader	-59,492	21.0%	-900.1%	7,436	-9.6%
Development of Projects	-1,095	0.4%	N.A.	0	0.0%

Corporate/Disposals	-107,287	37.9%	181.2%	-38,157	49.4%
Combined	-282,823	100.0%	-150.4%	-77,224	100.0%

7.3             Products and services that correspond to the operating segments disclosed in item 7.2 above:

As detailed in Exhibit V to this Proposal, once certain conditions precedent are implemented, Conditions Precedent of the Corporate Restructuring, Omega Energia will hold all the shares representing the capital stock of New OD, as well as direct interest in the capital stock of OG. Additionally, if the Merger of Shares is approved, and the implementation of the Conditions Precedent for the Merger of Shares are verified, Omega Energia will hold all the shares representing the capital stock of New OD and OG.

In this sense, within the best governance practices, in order to demonstrate the impacts of the Corporate Restructuring and the Merger of Shares on Omega Energia’s activities, the information disclosed in this item refers to Omega Energia, and to the companies in which Omega Energia will have an interest after the Corporate Restructuring and the Merger of Shares.

a)                  Production Process Characteristics

1) NEW OD

Not applicable to New OD, since New OD only operates in the development, acquisition and construction of energy generation plants from renewable sources.

2) OG

OG’s energy generation occurs exclusively through the operation of renewable assets in wind, solar and hydroelectric sources. The plants are located in the states of Minas Gerais, Mato Grosso do Sul, Rio de Janeiro, Bahia, Piauí, Maranhão and Rio Grande do Sul.

On that date, OG’s installed capacity was 1,869.0 MW resulting from its portfolio of 79 renewable projects at 100%, namely, 4 small hydroelectric plants (SHP), 64 wind power stations (EOLs) and 11 photovoltaic power stations (UFVs).

Source: Omega Energia

Wind Resources

As of today, OG had four wind farms in its portfolio, consisting of a set of 64 EOLs with a total output of 1,626 MW, namely:

a.                  Gargaú Wind Farm, located in Rio de Janeiro.

b.	Delta Piauí Wind Farm, consisting of the Delta 1 e Delta 2 plants located in Piauí.
c.	Delta Maranhão Wind Farm, consisting of the Delta 3, Delta 5, Delta 6, Delta 7 and Delta 8 plants located in Maranhão.
d.	Assuruá Wind Farm, consisting of the Assuruá 1, Assuruá 2 and Assuruá 3 plants located in Bahia.
e.	Santa Vitória do Palmar Wind Farms and Hermenegildo Wind Farm (Chuí Wind Farm), located in Rio Grande do Sul.

f.                   Ventos da Bahia 1 and Ventos da Bahia 2 Wind Farms, located in Bahia.

Wind energy generation stems from the contact of the wind with the blades on a wind turbine generator. As they spin, the blades create mechanical energy that drives the rotor of a wind turbine generator, which ends up producing electricity. The amount of mechanical energy is transferred, and the potential electricity to be produced is therefore directly related to air density, the area covered by the blade rotation, and the wind speed at the height of each wind turbine generator.

Certain regions are favored in terms of winds because these blow at high average speeds and with low volatility (speed fluctuation), which imparts greater predictability about the amount of wind energy to be produced.

The operation of wind power plants is complementary to the operation of hydroelectric plants because wind speeds are usually higher in drought periods, allowing water in reservoirs to be preserved during low rainfall periods. Accordingly, the simultaneous operation of wind power and small hydroelectric power plants enables energy storage in hydroelectric plant reservoirs.

Solar Resources

The acquisition of the Pirapora Solar Farm, consisting of 11 photovoltaic plants, marks OG’s entry in the solar energy segment. The farm has installed capacity of 321 MW, and OG holds a 50% stake in the solar farm, representing installed capacity of 160.5 MW.

Solar power is the energy from sunlight and from the Sun’s heat. In photovoltaic generation, solar energy is directly converted into electricity by photovoltaic panels.

Water Resources

OG has four PCHs in its portfolio, totaling 82.5 MW in installed capacity, namely:

a.	Indaiá Grande PCH and Indaiazinho PCH (collectively, the Indaiás Complex), located on the Paraná river in Mato Grosso do Sul.

b.                  Pipoca PCH, located on the Doce river basin in Minas Gerais.

c.                  Serra das Agulhas PCH, located on the São Francisco river basin in Minas Gerais.

PCHs are small plants putting out power above 5 MW, up to and including 30 MW and featuring reservoir areas of up to 13 km2, excluding the regular riverbed, that are used for independent or inside-the-fence generation. Most PCHs are built on medium-sized rivers, which have significant gradients over their course, creating enough hydraulic power to move small turbines.

A typical PCH’s reservoir does not allow for water flow storage. When there is no homogenization, it conventionally interpreted that the PCH is a “run-of-river” plant. At PCHs, situations are usually seen where the available water flow rate is lower than the turbines’ capacity, causing a sort of idle capacity. In other situations, flow rates are higher than the machines’ capacity, causing water to overflow.

Because PCHs can participate in the Energy Reallocation Mechanism (“MRE”) if they so choose, the amount of energy sold has more flexible features, depending on its physical guarantee certificate, and not directly in its individual energy output. The MRE reallocated energy on the books, transferring surplus energy from those having generated more than their physical guarantee to those having generated less.

The adverse hydrological circumstances in the past few years has been leading to adjustments in the MRE that impose on plants having adhered to the MRE the obligation to buy energy in the short term, valued at the Difference Settlement Price (“PLD”) to be in compliance with their duties. It is important to point out that OG’s exposure to MRE adjustments is a low one, as only two of the four PCHs owned by OG currently participate in the MRE, representing 4.3% of the total physical guarantee of its current portfolio.

b)                  Characteristics of the Distribution Process

1)      NEW OD

Not applicable to New OD because New OD is engaged in the business of developing, acquiring and building power plants that generate energy from renewable sources.

2)      OG

The energy generated by OG is sold in the Regulated Contract Environment (ACR) and the Free Contract Environment (ACL), predominantly under long-term agreements indexed to inflation with counterparties featuring high-quality credit.

OG highlights that, because it owns operating assets and exclusively operates and sells energy from those assets, it does not participate in new contract auctions in the ACR and sells energy in the ACR as a result of having participated in previous auctions.

OG sells the energy it generates in the following environments:

One of the characteristics of OG’s contract portfolio is long-term contract. On a weighted basis, as of June 30, 2021, contract terms averaged 13.1 years.

Regulated Contract Environment

As of today, 54.5% of OG’s contracts are concentrated in the ACR, having originated from the following auctions: Alternative Sources Incentive Program (“PROINFA”), New Energy Auctions (“LEN”), and Backup Energy Auctions (“LER”).

From 2023 onward, upon commencement of the regulated contract of Delta 5 and Delta 6, 60.5% of OG’s contracts will be concentrated in the ACR.

PROINFA

The PROINFA was instituted by Law No. 10.438, dated April 26, 2002, as amended, to increase the share of renewable energy in the Brazilian energy matrix and had a target of having 3,300 MW worth of renewable energy go online (equality divided into three main sources: PCHs, wind power plants, and biomass-fired power plants) by December 30, 2008 under long-term contracts (20 years) signed between renewable energy generators and Centrais Elétricas Brasileiras S.A. - Eletrobras (“Eletrobras”).

In the PROINFA contract environment, adjustments for the energy actually generated in one year (above or below the contracted amount) are made in the following year, the over or under-generation for the previous year is equally divided into 12 months (installments) for the following year.

One of the benefits of energy sale contracts under the PROINFA is a guaranteed minimum compensation equivalent to 70% of the contract price, protecting entrepreneurs from generation levels below that percentage.

July 2021 saw the publication of Law No. 14.182/2021, which approved an extension of PROINFA energy sale contracts for a 20-year period. To regulate said Law, Decree No. 10.798/2021 published on September 17, 2021, provides for the procedures and conditions required for extension.

Initially, generators participating in the PROINFA are required to notify Eletrobras of their interest by no later than October 11, 2021. Such notice of interest will constitute the generator’s waiver of contract price adjustments for the 2020-2021 period by the IGP-M, which will be replaced by the IPCA, with the generator also required to pay any difference measured arising out of the replacement of the adjustment index for said period. Such payment will begin on the monthly following that of execution of the addendum, in the form of negative adjustments in billings under energy sale and purchase agreements divided by twelve.

Additionally, a request for contract extension will represent acceptance of the IPCA for price adjustments, with the price corresponding to the price cap for New Energy Auction LEN A-6, held on October 18, 2018 (also adjusted for inflation by the IPCA) and has been agreed upon in the following amounts:

(i)                  for hydroelectric-sourced generators: R$225.02/MWh

(ii)                for wind-sourced generators: R$173.47/MWh, and

(iii)              for biomass-sourced generators: R$292.00/MWh

New Energy Auction

LENs organized by the Federal Government in the regulated market are important tools of enabling sales of electricity from energy generation projects, whether or not based on renewable sources. New energy auctions are exclusive for new projects.

LEN contracts for wind power plants (“CCEAR”) are divided into availability contracts with four-year bands, availability contracts with annual band, and quantity contracts.

Four-year availability contracts set forth floors and caps that work as stabilizer of generation deviations. When the accumulated generated is within the specified bands, no financial adjustment is made for the year. Only at the end of the four-year period will an adjustment be made at the top between the contract price and the average Difference Settlement Price (“PLD”) for the period for cases of deficit and surplus generation.

When accumulated generation for a certain period is above or below the specified upper and lower band, a surplus in that band is settled within the accounting year.

That way, wind power projects are able to keep their cash generation even when their generation is below the energy sold, as within the four-year period there will be an opportunity for the energy deficit to be offset by favorable wind periods.

Under annual availability contracts, on the other hand, floors and cap are set for a one-year period. Over the months of the year, when accumulated generation is within the specified bands, no financial adjustment is made. Only at the end of the year is an adjustment made, at the top between the contract price and the average PLD for the period, for cases of energy deficit and surplus.

Lastly, there are no generation bands under energy quantity contracts. Any deficit or surplus generation during the contract term can be purchased or sold within a month of the deviation.

Backup Energy Auction

In order to supplement the energy contracted in the ACR and ensure a more secure energy supply in the National Interconnected System (“SIN”), Law No. 10.848, dated March 15, 2004, as amended (“Law No. 10.848”), provides for backup energy contracts, as regulated by Decree No. 6.353, dated January 16, 2008, as amended (“Decree No. 6.353”), which created the LERs. In this system the Ministry of Mines and Energy (“MME”) specifies the amount of energy to be sold at auction, and the resulting costs are prorated among all end users of electricity. The accounting for and settlement of that energy occur only on the short-term market of the Electric Energy Trading Chamber (“CCEE”).

A backup energy contract arising from the LER is analogous to a LEN one. The difference is that generation surpluses and deficits are settled based on the contract price, so there is no exposure to energy market prices.

The table below lists the regulated contracts of the assets owned by OG as of today, their floors and caps, and settlement prices for generation deviations.

Asset	Auction	Type	Upper Bands	Lower Band	Annual penalty	Four year penalty
Delta 1	12th New Energy Auction	Availability	130%/120%/ 110%/100%	90%	Max. (Price, average annual PLD)	Max. (Price, four-year average PLD)
Gargaú	Proinfa	Proinfa	N/A	N/A	Price* * Guaranteed minimum compensation equivalent to 70% of the contract price, even with less generation as long as the	N/A

					Financing Agreement is in force
Delta 2	18th New Energy Auction	Availability	130%/120%/ 110%/100%	90%	Max. (Price, average annual PLD)	Max. (1.06*Price, four-year average PLD)
Serra das Agulhas	10th New Energy Auction	Quantity	N/A	N/A	N/A	N/A
Delta 3 I through Delta 3 VII	22nd New Energy Auction	Availability	130%/120%/ 110%/100%	90%	Max. (Price, average annual PLD)	Max. (1.06*Price, four-year average PLD)
Delta 3 VIII	8th Backup Energy Auction	Backup	130%	90%	1.15*Price<90%	1.06*Price
Delta 5	26th New Energy Auction	Availability	100%	90%	Max. (Price, average annual PLD)>90%; max. (1.15*Price, average PLD)<90%	N/A
Delta 6	26th New Energy Auction	Availability	100%	90%	Max. (Price, average annual PLD)>90%; Max. (1.15*Price, average PLD)<90%	N/A
Pirapora	6th, 7th and 8th Backup Energy Auctions	Backup	115%	90%	1.06*Price>90%; 1.15*Price<90%	N/A
Assuruá 1 and 2	5th and 6th Backup Energy Auctions	Backup	130%	90%	1.15*Price<90%	1.06*Price
Assuruá 3	20th New Energy Auction	Availability	130%/120%/ 110%/100%	90%	Max. (Price, average annual PLD)	Max. (1.06*Price, four-year average PLD)
Ventos da Bahia 1	18th New Energy Auction	Availability	130%/120%/ 110%/100%	90%	Max (Price, average annual PLD)	Max. (1.06*Price, four-year average PLD)
Ventos da Bahia 2	8th Backup Energy Auction	Backup	130%	90%	1.15*Price<90%	1.06*Price

Free Contract Environment

OG started doing business in the energy ACL in 2010, by selling average power of 20 MW from a hydroelectric source. As of today, OG had 326.9 MW average power sold under electricity sale contracts in the ACL.

The ACL is an alternative to auctions, comprising generators, traders, free consumers and special consumers, whose demand is below their potential, and currently with major economic benefits provided for companies focused on renewable energy, such as discounts on industry-specific levies.

c)                  Characteristics of Markets Served, in particular: (i) share in each market; and (ii) competitive conditions in those markets

Omega Energia does business in the Brazilian market for renewable energy development and generation by developing and operating, on an exclusive basis, wind, solar and hydroelectric projects, as well as selling energy. In addition to the sources alluded to, the renewable energy sector encompasses other sources like geothermal and biomass.

In this regard, the renewable energy sector is typically highly specific and hard to define, which prevents an accurate description of Omega Energia’s line of business and identification of the relevant players in each of those specific markets.

That makes it rather difficult to accurately identify the exact market served by Omega Energia, as well as to tell how it compares to other players, making it unfeasible to determine and present Omega Energia’s market share data. For this reason, Omega Energia believes that an attempt at presenting its market share data could potentially be inaccurate and lead investors and the market at large into error about such information.

Additionally, for the aforementioned reason, it is equally hard to identify competitive conditions in the markets served by Omega Energia and, as a result, its potential and actual competitors, particularly considering that Omega Energia is engaged in the renewable energy generation sector based on energy from hydroelectric, wind power and solar power generation units. For this reason, Omega Energia does not present, as of this date, any information on competition, as any presentation of such information could prove inaccurate, leading investors and the market at large into error.

Brazil’s energy matrix predominantly consists of clean energy sources, based hydroelectric power generation. The choice of this source as the basis for the Brazilian generation farm is related to the country’s abundance of water resources and the existence of favorable terrain.

Brazil has some of the world’s largest hydroelectric power plants, such as Itaipu (14,000 MW) and Tucuruí (8,370 MW), whose construction back in the 1970’s was fundamental to the nation’s industrial and economic development. The focus on generating electricity by harnessing the power of rivers is a logic that has pervaded Brazilian government policies for several decades and has been maintained by the current administration, particularly through the development of large project in the Amazon area. However, the significant social and environmental impact of large power plant construction projects, with reservoirs requiring the flooding of vast expanses pf land often covered by native vegetation or inhabited, has led to a review of the classification of these projects in the renewable energy sources category. Currently, energy sources usually classified as renewable, and therefore targeted by incentives from the Federal Government, comprise PCHs (Small Hydroelectric Power Plants, as per section 7.3.a above), wind farms, solar farms and biomass-fired thermoelectric power plants, which sources combine renewable inputs with low social and environmental impacts.

While PCHs have been around in Brazil for more than a century, the past two decades have seen the construction of the large majority of PCH projects that are currently up and running, particularly after reforms in the Brazilian energy sector that began in 1995. With the market opened for private-sector players, a large number of small and medium-sized businesses, many family-ran and related to construction companies, have invested in the construction of PCHs and, more recently, in wind farms and biomass-fired thermoelectric power plants.

The Federal Government has created programs for growth and consolidation in this market, such as the PROINFA, while promoting various LENs, Alternative Source Auctions (“LFAs”) and LERs focused on renewable sources.

The PROINFA was introduced to increase the share of renewable energy in Brazil’s energy matrix and had a target of fostering the entry of 3,300 MW in renewable energy (equality divided among the three primary sources: PCHs, wind, and biomass) by December of 2008.

The program was a milestone in the development of Brazil’s wind power sector, as it enabled the first commercially feasible wind farms to be set up in the country. Investments in these farms created the conditions for setting up in Brazil manufacturers of components for turbine generators, thereby reducing generation costs for the wind source, making wind power more competitive, and creating a virtuous circle that remains to this day. Biomass and PCH projects have also benefitted, although the results have been comparably not as good.

LFAs were held for the sole purpose of contracting energy from renewable sources for sale in the ACR. Like the PROINFA, the LFAs successfully developed the renewable energy sector in Brazil, particularly the wind power sector. By guaranteeing the purchase of power generated under long-term contracts (up to 30 years) with groups of distributors, the LFAs increased predictability and security for the winning projects and provided them with favorable financing conditions to build the plants.

Aiming to supplement the energy contracted in the ACR and ensure a more secure energy supply to the SIN, Law No. 10.848 provides for backup energy contracts, as regulated by Decree No. 6.353, which created the LER. In this contract type, the MME determines the amount of energy to be sold at auction, and the resulting costs are pro-rated among all end users of electricity. The accounting for and settlement of that energy occur only on the CCEE short-term market.

The Brazilian government currently offers through the ANEEL a series of incentives for construction on renewable energy projects in Brazil.

The main incentives are:

•	the ability to receive authorization for projects issued by the ANEEL, with no bidding process required for selling energy in the ACL (e.g. the projects are not sold at auction, and authorization is granted to the project developers);
•	discounts of at least 50% on the costs of transmission and distribution charges for both generating agents and consumers;
•	a flexible market: consumers with energy requirements ranging from 0.5 MW to 3.0 MW in one or a series or locations can become special consumers on condition that they purchase their electricity from renewable sources;
•	exemption from industry-specific levies, such as the Financial Compensation for Use of Water Resources, Use of Public Property and Use of Research and Development; and

•         financing facilities featuring attractive rates and periods provided by the BNDES.

Aiming to supplement the energy contracted in the ACR and ensure a more secure energy supply to the SIN, Law No. 10.848 provides for backup energy contracts, as regulated by Decree No. 6.353, which created the LER. In this contract type, the MME determines the amount of energy to be sold at auction, and the resulting costs are pro-rated among all end users of electricity. The accounting for and settlement of that energy occur only on the CCEE short-term market.

The official renewable sources incentive policy resulted in a significant increase in the share of renewable energy sources in the total energy generated in Brazil. For 2007, PCHs, wind farms and biomass-fired thermoelectric power plants represented 2.9% of the matrix, or 2,801 MW, which compares to 23.0%, or 39,535 MW recorded for 2020 (1.311% growth in the past 13 years). That growth is expected to continue at the same pace in the next several year, as the ANEEL reports that in 2020 there were 62 PCHs, 164 wind farms and various biomass/biogas-fired thermoelectric power plants contracted. Upon completion, those plants will add to the Brazilian energy generation farm installed capacity of 747 MW, 4,006 MW and 541 MW, respectively. According to the 2030 Ten-Year Energy Expansion Plan of Energy Research Agency (“EPE”), PCHs, wind farms, biomass-fired thermoelectric power plants and solar power plants will account for 31.6% of Brazil’s installed capacity by 2030, compared to the current share of 23.0% for 2020.

According to the EPE’s 2030 Ten-Year Energy Expansion Plan, the expansion of generation for the period from 2026 to 2030 will require investments estimated at R$125.1 billion, approximately 5.2% into hydroelectric plants, 62.6% into other renewable sources combined (PCH + biomass + wind + solar), and 32.2% into other non-renewable sources.

That shows that the evolution in Brazil’s installed capacity prioritizes renewable sources, such as wind, solar and hydroelectric power plants. The expansion of the hydroelectric source, in turn, is concentrated in the North region of Brazil, on under-tapped river basins. At the same time, the growth of the wind power source is particularly concentrated in the Brazilian Northeast and South, and its share is expected to soar from 9.2% of the Brazilian energy matrix at the end of 2020 to 15.8% by 2030, highlighting the growing importance of this source for the country.

Estimated Investment in Energy Generation for 2026-2030

Source	R$ Billion	%
Hydro	6.5	5.2%
PCH	7.5	6.0%
Biomass	2.8	2.2%
Wind	53.4	42.7%
Solar	14.6	11.7%
Natural Gas	36.6	29.2%
Retrofit Thermoelectric	3.8	3.0%
Total	125.1	100.0%

Source: 2030 Ten-Year Energy Expansion Plan

Evolution in Installed Capacity by Generation Source for 2020-2030

Source (in GW)	2020A	2030E	CAGR
Hydro	101.9	106.4	0.4%
Biomass + Wind + PCH + Solar	39.5	64.6	5.0%
Natural Gas	14.3	22.0	4.4%
Uranium	2.0	3.4	5.5%
Coal	3.0	0.7	(13.7%)
Other	4.4	0.3	(23.9%)
Total	165.2	197.4	1.8%

Source: 2030 Ten-Year Energy Expansion Plan

Source (in MW)	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Renewables	141,426	143,274	144,292	145,762	147,163	149,190	153,282	157,633	162,320	167,203	171,015
Hydro	101,891	101,891	101,891	101,953	101,953	102,095	102,687	103,541	104,729	106,114	106,427
Other renewables	39,535	41,383	42,402	43,810	45,210	47,096	50,594	54,092	57,591	61,089	64,587
PCH and CGH	6,617	6,879	7,117	7,166	7,239	7,355	7,655	7,955	8,255	8,555	8,855
Wind	15,870	17,086	17,149	18,070	19,320	20,356	22,731	25,106	27,481	29,856	32,230
Biomass + Biogas	13,939	14,017	14,090	14,325	14,371	14,606	14,698	14,790	14,882	14,974	15,066
Solar, Centralized	3,110	3,401	4,046	4,249	4,279	4,779	5,511	6,242	6,974	7,705	8,436
Non-Renewables	23,763	25,140	24,833	26,759	22,595	19,110	19,984	22,060	22,383	24,383	26,383
Uranium	1,990	1,990	1,990	1,990	1,990	1,990	1,990	3,395	3,395	3,395	3,395
Natural Gas	14,326	15,416	15,108	17,227	14,638	12,686	14,107	16,239	18,005	20,005	22,005
Coal	3,017	3,017	3,017	3,017	3,017	3,017	3,017	1,937	695	695	695
Fuel Oil	3,486	3,486	3,468	3,486	2,485	953	582	201	0	0	0
Diesel	943	1,231	1,231	1,039	464	464	288	288	288	288	288
Total SIN	165,189	168,414	169,125	172,521	169,757	168,301	173,266	179,693	184,703	191,586	197,397
Itaipu 50Hz	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000
Total Available	172,189	175,414	176,125	179,521	176,757	175,301	180,266	186,693	191,703	198,586	204,397

Source: 2030 Ten-Year Energy Expansion Plan

Evolution of Installed Capacity by Generation Source 2020-2030

Fonte (em GW)	2020A	2030E	CAGR
Hidro	101.9	106.4	0.4%
Biomassa + Eólica + PCH + Solar	39.5	64.6	5.0%
Gás Natural	14.3	22.0	4.4%
Urânio	2.0	3.4	5.5%
Carvão	3.0	0.7	(13.7%)
Outros	4.4	0.3	(23.9%)
Total	165.2	197.4	1.8%

0.3
0.7
3.4
22.0
64.6
106.4
4.4
3.0
2.0
14.3
39.5
101.9
2020A
2030E
Hydro
Biomass + Wind + SHP + Solar
Natural Gas
Uranium
Coal
Other

Source: Energy Expansion Plan 2030

Added Installed Capacity for Wind, PCHs, Biomass and Solar for 2021-2030
4000
3500
3000
2500
2000
1500
1000
500
0
2021E
2022E
2023E
2024E
2025E
2026E
2027E
2028E
2029E
2030E
Wind
Solar
SHP
Biomass

Source: Energy Expansion Plan 2030

Through New OD, Omega Energia focuses on the development of its power plants on wind and solar power—energy sources that not only are expected to grow most by 2030 according to the 2030 Ten-Year Energy Expansion Plan, but are also the sources with the lowest risks involved in construction. Compared to hydroelectric and thermoelectric power plants, wind and solar power plants take less time to build, pose lower construction and operation-

related risks, and have a lower environmental impact, consistent with Omega Energia’s ESG strategy.

Concerning energy sales, Omega Energia sells in both the ACL, known as free market, and the ACR, known as regulated market.

Generators, distributors and traders are present in the regulated market, which is characterized by energy being purchased and sold under long-term contracts. All contracts are sold at auctions held by the ANEEL, so energy charges stem from the prices bid at auction. Consumers in this market, known as captive consumers, represent most of the population and include all residential consumers, as well as most retailers, small manufacturing businesses and rural consumers.

Regulated in 1998, the free market enables suppliers to sell energy directly to consumers and allows negotiation of any part of the contract, such as counterparties, prices and volumes. Payment for contracts is divided into two stages: stage one comprises the costs of distributing electricity to local utilities, and stage two involves the trader under the contract.

There are two types of consumers in the ACL: (i) free consumers, whose contracted demand needs to be for at least 1,500 kW—such amount to be reduced to 1,000 kW as of January 2022 under Ordinance No. 514/2018—and who have access to energy from any generation source; (ii) special consumers, whose contracted demand needs to be for at least 500 KW and can rise as high as 1,500 KW. Under the law, consumers in this category can only contract energy from solar or wind power plants, small hydroelectric power plants (PCHs) or hydroelectric power plants whose projects fit in the special source category.

Because the free market is not regulated by the ANEEL, energy traders play a key role in this market, reducing transaction costs, and by taking the consumer default risk and the product performance risk, they provide greater liquidity and increase competition in the marketplace.

	Free Market	Regulated Market
Generators, distributor and
Players	Generators, traders, free consumers and special consumers	traders. Traders can only sell energy at existing energy auctions (Adjust and A-1)
Contract	Free negotiation between buyers and	Held through energy auctions
	sellers	conducted by the ANEEL
Contract Type	Free agreement between the parties	Regulated by the ANEEL, known as Energy Sale Agreement in the Regulated Environment (CCEAR)
Price	As agreed between buyer and seller	Set at auction

Source: CCEE

Historically dominated by the regulated environment, the energy trading market has seen a shift in consumer preference, as consumers are increasingly opting for the free environment. The Brazilian Association of Energy Traders (“ABRACEEL”) estimates that around 80% of all energy consumed by manufacturing businesses in Brazil is purchased on the free market.

Various factors can be listed as main causes for this movement: a more competitive market that tends to decrease prices and consumer spending; more flexible energy contract terms; energy consumption measurement simplified by migration to the free market; more predictable contracts, as prices as predetermined, allowing consumers to anticipate electricity course over the duration of their contracts; and increased availability of renewable energy sources in Brazil.

For 2021, the free market accounted for 121 GWh of energy consumed, representing 26.9% of all energy consumed in Brazil. For 2020, that consumption increased to 168 GWh, representing 35.4% of all consumption, with makes for 4.3% annual growth, bolstering the theory that the free market has been gaining more and more relevance.

In addition to growth in energy consumption, the free market has displayed a significant rise in number of consumers. Free and special consumers represented 1,577 buyers for 2012, which increased more than 5-fold by 2020, as shown below:

Energy Free Market Consumers

Due to the solid growth in the free market, a major increase in supply is expected in this environment for the next several years. The ABRACEEL estimates that, between 2021 and 2025, out of the more than 34.5 GW expected in additional supply, 66% will be exclusively for the ACL, with another 6% coming from the auction-free portion of power plants that will sell energy on the free market so the market as a whole will account for 72% of the increase in Brazil’s supply. Additionally, it is estimated that, out of the expected investment of R$142 billion by 2025, the free market will account for R$100 billion.

Expansion of Energy Generation Supply (MW) - 2021-2025

■ 100% ACL Auction ■ Auction-Free Portion ■ ACR Auction

Source: ABRACEEL

d)             Occasional Seasonality

1)     NEW OD

Not applicable to New OD because New OD is engaged in the business of developing, acquiring and building power plants that generate energy from renewable sources, which is not impacted by seasonality.

2)      OG

Wind Resources

There is a difference in wind seasonality among the regions of Brazil, which display a predictable behavior within a confidence interval. In most regions, the most wind has historically occurred between April and August.

The Piauí and Maranhão seashore region, where most assets in OG’ portfolio are located, has a highly seasonal profile, and sixty percent (60%) of the energy generated in one year tends to be concentrated in the second half.

Solar Resources

Unlike the wind power matrix, solar resources do not have much of a seasonal profile since irradiation remains constant throughout the year, with a slight decline in winter periods compared to the summer months

Hydroelectric Resources

The energy generated by PCHs is influenced by the rainfall rates on the rivers in the regions where they are implemented. OG’s PCHs are subject to the rainfall rates of the Southeast and Midwest regions, with a high-humidity period from November to April and a dry period from May to October.

e)                  Key inputs and raw materials:

i) description of relationships maintained with suppliers, including whether they are subject to governmental control or regulation, indicating the agencies and the applicable laws

1) NEW OD

New OD’s main suppliers are those providing construction and electromechanical products and services, as well as renewable equipment, such as wind turbines, solar modules and inverters. The companies used as suppliers are recognized at the local and global levels—for example, GE, Siemens Gamesa, Vestas, and WEG. New OD has good relationships with these suppliers.

2) OG

Besides naturally occurring inputs directly related to energy generation, such as water for

PCHs, wind for wind farms, and irradiation for solar power plants, which create no costs to OG, the main inputs used in OG’s activities are consumables. Operation and maintenance service providers to OG’s subsidiaries are renowned as first-rate companies in the hydroelectric, wind power and solar power generation sector at the local and global levels. OG’s subsidiaries have goods relationships with those suppliers, based on medium and long-term contracts. Since OG focuses only on operating projects, there is no dependence on suppliers.

ii)    any dependence in only a few suppliers

1)      NEW OD

The provision of products and services needed in the ordinary course of New OD’s business does not depend on a limited number of suppliers. Therefore, Omega Energia believes that there is no dependence.

2)      OG

Even though OG purchases equipment and services from various suppliers and is not dependent on any of them, the limited number of suppliers may affect the company’s financial conditions and results in view of the technical specificities of the equipment used in its activities. The suppliers of wind turbine generators for OG’s wind farms are GE, Gamesa, and Vestas.

Accordingly, OG may not be able to purchase, on the same contractual terms from other suppliers, certain inputs, raw materials or equipment in the event of discontinuity in its current supply.

iii)    any volatility in its prices

1) NEW OD

Omega Energia mitigates any supply price volatilities by contracting in advance products and services that are material to the conduct of its implementations. Therefore, any fluctuations in supply prices are almost fully passed on to the price under its energy contracts, offsetting the economic impact of those fluctuations.

2) OG

Once the purchase of inputs has been contracted with suppliers, OG is not subject to directly volatility in supplier prices given the long-term profile of the contracts signed. However, OG may be exposed to the risk related to the operation and the industry, which may expose OG to price volatility.

7.4              Customers responsible for more than 10% of the company’s total net revenues

As detailed in Exhibit V to this Proposal, once certain conditions precedent to the corporate restructuring have been met, Omega Energia will become the holder of all shares representing New OD’s capital stock, as well as a direct stake in OG’s capital stock. Additionally, if the Merger of Shares is approved and the conditions precedent to the corporate restructuring are found to have been met, Omega Energia will become the holder of all shares representing the capital stock of New OD and OG.

In this regard, according to best practices in governance, to reflect the impacts of the Corporate Restructuring and the Merger of Shares on Omega Energia’s business, the information provided in this section refers to Omega Energia and any companies in which Omega Energia may hold interests following the Corporate Restructuring and the Merger of Shares

a.                  total amount of revenues from customers

1)     NEW OD

Not applicable because New OD did not have any revenues as of June 30, 2021.

2)     OG

OG’s consolidated net operating revenues come in their entirety from energy sales to customers (third parties) domiciled in Brazil. As of June 30, 2021, OG did not have any customer individually accounting for 10% of its total revenues.

b.                  operating segments affected by revenues from customers

1)     NEW OD

Not applicable because New OD did not have any revenues as of June 30, 2021.

2)     OG

Not applicable because OG did not have any customer individually accounting for more than 10% of its total revenues as of June 30, 2021.

OMEGA GERAÇÃO S.A.
(Publicly-Held company)

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

EXHIBIT V

INFORMATION ON THE ECONOMIC GROUP OF OMEGA ENERGIA S.A.

(Item 15, Exhibit 24 of ICVM Instruction No. 480/09)

EXHIBIT V

INFORMATION ON THE ECONOMIC GROUP OF OMEGA ENERGIA S.A.

(Item 15, Exhibit 24 of ICVM Instruction No. 480/09)

15.        Control and Economic Group

15.1/2

I.      Company Shareholders

Shareholder Name: Mako Fundo de Investimento em Participações Multiestratégia - Investimento no Exterior
Type: Legal Entity	CPF/CNPJ: 38.348.815/0001-39	Nationality: Brazilian	STATE: [RJ]
Party to Shareholders’ Agreement: No	Controlling Shareholder: Yes	Last amendment: Sep. 16, 2021
Number of Common Shares: 50		% Common Shares 50%
Number of Preferred Shares: 0		% Preferred Shares 0%
Aggregate Number of Shares: 50		% Total shares 50%
Residing or Domiciled in Brazil: Yes		Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

Shareholder Name: LAMBDA3 Fundo de Investimento em Participações MM
Type: Legal Entity	CPF/CNPJ: 16.728.464/0001-59	Nationality: Brazilian	STATE: SP
Party to Shareholders’ Agreement: No	Controlling Shareholder: Yes	Last amendment: Sep. 16, 2021
Number of Common Shares: 50		% Common Shares 50%
Number of Preferred Shares: 0		% Preferred Shares 0%
Aggregate Number of Shares: 50		% Total shares 50%
Residing or Domiciled in Brazil: Yes		Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

Shareholder Name: Others
Type: N/A	CPF/CNPJ: N/A	Nationality: N/A	STATE: N/A
Party to Shareholders’ Agreement: No	Controlling Shareholder: No	Last amendment: N/A

Number of Common Shares: 0	% Common Shares 0%
Number of Preferred Shares: 0	% Preferred Shares 0%
Aggregate Number of Shares: 0	% Total shares 0%
Residing or Domiciled in Brazil: N/A	Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

II.                       Company Controlling Shareholders

II.1 Mako Fundo de Investimento em Participações Multiestratégia - Investimento no Exterior

Shareholder Name: Tarpon Gestora de Recursos Ltda.
Type: Legal Entity	CPF/CNPJ: 38.348.815/0001-39	Nationality: Brazilian	STATE: SP
Party to Shareholders’ Agreement: No	Controlling Shareholder: Yes	Last amendment: Jun. 30, 2021
Number of Common Shares: 85,619,360		% Common Shares 100%

Number of Preferred Shares: 0	% Preferred Shares 0%
Aggregate Number of Shares: 85,619,360	% Total shares 100%
Residing or Domiciled in Brazil:	Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

II.1.1 Shareholders of Tarpon Gestora de Recursos Ltda.

Shareholder Name: Tarpon Investimentos S.A.
Type: Legal Entity	CPF/CNPJ: 05.341.549/0001-63	Nationality: Brazilian	STATE: SP
Party to Shareholders’ Agreement: No	Controlling Shareholder: Yes	Last amendment: Jul. 22, 2019
Number of Common Shares: 762,792		% Common Shares 100%
Number of Preferred Shares: 0		% Preferred Shares 0%
Aggregate Number of Shares: 762,792		% Total shares 100%
Residing or Domiciled in Brazil:		Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

II.1.1.1 Shareholders of Tarpon Investimentos S.A.

Shareholder Name: Mangue Participações Ltda.
Type: Legal Entity	CPF/CNPJ: 22.575.400/0001-68	Nationality: Brazilian	STATE: SP
Party to Shareholders’ Agreement: No	Controlling Shareholder: Yes	Last amendment: Apr. 6, 2020
Number of Common Shares: 414		% Common Shares 98.807%
Number of Preferred Shares: 0		% Preferred Shares 0%
Aggregate Number of Shares: 414		% Total shares 98.807%
Residing or Domiciled in Brazil:		Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

Shareholder Name: Others
Type: N/A	CPF/CNPJ: N/A	Nationality: N/A	STATE: N/A
Party to Shareholders’ Agreement: N/A	Controlling Shareholder: N/A	Last amendment: N/A

Number of Common Shares: 5	% Common Shares 1.193%
Number of Preferred Shares: 0	% Preferred Shares 0%
Aggregate Number of Shares: 5	% Total shares 1.193%
Residing or Domiciled in Brazil:	Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

II.1.1.1.1 Shareholders of Mangue Participações Ltda.

Shareholder Name: José Carlos Reis de Magalhães Neto
Type: Individual	CPF/CNPJ: 286.951.128-02	Nationality: Brazilian	STATE: SP
Party to Shareholders’ Agreement: No	Controlling Shareholder: Yes	Last amendment: Jul. 1, 2019
Number of Common Shares: 13,944,515		% Common Shares 71.802%

Number of Preferred Shares: 0	% Preferred Shares 0%
Aggregate Number of Shares: 13,944,515	% Total shares 71.802%
Residing or Domiciled in Brazil:	Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

Shareholder Name: Others
Type: N/A	CPF/CNPJ: N/A	Nationality: N/A	STATE: N/A
Party to Shareholders’ Agreement: N/A	Controlling Shareholder: N/A	Last amendment: N/A
Number of Common Shares: 5,476,261		% Common Shares 28.198%
Number of Preferred Shares: 0		% Preferred Shares 0%
Aggregate Number of Shares: 5,476,261		% Total shares 28.198%
Residing or Domiciled in Brazil:		Name of Legal Representative or Attorney-in-Fact in Brazil: N/A

CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

II.2. LAMBDA3 Fundo de Investimento em Participações MM

Shareholder Name: Antonio Augusto Torres de Bastos Filho
Type: Individual	CPF/CNPJ: 306.073.288-43	Nationality: Brazilian	STATE: SP
Party to Shareholders’ Agreement: Yes	Controlling Shareholder: Yes	Last amendment: Oct. 15, 2020
Number of Common Shares: 5,868		% Common Shares 68.857%
Number of Preferred Shares: 0		% Preferred Shares 0%
Aggregate Number of Shares: 5,868		% Total shares 68.857%
Residing or Domiciled in Brazil:		Name of Legal Representative or Attorney-in-Fact in Brazil: N/A
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

Shareholder Name: Gustavo Barros Mattos
Type: Individual	CPF/CNPJ: 270.807.728-77	Nationality: Brazilian	STATE: SP

Party to Shareholders’ Agreement: Yes	Controlling Shareholder: Yes	Last amendment: Feb. 5, 2020
Number of Common Shares: 2,393		% Common Shares 28.080%
Number of Preferred Shares: 0		% Preferred Shares 0%
Aggregate Number of Shares: 2.393		% Total shares 28.080%
Residing or Domiciled in Brazil:		Name of Legal Representative or Attorney-in-Fact in Brazil: N.A.
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

Shareholder Name: Others
Type: Individual	CPF/CNPJ: N/A	Nationality: Brazilian	STATE: SP
Party to Shareholders’ Agreement: Yes	Controlling Shareholder: No	Last amendment: Oct 15, 2020
Number of Common Shares: 261		% Common Shares 3.063%

Number of Preferred Shares: 0	% Preferred Shares 0%
Aggregate Number of Shares: 261	% Total shares 3.063%
Residing or Domiciled in Brazil:	Name of Legal Representative or Attorney-in-Fact in Brazil: N.A.
CNPJ/CPF of Legal Representative or Attorney-in-Fact in Brazil: N/A

15.3. Capital distribution, as assessed at the last Shareholders’ Meeting

Description	Members according to the Extraordinary Shareholders’ Meeting held on Sep. 24, 2021
a) Number of individual shareholders	0
b) Number of legal entity shareholders	0
c) Number of Institutional Investors	2

Outstanding Shares

Outstanding shares corresponding to all shares of the issuer, except for those held by the controlling shareholder, persons connected therewith, the managers of the issuer, and treasury shares

Number of Common Shares (Units)	0	0.00%
Number of Preferred Shares (Units)	0	0.00%
Total	0	0.00%

15.4. Flowchart of the shareholders of the company and its economic group, providing: (a) all direct and indirect controlling entities, and, if so intended by the company, shareholders with an equity interest equal to or greater than 5% of a class or type of shares; (b) the company’s main subsidiaries and affiliates; (c) the company’s equity interests in companies of the group; (d) equity interests of companies of the group in the company; and (e) main companies under common control.

See flowchart in Item 15.8 below.

15.5     Information on shareholders’ agreements governing the exercise of voting rights or the transfer of shares of the company, filed at the company’s headquarters, which the controlling shareholder is a party to.

There is no shareholders’ agreement filed at the headquarters of Omega Energia S.A. (“Omega Energia”) providing for the exercise of voting rights or the transfer of shares of Omega Energia.

15.6     Material changes in the interests of members of the control group and managers of the company:

On September 16, 2021, Mako Fundo de Investimento em Participações Multiestrategia - Investimento no Exterior and LAMBDA3 Fundo de Investimento em Participações Multimercado, the current controlling entities of Omega Energia, purchased a fifty percent

(50%) interest each in the capital stock of Omega Energia.

15.7     Describe the main corporate transactions that have taken place in the group with a relevant effect on the company, such as mergers, amalgamations, spin-offs, Merger of Shares, sale and purchase of corporate control, sale and purchase of important assets, and provide, whenever it involves the issuer or any of its subsidiaries or affiliates (a) event, (b) main conditions of the business, (c) companies involved, (d) effects resulting from the transaction on the shareholding structure, in particular on the interest of the subsidiaries, shareholders with more than 5% of the capital stock and managers of the issuer, (e) shareholding before and after the transaction, and (f) mechanisms used to ensure equitable treatment among shareholders.

No corporate transactions occurred involving Omega Energia group that had a material effect on Omega Energia in the current year, except for the Corporate Restructuring, which is subject to a condition precedent as described in item 15.8 below. Not applicable to the last three fiscal years, considering that Omega Energia was organized in the current fiscal year.

15.8     Other information that the company deems material

Omega Energia is inserted in the context of the corporate restructuring described below (“Corporate Restructuring”).

Step 1 - Acquisition of the company and New OD

On September 16, 2021, investment fund MAKO FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA - INVESTIMENTO DO EXTERIOR, enrolled with the CNPJ/ME under No. 38.348.815/0001-39 (“Tarpon Fund”), which is part of the investment vehicles of Tarpon Gestora Ltda.(“Tarpon Vehicles”) and investment fund LAMBDA 3 FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA, enrolled with the CNPJ/ME under No. 16.728.464/0001-59 (“FIP Lambda”, which is part of the Lambda Entities, and, jointly with the Tarpon Fund, “Controlling Entities”), purchased 50%, each, of the equity interest of Omega Energia and also of OMEGA DESENVOLVIMENTO S.A., enrolled with the CNPJ/ME under No. 42.385.499/0001-42 (“New OD”).

Step 2 - Corporate Restructuring.

After the aforementioned transaction, the Corporate Restructuring was initiated, and will result in (i) the transfer of selected assets from OMEGA DESENVOLVIMENTO DE ENERGIA S.A., enrolled with the CNPJ/ME under No. 15.191.561/0001-92 (“OD”) and its subsidiaries to the New OD, and (ii) transfer of the equity interest of the Controlling Entities (Tarpon Vehicles and Lambda Entities) of OMEGA GERAÇÃO S.A. (“OG”) to Omega Energia.

(i) Transfer of selected assets from OD to the New OD

1 Remaining portion held by OMC. 1 Remaining portion held by OG. 3 Under process of assignment of the purchase agreement.

(ii) transfer of the equity interest of the Controlling Entities of OG

Step 3 - Merger of Shares

On September 24, 2021, the Board of Directors of OG called the Extraordinary Shareholders’ Meeting of OG, to be held on October 28, 2021 (“OG Extraordinary Shareholders’ Meeting”), through which the shareholders shall resolve, among others matters, on the merger into Omega Energia of all shares issued by OG held by OG’S minority shareholders (“Merger of Shares”).

In case the Merger of Shares is approved, the minority shareholders of OG shall have all of their shares merged into Omega Energia, and, consequently, receive shares issued by Omega Energia.

Therefore, in case the OG Extraordinary Shareholders’ Meeting approves the Merger of Shares, Omega Energia will hold all the shares representing the capital stock of New OD and OG.

OG Flowchart

For information on OG'S subsidiaries and affiliates, see flowcharts below.

OMEGA GERAÇÃO S.A.
(publicly-held company)

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

EXHIBIT VI

WITHDRAWAL RIGHT

(Exhibit 20-A to ICVM 481)

EXHIBIT VI

WITHDRAWAL RIGHT

(Exhibit 20-A to ICVM 481)

1.	Describe the event that gave or will give rise to the withdrawal and the legal basis therefor

The merger of all shares of the capital stock of a company into the capital of another company to convert it into a wholly-owned subsidiary is a transaction that must be submitted for resolution of the Shareholders’ Meeting of both companies, pursuant to article 252, head paragraph, of the Corporation Law. Dissident shareholders of the company to be merged, including by refraining or abstention, are entitled to withdrawal, pursuant to article 252, paragraph 2 of the Corporation Law.

In this sense, in the event of approval by the Shareholders’ Meeting of the Merger of Shares, the dissenting shareholders of such resolution will be entitled to the withdrawal right. More details of the terms and conditions of the Merger of Shares are available in the Protocol and Justification.

2.                 Inform the shares and classes which the withdrawal applies to

The withdrawal right applies to common, registered, book-entry shares with no par value issued by the Company.

3.	Inform the date of the first publication of the call notice of the meeting, as well as the date of communication of the notice of material fact regarding the resolution that gave or will give rise to the withdrawal

The call notice for the Shareholders’ Meeting will be published, for the first time: (i) in the Official Gazette of the State of Minas Gerais, in the issue of September 28, 2021; and (ii) in the Diário do Comércio newspaper, in the issue of September 28, 2021.

A Notice of Material Fact about the Merger of Shares was disclosed on September 24, 2021.

4.                  Inform the deadline for exercising the withdrawal right and the date that will be considered for the purpose of determining the holders of shares that may exercise the withdrawal right

The shareholders will be able to exercise the withdrawal right in relation to the shares of Omega Geração, which they demonstrably, uninterruptedly held between September 24, 2021, according to the negotiations carried out on such day, inclusive, and the date of disclosure of the notice of material fact informing of the Transaction, and the Closing Date, as provided for in the Protocol and Justification, pursuant to article 137, paragraph 1.2 of the Corporation Law.

Pursuant to the provisions of article 230 and article 137, IV, paragraph 1 and paragraph 4 of the Corporation Law, the shareholders of Omega Geração will, under penalty of forfeiture,

exercise their withdrawal right within a period of 30 days from publication of the minutes of the Extraordinary Shareholders’ Meeting of Omega Geração that approves the Merger of Shares.

5.	Inform the reimbursement amount per share, or, if it is not possible to determine it in advance, an estimate by the management of such amount.

Shareholders exercising the right to withdraw from Omega Geração will receive, as reimbursement, the amount of R$ 19.562005009804 per share, which corresponds to the equity value (valor patrimonial) of the shares of Omega Geração, disregarding treasury shares, according to the financial statements approved by Omega Geração on December 31, 2020, subject to the terms of article 45, paragraph 1 of the Corporation Law, considering the possibility of reviewing the reimbursement amount.

6.                 Inform the reimbursement amount calculation method

The reimbursement amount corresponds to the book value of the shares of Omega Geração, disregarding treasury shares, according to the financial statements approved by Omega Geração on December 31, 2020, subject to the terms of article 45, paragraph 1 of the Corporation Law.

7.	Inform whether the shareholders will be entitled to request drawing up of special balance sheets

Pursuant to article 45, paragraph 2 of the Brazilian Corporation Law, dissenting shareholders of Omega Geração may, upon withdrawal, request drawing up of special balance sheets to determine the share reimbursement amount.

The special balance sheets will be drawn up on a date prior to the approval of the Merger of Shares, which date will be set by the management of Omega Geração according to the period of at most 60 days from the date of drawing up the special balance sheets and the date of approval of the Merger of Shares.

In the event there is a request to draw up special balance sheets, the requesting shareholder will receive, on the Closing Date, 80% of the reimbursement amount calculated based on the net equity of Omega Geração on December 31, 2020, and the balance, if any, will be paid in within 120 days from the Closing Date.

8.	In case the reimbursement amount is determined by appraisal, please provide a list of the experts or specialized companies recommended by the management.

Not applicable.

9.	In the event of merger, Merger of Shares or amalgamation involving parent companies and subsidiaries or companies under common control

a. Calculate share exchange ratios based on the net asset value at market prices or other criteria accepted by the CVM

In case the exchange ratio is calculated based on the net equity criterion at market prices, the shareholders of Omega Geração would receive 1.791848584 new preferred, redeemable, registered, book-entry shares with no par value issued by Omega Energia for each common, registered, book-entry share without par value issued by Omega Geração owned thereby.

b. Inform whether the share exchange ratios provided for in the transaction protocol are less advantageous than those calculated in accordance with item 9(a) above

The exchange ratio provided for in the Protocol and Justification for the Merger of Shares is more advantageous than that calculated according to the net equities at market prices of Omega Energia and Omega Geração.

c.	Provide the reimbursement amount calculated based on the net asset value at market prices or other criteria accepted by the CVM

Shareholders of Omega Geração dissenting from the resolution approving the Merger of Shares may elect, upon exercising their rights of withdrawal, to receive, as reimbursement, the amount of R$ 24.221866192866 per share, which corresponds to the equity value (valor patrimonial) of the shares of Omega Geração, adjusted to market prices, excluding treasury shares as per the appraisal carried out pursuant to article 264 of the Corporation Law.

10.            Inform the book value of each share calculated according to the last approved balance sheets

The equity value of each share of Omega Geração, disregarding treasury shares, is R$ 19.562005009804, according to the financial statements approved by Omega Geração on December 31, 2020, subject to the terms of article 45, paragraph 1of the Corporation Law.

11.            Provide the quote of each class or type of shares to which the withdrawal applies in the markets where they are traded, and also provide

i. Minimum, average and maximum quotes for each year, for the past three (3) years

Average Maximum Minimum

2019	26.37	37.20	18.24
2020	35.72	43.00	26.79
2021	38.24	43.36	32.78

ii. Minimum, average and maximum quotes for each quarter, for the past two (2) years

Average Maximum Minimum

4Q2019	34.85	37.20	31.15
1Q2020	37.59	43.00	26.90
2Q2020	31.57	37.72	26.79
3Q2020	37.29	40.59	33.78
4Q2020	36.29	40.36	33.03
1Q2021	39.99	43.36	36.29
2Q2021	38.89	40.86	36.50
3Q2021	35.82	38.69	32.78

iii.	Minimum, average and maximum quotes for each month, for the past six (6) months

Average Maximum Minimum

04/2021	40.01	40.86	38.80
05/2021	37.64	39.76	36.50
06/2021	39.09	40.13	37.86
07/2021	37.47	38.69	36.12
08/2021	34.42	36.60	32.78
09/2021	35.59	36.95	33.90

iv.        Average quote for the past ninety (90) days

Average Maximum Minimum

90	35.93	38.69	32.78

OMEGA GERAÇÃO S.A.
(publicly-held company)

CNPJ No. 09.149.503/0001-06

NIRE 31.300.093.10-7 | CVM Code 02342-6

EXTRAORDINARY SHAREHOLDERS’ MEETING
TO BE HELD ON OCTOBER 28, 2021

MANAGEMENT PROPOSAL

EXHIBIT VII

BYLAWS OF OMEGA ENERGIA

OMEGA ENERGIA S.A.

CNPJ/MF No. 42.500.384/0001-51

NIRE 35.300.571.851

BYLAWS

(As approved at the Annual and Extraordinary Shareholders’ Meeting held on September
24, 2021)

CHAPTER I

NAME, TERM, OFFICES AND PURPOSE

Name and applicable rules

Article 1.2 OMEGA ENERGIA S.A. (“Company”) is a corporation governed by these Bylaws (“Bylaws”) and the applicable legal provisions, in particular Law No. 6.404, dated December 15, 1976, as amended (“Corporation Law”).

Sole Paragraph. Upon admission of the Company to the Novo Mercado of B3 SA - Brasil, Bolsa, Balcão (“B3”), the Company, its shareholders, including controlling shareholders, managers and members of the Fiscal Council, if any, are subject to the provisions of B3’s Novo Mercado Listing Regulation (“Novo Mercado Regulation”).

Head Office and Jurisdiction

Article 2. The Company’s head office is located in the Municipality of São Paulo, State of São Paulo, at the address established by the Board of Directors.

Paragraph 1. The Board of Directors may, at any time, change the address of the Company’s offices within the municipality established in the head paragraph.

Paragraph 2. The Company may, by resolution of the Board of Executive Officers, open, transfer and close branches, offices and representations in any place of Brazil or abroad.

Purpose of the Company.

Article 3. The purposes of the Company are:

I.                       carry out prospecting activities, studies, projects, construction, generation and maintenance of renewable electricity assets;

II.                     commercialize electric energy;

III.                   create and develop information systems (software);

IV.                   carry out studies and implement the necessary infrastructure to generate and supply electricity to consumers;

V.                     hold equity interest in other companies as a shareholder, member or unitholder, in Brazil or abroad, whose activities fall under items (i) through (iv) above, as well as those relating to the value chain of such activities, including the production of by-products of renewable energy, such as green hydrogen and/or activities that use electricity produced; and

VI.                   perform activities incidental to the Company’s corporate purpose, including the integration of social, environmental and governance dimensions into the Company’s business strategy.

Term

Article 4. The term of duration of the Company shall be perpetual.

CHAPTER II
CAPITAL STOCK AND SHARES

Capital Stock

Article 5. The fully subscribed and paid-in capital stock of the Company is one hundred Reais (R$ 100.00), divided into one hundred (100) common, registered shares with no face value.

Authorized capital

Article 6. The increase in the Company’s capital stock is hereby authorized, up to the limit of ten billion Reais (R$10,000,000,000.00), with no need to amend the Bylaws, upon resolution of the Board of Directors.

Paragraph 1.2. The capital may be increased through the subscription of new common shares, or capitalization of profits or reserves, with or without the issue of new shares.

Paragraph 2. The Board of Directors shall set the number of shares, the issue price and payment conditions, and determine whether the subscription shall be public or private.

Paragraph 3. According to the events allowed by the law and these Bylaws, the Board of Directors may exclude the shareholders’ right of first refusal for the subscription of the capital increase or reduce the term for vesting thereof.

Paragraph 4. The Company may, within the limit of the authorized capital stock, upon resolution of the Board of Directors:

I.                    issue subscription warrants;

II.                  issue debentures convertible into common shares; and

III.                grant call or subscription options relating to Company shares for the benefit of the managers, employees or individuals who provide services to the Company or to companies controlled by the Company, directly or indirectly, in accordance with a plan approved by the Shareholders’ Meeting.

Characteristics of the Shares

Article 7. The shares are indivisible in relation to the Company, which shall recognize as the holder of rights the shareholder identified in its records.

Sole Paragraph. The Company may adopt, upon resolution of the Board of Directors, a share bookkeeping system in individual electronic accounts opened in the name of the holders thereof with a financial institution engaged by the Company for that purpose.

Right of First Refusal

Article. 8. The shareholder shall have, as a proportion of the number of shares held thereby, a right of first refusal for subscription of new shares, debenture stock and subscription warrants.

Paragraph 1. The issue of shares, debenture stock and subscription warrants may be carried out by excluding the right of first refusal or upon a reduction in the term for exercising such right, provided that the placement is made through:

I.                sale in stock exchange;

II.                public subscription;

III.                exchange of shares, as a public offering for acquisition of control, pursuant to

Article 257 and Article 263 of the Corporation Law; or

IV.                other events set forth in the applicable law.

Paragraph 2. A shareholder shall not have a right of first refusal:

I.                    for the conversion into shares of debenture stock;

II.                  for the conversion into shares of subscription warrants; and

III.                for the grant or vesting of a call option or subscription of shares of the

Company.

Common Shares

Article 9. Each common share has the following characteristics, rights and advantages:

I.                    grant the holder thereof the right to one (1) vote in the resolutions adopted at the Shareholders’ Meeting;

II.                  participate in the Company’s capital increases carried out upon capitalization of profits or reserves;

III.                participate in the profits distributed as dividends or interest on equity;

IV.                grant, in the event of liquidation of the Company’s equity, the right to reimbursement of capital, calculated by dividing the Company’s capital stock by the aggregate number of shares issued, excluding treasury shares;

V.                  grant, in the event of liquidation of the Company’s equity, the right to hold an interest in the remaining assets and reimbursement of capital for common shares; and;

VI.                grant the right to be included in a public offering for the acquisition of shares as a result of the sale of control of the Company, provided that they will be subject to the same price and the same conditions as offered to the selling controlling shareholder;

Reimbursement of dissenting shareholders

Article 10. The reimbursement amount due to dissenting shareholders who exercise the withdrawal right in the cases provided for in the Corporation Law is determined by dividing the net asset value, as determined in the last individual financial statements approved by the Shareholders’ Meeting, by the aggregate number of shares issued of the Company.

Founder shares

Article 11. The Company cannot issue founder shares.

CHAPTER III

SHAREHOLDERS’ MEETING

General Provisions

Article 12. The Shareholders’ Meeting, convened and installed in accordance with the applicable law and these Bylaws, has the authority to decide on all business relating to the Company’s purpose, and adopt such resolutions as it deems fit for the defense and development of its interests.

Authority

Article 13. Without prejudice to the matters provided for in the Corporation Law, the Shareholders’ Meeting shall resolve on the following matters:

I.                         amendment to the Bylaws;

II.                       election or removal, at any time, of the members of the Board of Directors and the Fiscal Council, when applicable;

III.                     installation of the Company’s Fiscal Council;

IV.                    set the aggregate remuneration of the managers;

V.                      set the remuneration of the members of the Fiscal Council, when installed;

VI.                    management accounting;

VII.                  Company’s financial statements;

VIII.                changes in the Company’s capital stock;

IX.                   appraisal of assets funded by the shareholder to the capital stock;

X.                     amalgamation, spin-off, merger or share merger involving the Company;

XI.                   participation in the group of companies, as defined by Article 265 of the

Corporation Law;

XII.                dissolution, liquidation and termination of the Company;

XIII.              election and removal of the liquidator;

XIV.              liquidator’s accounting;

XV.                authorization for the managers to file for bankruptcy or court or out-of-court reorganization of the Company; and

Call Notice

Article 14. The Board of Directors shall, through its Chairman, call the Shareholders’ Meeting.

Sole Paragraph. The Shareholders’ Meeting may also be called, in the cases provided for in the Brazilian Corporation Law, by the shareholders or by the Fiscal Council.

Shareholders’ Meeting Place

Article 15. Except for reasons of force majeure, the Shareholders’ Meeting shall be held at the Company’s offices.

Sole Paragraph. Whenever the Shareholders’ Meeting is exceptionally held outside the Company’s offices, call notices shall clearly state the place of the meeting, provided that the Shareholders’ Meeting may not be held outside the Municipality where the Company officers are located.

Installation Quorum

Article 16. Subject to the exceptions provided for by applicable law, the Shareholders’ Meeting shall be installed:

I. on first call, with the presence of shareholders holding shares representing at least one quarter of the shares at the respective meeting; and

II. on second call, with the presence of shareholders holding any number of shares at the respective meeting.

Attendance in the Shareholders’ Meeting

Article 17. The shareholder only, or his or her representative, may attend the Shareholders’ Meeting, provided that the Company’s managers, inspectors, appraisers, consultants and advisors who may provide clarification on the matters that are the subject matter of the Shareholders’ Meeting may also attend.

Paragraph 1. Shareholders without voting rights may attend the Shareholders’ Meeting and discuss the matter submitted for resolution.

Paragraph 2. In order to be admitted to the Shareholders’ Meeting, the shareholder, or his or her legal representative, shall submit a valid identity document and proof of ownership of shares issued by the institution providing book-entry share services or the depositary institution of the shares in custody.

Paragraph 3. The individual shareholder may only be represented by an attorney-in-fact who meets the following requirements:

I.                    is another shareholder of the Company;

II.                  is a manager of the Company;

III.                is an attorney-at-law; or

IV.               is a financial institution.

Paragraph 4. The call notice for the Shareholders’ Meeting may provide, for better organization of the proceedings, filing at the Company offices of a copy of the documents stated in this article in advance of the date of the Shareholders’ Meeting.

Board

Article 18. The chairman of the board, who is responsible for conducting the proceedings at the Shareholders’ Meeting, shall be elected by the majority vote of the attending shareholders. The chairman of the board of the Shareholders’ Meeting shall designate the Secretary.

Deliberative Majority

Article 19. The Shareholders’ Meeting shall, subject to the exceptions provided for by the applicable law, resolve upon absolute majority of validly cast votes, provided that abstentions shall not be counted.

Minutes

Article 20. The proceedings and resolutions at the Shareholders’ Meeting shall be documented in the minutes, drawn up in a proper book, and signed by the board members and the attending shareholders.

Paragraph 1. The minutes shall be drawn up in summary form of the facts, including dissent and protests, and shall provide only for a transcript of the resolutions adopted;

Paragraph 2. The documents or proposals submitted to the Meeting shall be numbered subsequently, certified by the board and filed with the Company; and

Paragraph 3. The board, upon request of an interested shareholder, shall certify a copy of the proposal, vote statement or dissent, or protest submitted.

Annual Shareholders’ Meeting

Article 21. The Shareholders’ Meeting shall meet, on a regular basis, once a year, within the first four (4) months following the end of the fiscal year to examine, discuss and vote on the matters provided for in Article 132 of the Brazilian Corporation Law.

Extraordinary Shareholders’ Meeting

Article 22. The Shareholders’ Meeting is held, on an extraordinary basis, whenever necessary, when the corporate interests so require, or whenever the provisions of these Bylaws or the applicable laws require a resolution by the shareholders.

CHAPTER IV
MANAGEMENT

V.                 Section I General Provisions

Management Structure

Article 23. The Company’s management shall be carried out by the Board of Directors and the Board of Executive Officers.

Sole Paragraph. The positions of Chairman of the Board of Directors and Chief Executive Officer, or the Company’s main executive, may not be taken at the same time by the same person, except in the event of vacancy, subject to, in such event, the provisions of the Novo Mercado Regulation.

Requirements.

Article 24. Only an individual can be elected as a member of the management bodies.

Paragraph 1. The person elected as a member of the management who must be residing/or domiciled abroad shall take office subject to the designation of a representative in Brazil, with powers for at least three (3) years after the end of the term of office to receive:

I.                    service of process regarding lawsuits filed thereby based on the corporate law; and

II.                  service of process or summons regarding administrative proceedings filed by CVM.

Paragraph 2. The minutes of the Shareholders’ Meeting or meeting of the Board of Directors that elects managers shall contain (i) details; (ii) term of office of each one of those elected; and, in the event of election of an Independent Director, (iii) his or her qualification as an Independent Director.

Impediments

Article 25. Individuals prevented by special law or convicted of bankruptcy, malfeasance, bribery, kickback, embezzlement, crimes against the public interest, public faith or property, or subject to conviction that could prevent them, even temporarily, from taking public offices, shall be prohibited from taking management offices at the Company.

Sole Paragraph. An individual sentenced to suspension or temporary disqualification applied by the Brazilian Securities Commission shall also be ineligible for management positions (“CVM”).

Management Bond

Article 26. The manager shall be released from posting a bond in favor of the Company to guarantee acts of management.

Office Taking

Article 27. The managers and members of the Fiscal Council, both standing ones and alternates, shall take office subject to execution of the office taking form, which shall provide for their submission to the arbitration clause referred to in Article 66.

Remuneration

Article 28. The Shareholders’ Meeting shall set the aggregate remuneration of the members of the Board of Directors and the Board of Executive Officers.

Sole Paragraph. The Board of Directors shall resolve on the distribution of the aggregate remuneration of the managers among the members of the Board of Directors and the Board of Executive Officers and on the sharing between fixed and variable amounts.

VI.             Section II Board of Directors

Members

Article 29. The Board of Directors shall be formed of at least three (3) and at most nine (9) members, whether or not shareholders, whether or not residing in Brazil, all elected and removable at any time by the Shareholders’ Meeting, with a term in office of two (2) years, entitled to reelection.

Paragraph 1. Out of the members of the Board of Directors, at least two (2) or twenty percent (20%), whichever is greater, must be Independent Directors, according to the definition set out in the Novo Mercado Regulation, provided that the classification of those appointed to the Board of Directors as Independent Directors shall be resolved at the Shareholders’ Meeting that elects them.

Paragraph 2. Whenever, as a result of the calculation of the percentage referred to in Paragraph 1 above, the result generates a fractional number of directors, the Company shall round it up to the immediately subsequent whole number.

Paragraph 3. Each appointee for the position of Independent Director shall submit a statement to the Board of Directors certifying his or her qualification in relation to the independence criteria established in the Novo Mercado Regulation, contemplating the respective justification, if any of the events set out in article 16, Paragraph 2, of the of Novo Mercado Regulation is verified.

Chairman and Vice Chairman

Article 30. The Board of Directors shall elect, from among its members, by majority vote, a Chairman and a Vice Chairman.

Paragraph 1. The Chairman of the Board of Directors shall convene, install and preside over the Shareholders’ Meetings, chair the meetings of the Board of Directors and perform other duties and roles specified or assigned by the internal regulations of the Board of Directors.

Paragraph 2. The Vice Chairman of the Board of Directors shall perform all roles of the Chairman in his or her absence.

Paragraph 3. In the event of absence of the Chairman and Vice Chairman, such roles may be performed by any other Director appointed by the Chairman.

Vacancy

Article 31. In the event of a vacancy in the position of Director, the Board of Directors shall appoint an alternate, who shall remain in the position for the remaining term of the vacant Director’s term in office, subject to the provisions of paragraph 1 and paragraph 2, Article 24 of these Bylaws.

Paragraph 1. In the event of a vacancy in all positions on the Board of Directors, the Board of Executive Officers shall call the Shareholders’ Meeting to elect the Directors.

Paragraph 2. For the purposes of this article, a position of member of the Board of Directors resulting from: (i) removal from office is considered to be vacant; (ii) interdiction; (iii) retirement due to disability; (iv) resignation; (v) death; (vi) disability; (vii) unjustified absence at three (3) consecutive meetings of the Board of Directors; (viii) civil liability action filed by the Company; (ix) suspension or disqualification due to actions by CVM, after his or her office taking; or (x) impediment by special law, or conviction for a bankruptcy crime, malfeasance, bribery or kickback, perjury, embezzlement, crimes against the public interest, public faith or property, or criminal penalty that prohibits, even temporarily, access to public office.

Authority

Article 32. The Board of Directors shall:

I.                    set the general guidelines for the Company’s business;

II.                  elect and remove, at any time, the Company’s Officers and establish their roles, subject to the provisions of these Bylaws;

III.                inspect the management of the members of the Board of Executive Officers, examine at any time the books of the Company, and request information on contracts executed or to be executed, as well as any other acts;

IV.               elect and dismiss, at any time, the members of the statutory advisory committees of the Board of Directors;

V.                 establish, install and dissolve advisory committees not provided for in these Bylaws, and elect and dismiss, at any time, the respective members, and establish the internal operating regulations and their respective remuneration;

VI.               call the Shareholders’ Meeting when deemed convenient or in situations provided for in the applicable law and these Bylaws;

VII.             opine on the management reports, accounting of the Board of Executive Officers and financial statements of the Company;

VIII.           elect and remove independent auditors;

IX.                raise and decide on any matters or subjects that are not regarded as the exclusive role of the Shareholders’ Meeting or the Board of Executive Officers;

X.                  approve the Company’s annual plan, the Company’s annual budget, the multiple year budget and the Company’s annual energy trading plan;

XI.                approve (a) the Implementation Plan (understood as the investment plan for the construction, implementation and commissioning of energy projects until their respective commercial operation deployed by the relevant regulatory agency) prior to implementation of each of the energy projects by the Company, considering that the Implementation Plan involves investments in an amount equal to or greater than fifty million Reais (R$50,000,000.00), (b) any increase in investments that cumulatively exceeds by more than 10% the volume of investments provided for in the Implementation Plan, (c) engagement of any debt that exceeds by at least 5% the volume of long-term financing provided for in the Implementation Plan;

XII.             resolve on the issue, within the authorized capital limit, of shares, debenture stock and subscription warrants;

XIII.           resolve on the issue, for private placement or through public distribution offering, of promissory notes and non-convertible debentures;

XIV.           resolve on the capital increase, within the authorized capital limit, regardless of statutory amendment, upon subscription of new shares or upon capitalization of profits or reserves, with or without the issue of new shares;

XV.             authorize the Company’s trading its own shares and financial instruments relating to the shares issued by the Company, in compliance with the applicable laws;

XVI.           authorize the sale and cancellation of treasury shares;

XVII.         set the Company’s indebtedness limit;

XVIII. authorize the Company’s holding interests in other companies, as a unitholder or shareholder, as well as its participation in consortium and association agreements and/or shareholders’ agreements, and the organization of companies in Brazil or abroad by the Company;

XIX.           authorize the engagement or amendment by the Company or any of its subsidiaries of any loans, financing or obligations, or the acquisition of assets or participation in other companies, consortium, partnerships or communities and funds, whose individual amount or in a series of related transactions in a period of twelve (12) months is equal to or greater than fifty million Reais (R$50,000,000.00), except in relation to energy commercialization contracts in compliance with the annual energy commercialization plan approved by the Board of Directors;

XX.             authorize the engagement or amendment by the Company or any of its subsidiaries of suretyships, performance bonds or any other form of guarantee of obligations, whose individual amount or in a series of related transactions in a period of twelve (12) months is equal to or greater than fifty million Reais (R$50,000,000.00), unless (a) such contract or amendment has already been approved within the scope of the Company’s annual plan approved by the Board of Directors, or (b) in case of amendments, such amendments make the cost of the suretyship, performance bond or other form of guarantee lower than that originally engaged (provided that the Company’s annual plan does not provide for a reduction of the cost of such suretyship, performance bond or other form of guarantee in an amount greater than the one that was actually obtained);

XXI.           authorize the engagement or amendment of any contract or agreement by the Company or any of its subsidiaries, whose individual amount or in a series of related transactions carried out in a period of twelve (12) months, and under which the Company or any of its subsidiaries undertake mutual liability or obligation in an amount greater than fifty million Reais (R$50,000,000.00) per year, except in relation to energy commercialization contracts in compliance with the approved annual energy commercialization plan;

XXII.         resolve on the granting, within the authorized capital limit, and in accordance with a plan approved by the Shareholders’ Meeting, of stock options to managers or employees, or to individuals who provide services to the Company or the company under its control;

XXIII. organize its operation, through its own rules embodied in internal regulations approved and modified by the Board of Directors;

XXIV.       set the following Company policies: (a) policy for trading of securities issued by the Company; (b) the Company’s information disclosure policy; (c) related party transactions policy; (d) compensation policy; (e) policy for the appointment of members of the Board of Directors, advisory committees and Board of Executive Officers of the Company; (f) the Company’s risk management policy;

XXV.         approve the risk matrix;

XXVI.       establish the Company’s code of conduct, which is applicable to all employees and managers, and may include third parties, such as suppliers and service providers, as established by the Novo Mercado Regulation, and further establish other policies of the Company;

XXVII. elect such newspapers and communication vehicles to be used by the Company to make publications and disclosures required by the applicable laws and regulations;

XXVIII. authorize the execution of a transaction between related parties in an amount equal to or greater than one million Reais (R$1,000,000.00) and that is not within the authority of the Shareholders’ Meeting, provided that the following transactions will be considered to be approved in advance:

a)	transactions between the Company and its direct and indirect subsidiaries, provided that there is no participation in the capital stock of the controlled company by the Company’s controlling shareholders, its managers or persons connected therewith; and

b) transactions between direct or indirect subsidiaries of the Company, provided that there is no participation in the capital stock of the subsidiary by controlling shareholders, its managers or persons connected therewith.

XXIX. authorize the creation of liens and the provision of guarantees for the benefit of third parties, except (a) if less than five million Reais (R$5,000,000.00), (b) granting of guarantees that are included in the Company’s annual plan, referred to in subparagraph X above; and

XXX. authorize the purchase, sale, disposal, exchange, promise of sale or any form of disposal by the Company or any of its subsidiaries, of any assets or rights whose individual value or in a series of related transactions in a period of twelve (12) months is equal to or greater than fifteen million Reais (R$15,000,000.00), except in relation to energy commercialization agreements in compliance with the annual energy commercialization plan approved by the Board of Directors.

Meetings

Article 33. The Board of Directors shall meet, on a regular basis, on the dates previously established in the annual calendar defined by the body, and, on an extraordinary basis, whenever necessary.

Paragraph 1. The meeting of the Board of Directors shall be called in writing by the Chairman of the Board of Directors, by any member of the Board of Directors or by any other person appointed by the Chairman of the Board of Directors to call on his or her behalf, at least five (5) days from the date of the meeting, provided that the date, place, time and matters to be included in the agenda shall also be included in the call notice.

Paragraph 2. Written notice shall be waived whenever all members of the Board of Directors attend the meeting.

Paragraph 3. The meetings of the Board of Directors shall preferably be held at the Company’s headquarters, unless another location is stated in the respective call notice.

Paragraph 4. The Director shall be entitled to attend meetings of the Board of Directors by videoconference, conference call or any other means of communication that allows for the identification of the attendants and their interaction in real time.

Paragraph 5. The Director who participates remotely in the meeting shall only be considered present if he or she confirms his or her votes by means of a written statement submitted to the Chairman of the Board by letter, facsimile or electronic mail immediately after the end of the meeting. Once the statement is received, the Chairman of the Board of Directors shall be vested with full powers to execute the minutes of the meeting on behalf of the member who attended remotely.

Paragraph 6. The meetings of the Board of Directors shall be installed, on first call, with the presence of the majority of its standing members and, on second call, by any number of them.

Paragraph 7. Each member of the Board of Directors shall be entitled to one (1) vote at the meeting of the Board of Directors.

Paragraph 8. The meeting of the Board of Directors shall be chaired by the Chairman of the Board of Directors, or, in his or her absence, by another member of the Board of Directors appointed by the majority of the other attending members, and chaired by a person appointed by the chairman of such meeting.

Paragraph 9. The Board of Directors shall resolve by absolute majority of votes cast, provided that abstentions shall not be counted, and the non-prevailing member may state his or her vote in the minutes of the respective meeting.

Paragraph 10. In the event of a tie, the Chairman of the Board of Directors shall have the casting vote.

Paragraph 11. The resolutions of the Board of Directors shall be filed in minutes drawn up in the Book of Minutes of Meetings of the Board of Directors, and, whenever they contain resolutions intended to produce effects before third parties, extracts thereof shall be filed with the Commercial Registry and subsequently published.

Conflicts of interests and private interests

Article 34. A member of the Board of Directors shall be prohibited from interfering with any social operation in which he has a conflicting interest with that of the Company, or a private interest, and shall not have access to information or attend meetings involving matters in which he or she has a conflicting interest with that of the Company and/or a particular interest.

VII.             Section III Audit Committee and Risk Management

Article 35. The Board of Directors is advised by the Audit and Risk Management Committee, formed as provided for in these Bylaws, aimed at conducting or determining consultations, assessments and investigations within the scope of its activities, including engagement and use of independent external experts.

Paragraph 1. Without prejudice to the committee provided for in these Bylaws, the Board of Directors may create additional advisory committees with restricted and specific purposes and with a fixed term, and shall appoint the respective members from among the Company’s managers and/or among any other related persons, either directly or indirectly, to the Company.

Paragraph 2. The Company shall disclose the internal regulations of the committees provided for in these Bylaws, including their structure, members, activities and responsibilities.

Article 36. The recommendations provided by the Audit and Risk Management Committee shall not be binding upon the Board of Directors.

Article 37. The rules on requirements, impediments, duties and responsibilities of the managers shall apply to the members of the advisory committees, both those created pursuant to the Bylaws and by resolution of the Board of Directors.

Article 38. The Audit and Risk Management Committee, an advisory body directly connected with the Board of Directors, shall be formed by at least three (3) members, of which two (2) members shall be considered independent, pursuant to CVM Resolution No. 23, dated February 25, 2021 (“CVM Resolution No. 23”), and at least one (1) member shall be an Independent Director, and at least one (1) member shall have recognized experience in corporate accounting matters.

Paragraph 1. The same member of the Audit and Risk Management Committee may take at the same time both characteristics referred to in the head paragraph.

Paragraph 2. The activities of coordinator of the Audit and Risk Management Committee are defined in its internal regulation, approved by the Board of Directors.

Paragraph 3. The Audit and Risk Management Committee shall perform its roles in accordance with its internal regulation. In addition to the provisions of these Bylaws and the internal regulation of the Audit and Risk Management Committee, the committee shall comply with all terms, requirements, duties and regulations provided for in CVM Resolution No. 23, qualifying as a Statutory Audit Committee (CAE), pursuant to the terms provided for therein.

Article 39. The Audit and Risk Management Committee shall among other matters:

I.                    advise the Board of Directors on the assessment and control activities of independent and internal audits;

II.                  issue an opinion on the engagement and termination of independent audit services;

III.                appraise the quarterly information, interim statements and financial statements of the Company;

IV.                monitor the activities of the internal audit and risk and compliance area of the Company;

V.                  assess and monitor the Company’s exposure to Risks;

VI.                assess, monitor and recommend to the management the adjustment or improvement of the internal policies of the Company, including the related party transactions policy; and

VII.              have means for receiving and processing information regarding noncompliance with legal and normative provisions applicable to the Company, in addition to internal regulations and codes, including provision for specific procedures to protect the provider and the confidentiality of information.

VIII. Section IV
Board of Executive Officers

Article 40. The Board of Directors shall be formed of at least one (1) and at most five (5) members, whether or not shareholders, elected and removed, at any time, by the Board of Directors, for a unified term in office of one (1) year, and entitled to reelection.

Sole Paragraph. The members of the Board of Directors, up to a maximum of one third (1/3), may be elected to positions of officers.

Positions and Designations

Article 41. The Board of Executive Officers shall be formed of the following positions:

I.                    Chief Executive Officer;

II.                    Chief Financial Officer;

III.                    Chief Operations Officer;

IV.                    Chief Investor Relations Officer; and

V.                    Officer with no specific designation.

Sole Paragraph. The same person is allowed to take more than one position at the same time.

Powers, roles and functions

Article 42. The officers shall have full powers to perform all acts necessary or convenient for the administration and management of the Company, subject to the limits established by applicable law and the provisions of these Bylaws.

Paragraph 1. The Chief Executive Officer shall manage the Company’s activities, and coordinate the activities of the other officers, with powers to:

I.                    draft and discuss the Company’s strategy with the Board of Directors and the Advisory Committees, when required, and establish the criteria for carrying out the resolutions of the Shareholders’ Meeting and the Board of Directors, with the participation of the other Officers;

II.                  submit for approval by the Board of Directors the Company’s annual business plans and budget, investment plans and new expansion programs, and make sure that they are executed according to the approved terms;

III.                lead, plan, coordinate, organize, supervise and manage the Company’s business;

IV.                monitor and provide performance information to the Board of Directors and the Board of Directors;

V.                  designate to the Board of Directors the names for the composition of the Board of Executive Officers, except for the Chief Financial Officer, and recommend to the Board of Directors the removal of any member of the Board of Executive Officers, except for the Chief Financial Officer;

VI.                coordinate and oversee the activities of the Board of Directors; and

VII.              carry out other activities designated by the Board of Directors.

Paragraph 2. The Chief Financial Officer shall have powers to:

I.                    plan, coordinate, organize, oversee and direct activities relating to the Company’s financial operations;

II.                  manage the Company’s consolidated finance, the budget of the various areas of the Company and the Company’s investment plan;

III.                provide financial and management information to the other Directors and the Board of Directors;

IV.               manage the mapping, monitoring and quantification of the Company’s risks and actively work on the mitigation thereof;

V.                 draft and review the Company’s financial statements and annual management report;

VI.               take responsibility for the control of the Company’s cash flow, financial investments and investments; and

VII.             carry out other activities designated by the Board of Directors and/or the Chief Executive Officer.

Paragraph 3. The Chief Operations Officer shall have powers to:

I.                    plan, coordinate, organize, oversee and direct activities relating to the operation and maintenance of assets held and operated by the Company;

II.                  structure and manage the Company’s operational processes;

III.                coordinate all of the Company’s engineering and technical review activities;

IV.               manage the mapping, monitoring and quantification of the Company’s technical and operational risks and actively work on the mitigation thereof; and

V.                 carry out other activities designated by the Board of Directors and/or the Chief Executive Officer.

Paragraph 4. The Chief Investor Relations Officer shall have powers to:

I.                    represent the Company before the CVM, shareholders, investors, stock exchanges, the Central Bank of Brazil and other bodies relating to activities carried out in the capital market;

II.                  plan, coordinate and direct the relationship and communication between the Company and its investors, the CVM and other bodies in which the Company’s securities are admitted for trading;

III.                propose guidelines and standards for the Company’s investor relations;

IV.               comply with the requirements established by the capital market laws in force and disclose to the market relevant information regarding the Company and its business, as required by the applicable law;

V.                 keep corporate books and ensure compliance of entries made therein;

VI.               provide any and all information to investors, the CVM, other financial institutions and other regulatory bodies;

VII.             keep the Company’s publicly-held company registration updated; and

VIII.           ensure compliance with and execution of statutory rules and, whether jointly or individually, perform regular management acts of the Company.

Paragraph 5. The Officer with no specific designation shall, among other roles that may be designated by the Board of Directors:

I.                    assist the Chief Executive Officer, the Chief Financial Officer and the Chief Investor Relations Officer in their respective roles; and

II.                  perform regular acts of management of the Company, individually or jointly with other officers of the Company, always under the supervision of the Chief Executive Officer.

No temporary impediment

Article 43. In the event of impediment or temporary absence of any officer, his or her roles and functions shall be exercised and performed by another officer to be appointed in writing by the Chief Executive Officer.

Sole Paragraph. An officer who takes at the same time the roles of the absent or impeded officer shall, in all acts performed, designate the position of the replaced director with the words “alternate”.

Vacancy

Article 44. In the event of a vacancy in any officer position, the alternate shall be appointed on an interim basis by the Board of Executive Officers among the other officers, provided that the temporary replacement shall last until the new officer elected at the first meeting of the Board of Directors to be held takes office.

Paragraph 1. An officer who takes at the same time the roles of the absent or impeded officer shall, in all acts performed, designate the position of the replaced director with the words “alternate”.

Paragraph 2. The alternate elected by the Board of Directors shall complete the term in office of the replaced individual.

Exclusive powers of the Board of Executive Officers

Article 45. The active and passive representation of the Company, in or out of court, shall be the responsibility of the officers, as provided for in these Bylaws.

Representations Rules

Article 46. Subject to the events provided for in the applicable law and these Bylaws, the Company shall only be valid by performing binding acts, in or out of court, and undertaking rights and obligations, whether by action, statement and signature:

I.                    by the Chief Executive Officer, individually,

II.                  of two (2) officers jointly, or

III.                one (1) officer jointly with one (1) attorney-in-fact with express, specific powers to perform such act.

Paragraph 1. The Company may be represented by two (2) attorneys-in-fact with express, specific powers, and duly designated pursuant to Paragraph 2 below, acting jointly, in the following situations:

I.                    sale, acquisition, exchange, donation, assignment, expropriation, creation of easements, mortgages or any other method of lien, as well as any other statutory act or contract relating to real estate, and involving the Company;

II.                  representation of the Company as a shareholder or unitholder at shareholders’ meetings or meetings of unitholders of companies controlled thereby, or in which it holds any equity interests, subject to the provisions of these Bylaws;

III.                representation before any federal, state and municipal governmental authorities or agencies, and mixed-capital companies, regarding routine matters, including judicial purposes;

IV.               representation before labor courts and unions;

V.                 acts of admission, suspension or dismissal of employees and representation of the Company pursuant to employment contracts;

VI.               execution of correspondence regarding routine matters; and

VII.             purchase, sale, sale, exchange, promise of sale or any form of acquisition or disposal, by the Company or any of its subsidiaries, of any asset or right, provided that such transaction has been expressly approved by relevant governmental authorities, under the terms and in accordance with the provisions of these Bylaws.

Paragraph 2. Powers of attorney granted by the Company shall always be signed by the Chief Executive Officer, individually, or by two (2) officers acting jointly, and shall specify the powers granted, with a maximum term of one (1) year, except for powers of attorney granted (i) for legal purposes, (ii) within the scope of financing agreements and instruments relating to such financing agreements, and (iii) within the scope of public offerings of securities issued by the Company, which may have a longer term or be granted for an indefinite term.

Paragraph 3. The Investor Relations Officer may individually represent the Company before the CVM, B3, the financial institution providing the Company’s share bookkeeping services and entities that manage organized markets in which the Company’s securities are admitted for trading.

Paragraph 4. Acts, transactions and operations performed in violation of the provisions of this article, even if on behalf of or for the benefit of the Company, shall not be regarded as acts of the Company, and shall be fully ineffective in relation to the Company, and shall only produce effects and be binding upon the individual person who performed the act in violation of these Bylaws or with excessive powers.

CHAPTER V

FISCAL COUNCIL

Opening and Operation

Article 47. The Company has a nonpermanent Fiscal Council, to be installed by the Shareholders’ Meeting, upon request of the shareholders, in the cases provided for in the applicable law, or upon proposal by the management.

Sole Paragraph. Each term of the Fiscal Council shall terminate at the first Annual Shareholders’ Meeting after commencement thereof.

Members

Article 48. The Fiscal Council shall, when installed, be formed of at least three (3) and at most five (5) members, and an equal number of alternates, elected by the Shareholders’ Meeting, entitled to reelection.

Authority

Article 49. The Fiscal Council shall oversee the management of the managers, and exercise the authority, and perform the roles, duties and privileges provided for in the applicable law.

Remuneration

Article 50. The Shareholders’ Meeting that creates the Fiscal Council shall set the remuneration of the Directors which, in addition to the mandatory reimbursement of travel and living expenses required for them to perform their roles, may not be less than, for each member in office, ten percent (10%) of the remuneration that, on average, is paid to each director, not including benefits, allowances and profit sharing.

CHAPTER VI

FISCAL YEAR, PROFITS AND DIVIDENDS

Fiscal Year

Article 51. The fiscal year shall start on January 1st and terminate on December 31st of each year, when balance sheets and other financial statements shall be prepared.

Financial Statements

Article 52. At the end of each fiscal year, the Company shall prepare financial statements in accordance with the applicable standards.

Sole Paragraph. The Management may prepare interim, semiannual, quarterly or shorter-term financial statements, in compliance with the applicable accounting standards.

Absorption of losses and taxes

Article 53. Losses to be absorbed and income taxes to be paid shall be deducted from the income for the year, before any allocation.

Profit Sharing

Article 54. Out of the remaining balance of the result for the year, if any, any interest of debentures, employees and managers in the result shall be deducted successively and in that order.

Sole Paragraph. The profit sharing mentioned in the head paragraph is independent and should not confused with the profit-sharing payment plans provided for in the labor laws.

Net income for the fiscal year

Article 55. For the purposes of these Bylaws, net income for the fiscal year shall be the portion of the income for the fiscal year that remains after the deductions provided for in Article 53 and in Article 54.

Proposal for use of the net income

Article 56. The management shall submit to the Shareholders’ Meeting a proposal for allocation of the net income for the fiscal year, subject to the following rules:

I.                    a portion corresponding to five percent (5%) of the net income for the year shall be used for making up the legal reserve, until such reserve reaches an amount equal to twenty percent (20%) of the capital stock;

II.                  a portion of the net income for the remaining fiscal year may be allocated to make up a reserve for contingencies, for the purpose of offsetting in a future fiscal year any decrease in income arising from a loss regarded as probable;

III.               a portion of net income for the year arising from donations or governmental subsidies for investment may be used for purposes of a tax incentive reserve;

IV.               a portion of the reserve for contingencies created in previous years and corresponding to losses actually incurred or not materialized shall be reversed;

V.                 from the balance remaining after the deductions and reversals mentioned in the items above, if any, a portion corresponding to twenty-five percent (25%) shall be distributed to the shareholders as mandatory dividend;

VI.               from the balance remaining after the deductions and reversals mentioned in items I to IV above, a portion corresponding to up to seventy-five percent (75%) may be used to make up a reserve intended for use to purchase assets and/or companies, reinforce the working capital and participate in share buyback programs that may be approved by the Company, until such reserve reaches an amount equal to fifty percent (50%) of the capital stock;

VII.             a portion or all of the remaining balance may, upon management’s proposal, be retained for the execution of the capital budget approved by the Shareholders’ Meeting;

VIII.           the remaining balance, if any, shall be distributed to the shareholders as an additional dividend.

Paragraph 1. The Company has the right not to form the legal reserve in the year in which the balance of such reserve, in addition to the amount existing in the capital reserve, exceeds an amount equal to thirty percent (30%) of the capital stock.

Paragraph 2. In the fiscal year in which the amount of the mandatory dividend, calculated pursuant to these Bylaws, exceeds the realized portion of the net income for the fiscal year, the Shareholders’ Meeting may, upon proposal of the management bodies, allocate the excess to make up a reserve for unrealized profits. Amounts existing in unrealized profits reserve accounts, if not absorbed by supervening losses, may only be used to pay the mandatory dividend.

Paragraph 3. The Shareholders’ Meeting may not distribute the mandatory dividend mentioned in subparagraph V in the fiscal year in which the managers inform, in detail, that the payment of such dividend is inconsistent with the Company’s financial condition.

Paragraph 4. The amount of the dividend not distributed due to inconsistency with the Company’s financial condition shall be entered as a special reserve, and, if not absorbed by losses in subsequent fiscal years, it shall be paid as a dividend as soon as the Company’s financial situation so allows it.

Paragraph 5. The balance of the profit reserves, except for the reserve for contingencies, tax incentive reserve and the reserve for unrealized profits, may not exceed the capital stock amount. Upon reaching that limit, the Shareholders’ Meeting shall resolve on using the excess to pay or increase the capital stock or distribute dividends.

Interest on equity

Article 57. Pursuant to the terms of the applicable laws, the Company may pay its shareholders, upon resolution of the Board of Directors or the Shareholders’ Meeting, interest on equity, which may be deducted from the mandatory dividend.

Intermediate and interim dividend

Article 58. The Board of Directors shall have powers to, at its sole discretion:

I.                    declare a dividend or interest on equity based on the net income for the current fiscal year, as determined pursuant to interim, semiannual, quarterly or shorter-term financial statements;

II.                  declare a dividend or interest on equity based on the profit reserves existing in the last annual or interim, semiannual, quarterly or shorter-term financial statements.

Sole Paragraph. The declaration of dividends or interest on equity based on net income for the current fiscal year, calculated pursuant to interim financial statements drawn up in a period shorter than a half-year period, shall be limited, in each half year, to the Company’s capital reserve.

Payment of dividends and interest on equity

Article 59. The Shareholders’ Meeting or the Board of Directors shall, as the case may be, set the deadline to pay the declared dividend or interest on equity and set the date on which the Company’s shares will be traded without the right to earnings.

Paragraph 1. The body that approves the declaration of dividend or interest on equity may determine the final term for payment of the dividend and order the Board of Executive Officers to determine the exact date of payment.

Paragraph 2. The payment of dividends or interest on equity may not, under any circumstances, occur after the end of the fiscal year in which the earnings were declared.

Paragraph 3. The intent to receive dividends and/or interest on equity expires within three (3) years from the date on which such dividends were made available to the shareholder.

Paragraph 4. Amounts of overdue dividends and interest on equity shall be transferred to the Company.

CHAPTER VII
DISPOSAL OF SHAREHOLDING CONTROL

Public offering for disposal of controlling power

Article 60. The direct or indirect change of the Company Control, whether through one single transaction or a set of successive transactions, shall be engaged according to condition precedent according to which the party taking the control may be required to carry out public offering for the purchase of shares involving shares issued by the Company and held by the other shareholders, according to the conditions and terms provided for in the applicable laws and regulations, and the Novo Mercado Regulations, in order to ensure treatment equal to that given to the disposing party.

Sole Paragraph. For the purposes of this Chapter VII, “Company Control” and its related terms shall be construed as the power actually used by shareholders to direct the corporate activities and guide the operation of the Company’s bodies, directly or indirectly, de facto or pursuant to the law, irrespective of the equity interest held.

CHAPTER VIII

PROTECTION OF SHAREHOLDING DISTRIBUTION

Public offering for the purchase of shares

Article 61. Any person or group of shareholders that may purchase or becomes the holder, in any capacity or for any reason, even through a public offering for the purchase of shares issued by the Company, of securities convertible into shares or securities that grant the right to purchase shares issued by the Company, or rights over shares issued by the Company (including usufruct, trust or rights arising from shareholders’ agreements), even if through financial instruments with physical settlement, which cause them to become holders of equity interest, directly or indirectly, equal to or greater than thirty percent (30%) of the total shares issued by the Company (“Material Interest”), whether or not a shareholder of the Company prior to the specific transaction that results in the ownership of such shares (“Buyer of Material Interest”), shall make a public offering for the purchase of all shares issued by the Company held by the other shareholders, in compliance with the provisions of the applicable CVM regulations, the B3 regulation and the terms and conditions of this article (“Public Offering for the Purchase of Material Interest”).

Paragraph 1. The Buyer of Material Interest shall apply for registration, if required, or launch such Public Offering for the Purchase of Material Interest within sixty (60) days from the date of acquisition or the event that resulted in the direct or indirect ownership of the Material Interest.

Paragraph 2. The Public Offering for the Purchase of Material Interest shall be:

I.                    made with no distinction to all shareholders of the Company;

II.                  carried out in an auction to be held at B3;

III.                launched at a price set in accordance with the provisions of Paragraph 3 of this article; and

IV.                paid in cash, in the national currency, upon acquisition of shares issued by the Company in the public offering.

Paragraph 3. The price per share to be offered and paid in the Public Offering for the Purchase of Material Interest shall be at least the highest amount determined according to the following criteria:

I. one hundred and twenty-five percent (125%) of the Company’s appraisal value calculated based on the criteria, adopted separately or in combination, of the net equity book valor, the net equity at market price, the discounted cash flow, a comparison by multiples, quote of the shares on the securities market, or based on another criteria accepted by the CVM, divided by the aggregate number of shares issued by the Company on the calculation date, provided that the Buyer of Material Interest shall be responsible for all costs incurred to evaluate and determine the Company’s appraisal value;

II.       the highest price paid by the Buyer of Material Interest for shares of the

Company in any type of trading, within a period of twelve (12) months before the date on which it becomes the Public Offering for the Purchase of Material Interest becomes mandatory pursuant to this article, as adjusted for corporate events, such as distribution of dividends or interest on equity, reverse splits, splits or bonuses;

III.               one hundred and twenty-five percent (125%) of the highest unit quote achieved by the shares issued by the Company during the twelve (12) month period prior to the date of the Public Offering for the Purchase of Material Interest in any regulated securities market, whether in Brazil or abroad, in which the shares or securities representing the shares of the Company are admitted for trading.

Paragraph 4. The Public Offering for the Purchase of Material Interest does not exclude the possibility of another person, including any shareholder of the Company, or, if applicable, the Company itself, to make a competitive purchase bid, pursuant to the applicable regulations.

Paragraph 5. The Buyer of Material Interest shall comply with any requests or requirements made by the CVM within the deadlines set out in the applicable regulation.

Paragraph 6. In the event that the Buyer of Material Interest fails to comply with the obligations set out in this article, including those regarding deadlines to make or appl for registration, if required, of the Public Offering for the Purchase of Material Interest, or to meet any requests or requirements made by the CVM, the Company’s Board of Directors shall then call a Shareholders’ Meeting, in which the Buyer of Material Interest may not vote, to examine, discuss and vote on the following matters:

I.                   suspension of the exercise of equity, political and inspection rights of the Buyer of Material Interest that has not complied with any of the obligations set out in this article, as provided for in Article 120 of the Brazilian Corporation Law; and

II.                 filing of a lawsuit, subject to the provisions of Article 66, or against the Buyer of Material Interest, to demand as follows:

a) sentence the Buyer of Material Interest to carry out the Public Offering for the Purchase of Material Interest; and/or

b) pay indemnification to the other shareholders of the Company for direct and indirect losses and damages caused as a result of noncompliance with the obligations set out in this article.

Paragraph 7. For the purposes of verifying that the interest of thirty percent (30%) has been reached, the involuntary increases in shareholding resulting from the cancellation of treasury shares or from the reduction of the Company’s capital stock with the cancellation of shares shall not be accounted.

Paragraph 8. A Buyer of Material Interest who perform the following acts shall be released from entering the Public Offering for the Purchase of Material Interest:

I.                    purchases a Material Interest as a result of a merger, spin-off with a merger of the spun-off portion by the Company, merger of a company by the Company and merger of shares by the Company;

II.                  purchases a Material Interest by virtue of inheritance or intestate, provided that the Buyer of Material Interest undertakes to dispose of, and actually disposes of, the shares, financial instruments or rights in excess of thirty percent (30%) of the Company’s aggregate capital stock, within twelve (12) months from the event that resulted in the purchase;

III.                purchases a Material Interest as a direct result of the subscription of the Company’s shares carried out in a public offering for the primary distribution of shares or securities convertible into shares or that grant the right to purchase shares issued by the Company; or

IV.               obtains express, specific waiver from the Shareholders’ Meeting, specially called to consider the request for waiver made by the Buyer of Material Interest, who may not, directly or indirectly, vote at such Shareholders’ Meeting.

Increase in Equity Interest

Article 62. The Public Offering for the Purchase of Material Interest provided for in Article 61 is also required whenever a shareholder or group of shareholders that already holds a Material Interest, purchases or becomes the holder of, directly or indirectly, through an transaction or a series of transactions, shares, securities convertible into shares or securities that grant the right to purchase shares issued by the Company, or rights over shares issued by the Company (including usufruct, trust or rights arising from shareholders’ agreements), even if through financial instruments with physical settlement, which increase its direct or indirect equity interest to a percentage in excess of fifty percent (50%) of the Company’s aggregate capital stock.

Paragraph 1. The cases of release provided for in Paragraph 8, Article 61, shall apply to the increases in equity interest referred to in the head paragraph, which shall be assessed each time the holder of Material Interest increases his or her equity interest as a result of the provisions of Paragraph 8, Article 61.

Paragraph 2. The obligation to carry out the Public Offering for the Purchase of Material Interest by increasing the shareholding referred to in the head paragraph shall be required even if the Buyer of Material Interest has benefited from the cases of release provided for in

Paragraph 8, Article 61, before reaching the Material Interest, or even he or she has carried out the Public Offering for the Purchase of Material Interest in the past.

Provisions not applicable

Article 63. The obligations set forth in this CHAPTER VIII shall not apply to (i) persons or groups of shareholders who are, directly or indirectly, shareholders of the Company on the eve of the listing of shares on B3’s Novo Mercado (“Existing Shareholders”); or (ii) any buyers, directly or indirectly, of Material Interest of the Existing Shareholders.

Sole Paragraph. The obligations provided for in this CHAPTER VIII shall not apply to the persons and group of shareholders mentioned in the head paragraph, even if such persons or group of shareholders may form new groups of shareholders that, together, reach the interest percentages provided for in Article 61 and in Article 62 above.

CHAPTER IX

DISSOLUTION AND LIQUIDATION

Dissolution and liquidation

Article 64. The Company shall be dissolved and its assets liquidated in the cases provided for by the applicable law.

Sole Paragraph. During the liquidation, the Fiscal Council shall not operate on a permanent basis, but rather it shall commence to operate only upon request of the shareholders, pursuant to the terms of the applicable law.

CHAPTER X

SHAREHOLDERS’ AGREEMENT

Compliance with the Shareholders’ Agreement

Article 65. The Company shall comply with any and all provisions set forth in the shareholders’ agreements filed at its headquarters.

Paragraph 1. The Company shall not register, consent to or ratify any vote or approval of the shareholders, the Board of Directors or any officer, or perform or fail to perform any act that violates or is inconsistent with the provisions of such shareholders’ agreements, or that in any way could adversely affect the rights of shareholders pursuant to such agreements.

Paragraph 2. The parties to the shareholders’ agreements filed at the Company’s headquarters shall provide, at the time of filing, a representative to communicate with the Company, and provide or receive information, pursuant to Paragraph 10, Article 118 of the Brazilian Corporation Law.

Paragraph 3. All shareholders’ agreements filed at the Company’s headquarters shall be publicly disclosed in accordance with CVM legislation.

CHAPTER XI

ARBITRATION CLAUSE

Arbitration Clause

Article 66. The Company, its shareholders, managers standing and alternate members of the Fiscal Council, when installed, undertake to resolve by arbitration to be conducted by the Market Arbitration Chamber, in accordance with its regulation, any disputes that may arise among them, relating to or arising from their status as issuers, shareholders, officers and members of the Fiscal Council, in particular those arising from the provisions of Law No. 6.385, dated December 7, 1976 (“Law No. 6.385”), the Brazilian Corporation Law, our Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the Brazilian Securities Commission, as well as the other rules applicable to the operation of the capital market in general, in addition to those contained in the Novo Mercado Regulations, other regulations issued by B3 and the Novo Mercado Participation Agreement.

Sole Paragraph - Without prejudice to the validity of this arbitration clause, the request for urgent measures by the Parties, before the Arbitration Tribunal is created, shall be submitted to court.

CHAPTER XII

FINAL PROVISIONS

Interpretation

Article 67. The titles and headings of these Bylaws are provided for convenience of reference only and shall not limit or affect the meaning given to the provision which they refer to.

Paragraph 1. The terms “including”, “in particular” and other similar terms are used for the purpose of reference or emphasis, and shall not be construed as limiting, or having the effect of limiting the generality of any preceding words, and shall not be construed as if they were accompanied by the term “without limitation”.

Paragraph 2. Whenever required by the context, the definitions provided in these Bylaws shall apply both in the singular and in the plural, and the male shall include the female and vice-versa.

Paragraph 3. Any reference to a provision, unless otherwise stated, shall be considered to refer to the entire provision.

Paragraph 4. References to legal provisions shall be construed as references to the provisions as respectively amended, extended, consolidated or restated.

Article 68. The effectiveness of Article 1, sole paragraph; Article 23, sole paragraph; Article 29, paragraphs 1, 2, 3; 32, XXVIII; Article 60; and Article 66 of these Bylaws, relating to the admission of the Company’s shares to trading on B3’s Novo Mercado, is suspended and such articles shall only take effect on the date of verification of the Company’s admission to the Novo Mercado.